As filed with the Securities and Exchange Commission on September 30, 2019
Registration No. 333-233809

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Karat Packaging Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3089 (Primary Standard Industrial Classification Code Number)	83-2237832 (I.R.S. Employer Identification Number)
6185 Kimball Avenue
Chino, CA 91708
Telephone: (626) 965-8882
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan Yu
Chief Executive Officer
6185 Kimball Avenue
Chino, CA 91708
Telephone: (626) 965-8882
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark Y. Liu Christina C. Russo Akerman LLP 601 W. 5th Street, 3rd Floor Los Angeles, CA 90071	Stephen Older Rakesh Gopalan McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, NY 10020
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated September 30, 2019
Preliminary Prospectus
5,000,000 Shares
Karat Packaging Inc.
Common Stock
This is the initial public offering of shares of common stock of Karat Packaging Inc. All of the shares included in this offering are being sold by us.
We currently estimate that the initial public offering price will be between $7.00 and $9.00 per share. Prior to this offering, no public market exists for our shares. We have applied for the listing of our common stock on The Nasdaq Global Market under the symbol “KRAT.”
We are an “emerging growth company” under the federal securities laws and, as such, we have elected to be subject to reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
The offering is being underwritten on a firm commitment basis. We have granted the underwriters an option to buy up to an additional 750,000 shares of common stock from us to cover over-allotments, if any. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.
Investing in our common stock involves risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
See “Underwriting” on page 73 of this prospectus for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the shares of common stock will be made on or about            , 2019.

Sole Book-Running Manager
National Securities Corporation
Lead-Manager
Loop Capital Markets LLC

The date of this prospectus is            , 2019.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, operating results, and prospects may have changed since such date.
Through and including            , 2019 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
For investors outside the United States: No action is being taken by us or the underwriters to permit a public offering of our common stock or the possession or distribution of this prospectus in any jurisdiction outside the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.
i

Certain Trademarks, Trade Names, and Service Marks
This prospectus contains trademarks, trade names and service marks that we use in our business. Each one of these trademarks, trade names and service marks is either (i) our registered trademark, trade name or service mark, (ii) a trademark, trade name or service mark for which we have a pending application, (iii) a trademark, trade name or service mark for which we claim common law rights or (iv) a trademark, trade name or service mark that is owned by a third party and used by us under license. All other trademarks, trade names or service marks appearing in this prospectus belong to their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and related notes thereto included elsewhere in this prospectus and the information in “Risk Factors”, “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
As used in this prospectus, “we”, “us”, “our”, “Karat”, “the Company” or “our Company” refer to Karat Packaging Inc., a Delaware corporation, and, unless the context requires otherwise, our operating subsidiaries. References to Global Wells refer to Global Wells Investment Group LLC, a Texas limited liability company and our consolidated variable interest entity, in which the Company has an equity interest and which is controlled by one of our stockholders. References to “Lollicup” refer to Lollicup USA Inc., our wholly-owned subsidiary.
Our Company
We are a rapidly-growing manufacturer and distributor of environmentally-friendly, single-use disposable products primarily used in restaurants and foodservice settings. We supply a wide range of products for the foodservice industry, including food packaging, containers, tableware, cups, lids, cutlery and straws. Our products are available in plastic, paper, biopolymer-based and other compostable forms. Our Karat Earth® line provides additional environmentally friendly options to our customers, who are increasingly focused on issues of sustainability. In addition to manufacturing and distribution, we offer customized solutions to our customers, including new product development, design, printing and logistics services. Our goal is to be a single-source provider to our customers for all of their food packaging and disposable product needs.
Our customers include a wide variety of well-known national and regional restaurant chains, including Applebee’s Grill + Bar, Chili’s Grill & Bar, Chipotle Mexican Grill, Corner Bakery Cafe, In-N-Out Burger, and Panda Express, among many others. We also supply products to smaller chains and businesses, including boutique coffeehouses, bubble tea cafes, pizza parlors and frozen yogurt shops. As our manufacturing capabilities and footprint expand, we are also beginning to supply products to national and regional supermarkets as well as convenience stores. For the six months ended June 30, 2019 and for year ended December 31, 2018, no single customer represented more than 10% of our revenue. Our strong brand recognition in the foodservice industry, along with the size and scope of our distribution network, provides us with a significant advantage that enables us to acquire new customers as well as increase our business with existing customers. We believe our manufacturing capabilities as well as our ability to source products globally has established us as a differentiated, cost-effective provider of high quality products relative to our competitors.
We seek to provide our customers with the highest levels of customer service by providing high quality products in a timely and cost-efficient manner. We operate our business strategically and with broad flexibility to provide both our large and small customers with the wide spectrum of products they need to successfully run and grow their businesses. In addition to the traditional purchasing channels, to provide our customers with additional flexibility and convenience we have made significant investments to establish and grow our e-commerce distribution channel www.lollicupstore.com.
We currently operate an approximately 300,000 square foot manufacturing facility, distribution and fulfillment center in Chino, California. Due to capacity constraints and continuously growing demand, in the first quarter of 2019 we opened a second, approximately 500,000 square foot manufacturing facility, distribution and fulfillment center located in Rockwall, Texas. We believe once our Rockwall, Texas facility is fully operational by early 2020, we will significantly increase our manufacturing capacity, reduce shipping costs and expand our geographic footprint. In addition, we lease and operate three other distribution centers located in Avenel, New Jersey, Sumner, Washington and Summerville, South Carolina. We also expect to open an approximately 190,000 square foot distribution and fulfillment center located in Branchburg, New Jersey in 2020. Our distribution and fulfillment centers are strategically located in proximity to major population centers, including the Los Angeles, Dallas, New York and Seattle metro areas.

We were founded in 2000 by Alan Yu and Marvin Cheng in San Gabriel, California as Lollicup USA Inc., a California corporation, or Lollicup. Initially our business was focused on the establishment, franchising and licensing of bubble tea cafes nationwide. Considered a pioneer for the bubble tea business in North America, our business grew rapidly from a single Lollicup Tea Café store in 2000 to more than 60 stores in 2006. In order to ensure consistency across our stores, we expanded our focus in 2004 to include the distribution of supplies for the bubble tea industry. In 2013, we sold off the retail bubble tea business to certain of Lollicup’s shareholders. In 2014, as a result of a growing demand across the foodservice industry for our packaging goods, we began manufacturing products under our Karat brand in our Chino facility.
We believe the following strengths fundamentally differentiate us from our competitors and drive our success:
•
Frictionless product iteration and development in conjunction with customers in order to provide a customized solution with respect to logistics optimization, design and branding;

•
Seamless restaurant to home dining experience for end users driven by Uber Eats, Grubhub and other similar services;

•
Meeting the demand of environmentally friendly products based on customer preferences and increased regulatory requirements;

•
Real time ordering and fulfillment across all sales channels and technology platforms; and

•
Optimized manufacturing processes and advantageous raw material sourcing.

We plan to continue to organically grow our business and its profitability through several key initiatives, including the following:
•
Significantly increase our manufacturing and distribution capabilities through our Rockwall, Texas facility;

•
Expand our geographic footprint and sales and marketing reach, especially in the eastern United States;

•
Grow our product offering through increased collaboration with our customers to develop customized products to meet their rapidly evolving needs;

•
Expand our research and development efforts to introduce new innovative products to the market, especially for the fast-growing environmentally-friendly disposables market;

•
Continue to hire additional sales and marketing personnel to increase our customer reach and drive further awareness of the Karat and Karat Earth® brands;

•
Continue to build our e-commerce distribution channel to allow our customers to quickly and conveniently fulfill their packaging and disposable supply needs; and

•
Grow our sales channel with non-traditional foodservice customers including grocery stores, convenience stores, sports and entertainment venues, airlines, and other non-restaurant customers.

Recent Developments
On July 26, 2019, we entered into an Assignment and Assumption of Grants with Global Wells, whereby Global Wells assigned to us certain site development and tax based incentive grants (the “Incentive Grants”) effective as of July 1, 2018, related to the Incentive Grants received by Global Wells by the Rockwall Economic Development Corporation in connection with its purchase of the Rockwall facility.
In July 2019, we amended our equipment loan with a financial institution that had a draw down period expiring August 28, 2019 by converting it to a term loan with the maturity date extended to July 2024. Interest accrues at a fixed rate of 5.75%. Principal and interest payments of  $192,572 are due monthly commencing August 11, 2019 with the remaining principal and unpaid interest due at maturity. The loan is secured by our assets and guaranteed by certain of our existing stockholders.

In September 2019, we increased the maximum borrowing under our existing line of credit from $30,000,000 to $40,000,000.
Selected Risks Associated with Our Business
Our business is subject to numerous risks described in “Risk Factors” immediately following this prospectus summary and elsewhere in this prospectus, which you should carefully consider prior to investing in our common stock. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to:
•
Demand for our products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences;

•
Changes in freight carrier costs related to the shipment of our products could have a material adverse impact on our results of operations;

•
Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by problems such as terrorism, cyberattacks, or failure of key information technology systems. In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected;

•
If additional tariffs or other restrictions are placed on foreign imports or any related counter-measures are taken by other countries, our business and results of operations could be harmed;

•
If we fail to timely and effectively obtain shipments of products from our overseas manufacturers, our business and results of operations could be harmed;

•
Our business could be harmed if we are unable to accurately forecast demand for our products or our results of operations;

•
Our business is dependent on our ability to source raw materials at reasonable prices; and

•
We may encounter difficulties restructuring operations or with closing or opening facilities.

Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:
•
An exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•
An exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or PCAOB, may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•
Reduced disclosure about our executive compensation arrangements;

•
An exemption from the requirements to obtain a non-binding advisory vote on executive compensation or any golden parachute arrangements;

•
Extended transition periods for complying with new or revised accounting standards; and

•
The ability to present more limited financial data, including presenting only two years of audited financial statements and only two years of selected financial data (and management’s discussion and analysis of financial condition and results of operations disclosure) in this registration statement, of which this prospectus is a part.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs.
We currently intend to take advantage of all of the exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you invest.
Corporate Information
In September 2018, we incorporated Karat Packaging Inc. in Delaware, and the Company, Lollicup, and Messrs. Yu and Cheng and the other shareholders of Lollicup (together, the “Lollicup Shareholders”) entered into a share exchange agreement and plan of reorganization whereby the Lollicup Shareholders exchanged their shares of common stock in Lollicup for an equal number of shares of common stock of the Company, resulting in Lollicup becoming a wholly-owned subsidiary of the Company.
Our principal executive and administrative offices are located at 6185 Kimball Avenue, Chino, CA 91708, and our telephone number is (626) 965-8882. Our website address is www.karatpackaging.com. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

THE OFFERING
Issuer
Karat Packaging Inc.
Common stock offered by us
5,000,000 shares (5,750,000 shares if the underwriters exercise in full their option to purchase additional shares of common stock)
Common stock outstanding before this offering
15,190,000 shares
Common stock to be outstanding immediately after this offering
20,190,000 shares. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 20,940,000.
Over-allotment option
We have granted a 30-day option to the underwriters to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any.
Use of proceeds
We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $35.6 million, or approximately $41.2 million if the underwriters’ over-allotment option is exercised in full, based on an assumed initial public offering price of  $8.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds of this offering for working capital and general corporate purposes, including expanding our manufacturing capacity, growing our sales and marketing presence in the U.S. East Coast, Midwest and Southeast regions and research and development for new product offerings. See “Use of Proceeds” for further details.
Risk factors
Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider before making a decision to invest in our common stock.
Proposed Nasdaq symbol
KRAT
The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 15,190,000 shares of common stock outstanding as of September 30, 2019. This number of shares excludes, as of September 30, 2019, 2,000,000 shares of our common stock issuable under the Company’s Stock Incentive Plan.
Unless otherwise indicated, all information in this prospectus assumes:
•
That the underwriters do not exercise their option to purchase up to an additional 750,000 shares of our common stock; and

•
No restricted stock units, options or shares of common stock were issued after September 30, 2019, and no outstanding restricted stock units vested after September 30, 2019.

SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The following table presents summary consolidated financial data for the periods and at the dates indicated. The summary consolidated financial data as of and for the three and six months ended June 30, 2019 and 2018 and for the fiscal years ended December 31, 2018 and 2017 have been derived from our consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be achieved in any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year.
The following information should be read in conjunction with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	(unaudited)		(unaudited)		(audited)
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
Statement of operations data:	2019	2018	2019	2018	2018	2017
Net sales	$60,010,000	$46,262,000	$108,459,000	$82,986,000	$175,434,000	$140,058,000
Cost of goods sold	43,025,000	33,374,000	78,824,000	61,951,000	131,979,000	98,753,000
Gross profit	16,985,000	12,888,000	29,635,000	21,035,000	43,455,000	41,305,000
Operating expenses	14,336,000	10,247,000	26,153,000	18,830,000	41,323,000	35,297,000
Operating income	$2,649,000	$2,641,000	$3,482,000	$2,205,000	$2,132,000	$6,008,000
Other income (expense)	231,000	(166,000)	(644,000)	(622,000)	(585,000)	(1,363,000)
Net income (loss)	$2,685,000	$1,821,000	$2,557,000	$7,000	$(124,000)	$4,549,000
Basic and diluted earnings per share:
Basic	$0.11	$0.12	$0.11	$0.00	$0.00	$0.31
Diluted	$0.11	$0.12	$0.11	$0.00	$0.00	$0.31
Weighted average common shares outstanding:
Basic	15,190,000	14,724,996	15,190,000	14,724,996	14,830,312	14,724,996
Diluted	15,190,000	14,724,996	15,190,000	14,724,996	14,830,312	14,724,996
	(unaudited)	(audited)
Balance sheet data:	June 30, 2019	December 31, 2018
Cash and cash equivalents	$4,340,000	$965,000
Total current assets	67,525,000	47,619,000
Total assets	133,349,000	96,013,000
Total current liabilities	33,291,000	60,510,000
Total liabilities	108,902,000	74,123,000
Total Karat Packaging Inc. stockholders’ equity	15,696,000	14,017,000
Total noncontrolling interest equity	8,751,000	7,873,000
Total liabilities & stockholders’ equity	133,349,000	96,013,000
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
Other non-GAAP financial data:	2019	2018	2019	2018	2018	2017
Adjusted EBITDA(1)	$6,437,000	$3,823,000	$8,023,000	$4,079,000	$6,962,000	$9,042,000

(1)
In addition to net income presented in accordance with GAAP, we use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP.

Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.
We define Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income tax expense and (iii) depreciation and amortization. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. Management and our board of directors have begun to use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We have begun to reference Adjusted EBITDA in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, we have based certain of our forward-looking estimates and budgets on Adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation of or as a substitute for analyzing our results as reported under GAAP.
	(unaudited)		(unaudited)		(unaudited)
Reconciliation of non-GAAP financial data:	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017
Net income (loss):	$2,685,000	$1,821,000	$2,557,000	$7,000	$(124,000)	$4,549,000
Add:
Interest expense	2,256,000	349,000	2,806,000	564,000	1,455,000	1,278,000
Income tax expense	195,000	654,000(1)	281,000	1,576,000(1)	1,671,000(1)	96,000
Depreciation and amortization	1,301,000	999,000	2,379,000	1,932,000	3,960,000	3,119,000
Adjusted EBITDA	$6,437,000	$3,823,000	$8,023,000	$4,079,000	$6,962,000	$9,042,000

(1)
On March 14, 2018, pursuant to Section 1362(d) of the Internal Revenue Code of 1986, as amended, or Code, Lollicup revoked its S corporation election by filing Form 2553 with the Internal Revenue Services, or IRS. Consistent with Section 1362(d)(1)(c), on its revocation letter Lollicup specifies the effective date of its revocation to begin from January 1, 2018. Accordingly, the Company recorded provision for income taxes for the year ended December 31, 2018, which is included in income tax expense.

RISK FACTORS
Risks Related to Our Industry
Demand for our products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.
We manufacture and distribute single-use disposable products made of plastic, paper, biopolymer and other compostable products. Our products are primarily used in restaurant and foodservice settings, and therefore they come into direct contact with food and other consumable products. Accordingly, our products must comply with various laws and regulations for food and beverage service applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Additionally, because our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health and environmental-related concerns and perceptions.
Furthermore, we are subject to social and cultural changes, which could impact demand for certain products. For example, the banning of plastic straws was triggered by a social media backlash, which caused corresponding legislative changes within a short time period, resulting in the ban of plastic straws in certain jurisdictions, and a movement toward eco-friendly packaging. If we are unable to quickly adapt to changes in consumer preferences and subsequent legislation, our financial condition and results of operations could be adversely affected.
We operate in a highly competitive environment and may not be able to compete successfully.
The single-use disposable foodservice products industry is extremely competitive and highly fragmented. Many of the companies that compete in our industry are significantly larger with greater resources, have greater brand recognition and have a larger product offering. We may be unsuccessful in our efforts to compete against such large and established companies. In addition, our current or potential competitors may offer products at a lower price, or products and services that are superior to ours. Our success depends upon successful research, development and engineering efforts to utilize emerging and legislatively mandated raw materials, our ability to expand or modify our manufacturing capacity, and the extent to which we are able to convince customers and consumers to accept our new products. If we fail to successfully innovate, introduce, market, and manufacture differentiated and price-competitive products relative to those of our competitors, our ability to maintain or expand our net sales and to maintain or enhance our industry position or profit margins could be adversely affected. This, in turn, could materially adversely affect our business, financial condition, results of operations or cash flows.
Changes in freight carrier costs related to the shipment of our products could have a material adverse impact on our results of operations.
We rely upon third-party ocean freight, air freight and land-based carriers for product shipments to our customers. Any failure to obtain sufficient freight capacity on a timely basis or at favorable shipping rates will result in our inability to receive products from suppliers or deliver products to our customers in a timely and cost-effective manner, which will result in a material adverse impact on our business, financial condition, results of operations or cash flows.
Our net sales and profits depend on the level of customer spending for our products, which is sensitive to general economic conditions and other factors.
Restaurant dining and food delivery services are generally considered discretionary items for end-consumers. Therefore, the success of our business depends significantly on broader economic factors and trends in consumer spending, especially those that relate to consumer dining preferences and spending patterns. There are a number of factors that influence dining-related consumer spending, including actual and perceived economic conditions, consumer confidence, disposable consumer income, consumer credit availability and unemployment rates. Consumers have broad discretion as to where to spend their disposable income and may choose to reduce their restaurant and foodservice spending which would negatively impact our customers. As global economic conditions continue to be volatile and economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to declines. Any of these factors could harm discretionary consumer spending, resulting in a reduction in demand for our products, decreased prices, and harm to our business and results of operations.
Recently enacted tax reform legislation could have an adverse impact on us.
Recently enacted tax reform legislation has made substantial changes to U.S. tax law, including a reduction in the corporate income tax rate, a limitation on deductibility of interest expense, the allowance of immediate expensing of capital expenditures, and deemed repatriation of foreign earnings. We expect this legislation to have significant effects on us, some of which may be adverse. The magnitude of the impact on future years remains uncertain at this time and is subject to any other regulatory or administrative developments, including any regulations or other guidance promulgated by the IRS. We continue to work with our tax advisors to determine the full impact that this legislation will have on our business.
We rely on a combination of purchase orders and supply contracts with our suppliers and manufacturers. Some of these relationships are not exclusive, which means that these suppliers and manufacturers could produce similar products for our competitors.
We rely on a combination of purchase orders and supply contracts with our suppliers and manufacturers. With all of our suppliers and manufacturers, we face the risk that they may fail to produce and deliver supplies or our products on a timely basis, or at all. Furthermore, the products they manufacture for us may not comply with our quality standards. In addition, our suppliers and manufacturers may raise prices in the future, which would increase our costs and harm our margins. Even those suppliers and manufacturers with whom we have supply contracts may breach these agreements, and we may not be able to enforce our rights under these agreements or may incur significant costs attempting to do so. As a result, we cannot predict with certainty our ability to obtain supplies and finished products in adequate quantities, of required quality and at acceptable prices from our suppliers and manufacturers in the future. Any one of these risks could harm our ability to deliver our products on time, or at all, damage our reputation and our relationships with our customers, and increase our product costs thereby reducing our margins.
In addition, our arrangements with our manufacturers and suppliers are not exclusive. As a result, our suppliers or manufacturers could produce similar products for our competitors, some of which could potentially purchase products in significantly greater volume. Furthermore, while certain of our long-term contracts stipulate contractual exclusivity, those suppliers or manufacturers could choose to breach our agreements and work with our competitors. Our competitors could enter into restrictive or exclusive arrangements with our manufacturers or suppliers that could impair or eliminate our access to manufacturing capacity or supplies. Our manufacturers or suppliers could also be acquired by our competitors, and may become our direct competitors, thus limiting or eliminating our access to supplies or manufacturing capacity.
Competitors have attempted and will likely continue to attempt to imitate our products. If we are unable to protect or preserve our brand image and proprietary rights, our business may be harmed.
As our business and brand recognition continues to expand, our competitors have imitated, and will likely continue to imitate, our product designs and branding, which could harm our business and results of operations. We rely significantly on trade secrets, trademarks, trade dress, and the strength of our brand, which we regard as critical to our success. We also rely on trade secret protection and confidentiality agreements with our employees, consultants, suppliers, manufacturers, and others to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights against infringement or other violation may be inadequate and we may experience difficulty in effectively limiting the unauthorized use of our patents, trademarks, trade dress, and other intellectual property and proprietary rights worldwide. Because a significant portion of our products are manufactured overseas in countries where counterfeiting is more prevalent, we may experience increased counterfeiting of our products. Unauthorized use or invalidation of our patents, trademarks, copyrights, trade dress, trade secrets, or other intellectual property or proprietary rights may cause significant damage to our brand and harm our results of operations.

While we actively develop and protect our intellectual property rights, there can be no assurance that we will be adequately protected in all countries in which we conduct our business or that we will prevail when defending our patent, trademark, and proprietary rights. Additionally, we could incur significant costs and management distraction in pursuing claims to enforce our intellectual property rights through litigation, and defending any alleged counterclaims. If we are unable to protect or preserve the value of our patents, trade dress, trademarks, copyrights, or other intellectual property rights for any reason, or if we fail to maintain our brand image due to actual or perceived product or service quality issues, adverse publicity, governmental investigations or litigation, or other reasons, our brand and reputation could be damaged and our business may be harmed.
If our independent suppliers and manufacturing partners do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, and results of operations would be harmed.
Our reputation and our customers’ willingness to purchase our products depend in part on our suppliers’ and manufacturers’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers and manufacturers and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers or manufacturers fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed and we could be exposed to litigation and additional costs that would harm our business, reputation, and results of operations.
Risks Related to Our Business
Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by problems such as terrorism, cyberattacks, or failure of key information technology systems.
As we rely heavily on our manufacturing facilities, our business is particularly vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, criminal acts, and similar events. For example, a significant natural disaster, such as an earthquake, fire, or flood, could harm our business, results of operations, and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Our corporate offices, distribution centers, and manufacturing facilities are located in California, a state that frequently experiences earthquakes and wildfires, and Texas, a state that frequently experiences floods and storms. In addition, the facilities of our suppliers and where our manufacturers produce our products are located in parts of Asia that frequently experience typhoons and earthquakes. Acts of terrorism could also cause disruptions in our or our suppliers’, manufacturers’, and logistics providers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting California or Texas or other locations where we have operations or store significant inventory. Our servers may also be vulnerable to computer viruses, criminal acts, denial-of-service attacks, ransomware, and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, or loss of critical data. As we rely heavily on our information technology and communications systems and the internet to conduct our business and provide high-quality customer service, these disruptions could harm our ability to run our business and either directly or indirectly disrupt our suppliers’ or manufacturers’ businesses, which could harm our business, results of operations, and financial condition.
Our business could be harmed if we are unable to accurately forecast demand for our products or our results of operations.
To ensure adequate inventory supply, we forecast inventory needs and often place orders with our manufacturers before we receive firm orders from our customers. If we fail to accurately forecast demand, we may experience excess inventory levels or a shortage of product to deliver to our customers.

If we underestimate the demand for our products, we, or our manufacturers, may not be able to scale to meet our demand, and this could result in delays in the shipment of our products and our failure to satisfy demand, as well as damage to our reputation and customer relationships. If we overestimate the demand for our products, we could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm our gross margins. In addition, failures to accurately predict the level of demand for our products could cause a decline in sales and harm our results of operations and financial condition.
In addition, we may not be able to accurately forecast our results of operations and growth rate. Forecasts may be particularly challenging as we expand into new markets and geographies and develop and market new products. Our historical sales, expense levels, and profitability may not be an appropriate basis for forecasting future results.
Failure to accurately forecast our results of operations and growth rate could cause us to make poor operating decisions and we may not be able to adjust in a timely manner. Consequently, actual results could be materially lower than anticipated. Even if the markets in which we compete expand, we cannot assure you that our business will grow at similar rates, if at all.
Our business is dependent on our ability to source raw materials at reasonable prices.
Our business is dependent on our ability and the ability of our suppliers to source raw materials at reasonable prices. Our raw materials, especially polyethylene terephthalate, or PET, plastic resin, are subject to price fluctuations and potential price increases that are dependent on numerous factors, including global demand, availability and other market conditions. We, or our manufacturers, may not be able to obtain sufficient supply of raw materials at reasonable prices, which could result in increased costs and delays in deliveries of our products by us or our manufacturers. Any shortage or increase in prices of raw materials could impair our ability to ship orders of our products in a cost-efficient, timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellations of orders, refusals to accept deliveries, or reductions in our prices and margins, any of which could harm our financial performance, reputation, and results of operations.
We may encounter difficulties restructuring operations or with the closing or opening of facilities.
We are continuously seeking the most cost-effective means and structure to serve our customers and to respond to changes in our markets. Accordingly, from time to time, we may close certain of our facilities, open or construct new facilities, and otherwise restructure operations in an effort to reduce our costs and improve profitability. As a result, restructuring and divestiture costs have been, and are expected to be, a recurring component of our operating costs, the magnitude of which could vary significantly from year to year depending on the scope of such activities. Divestitures and restructuring may also result in significant financial charges for the write-off or impairment of assets, including goodwill and other intangible assets. Furthermore, such activities may divert the attention of management, disrupt our ordinary operations, or result in a reduction or increase in the volume of products produced, stored, or sold. There is no guarantee that any such activities will achieve our goals, and if we cannot successfully manage the associated risks, our financial position and results of operations could be adversely affected.
We may experience delays or disruptions in the shipment of our goods through operational ports.
We rely on the timely and free flow of goods through open and operational ports, both domestic and international, from our suppliers and manufacturers. Labor disputes or disruptions at ports, our common carriers, or our suppliers or manufacturers could create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes, or other disruptions during periods of significant importing or manufacturing, potentially resulting in delayed or cancelled orders by customers, unanticipated inventory accumulation or shortages, and harm to our business, results of operations, and financial condition.
Accordingly, we are subject to risks, including labor disputes, union organizing activity, inclement weather, and increased transportation costs, associated with our third-party contract manufacturers’ and carriers’ ability to provide products and services to meet our requirements. In addition, if the cost of fuel rises, the cost to deliver products may rise, which could harm our profitability.

Our growth depends, in part, on expanding into additional foodservice and geographic markets, and we may not be successful in doing so.
We believe that our future growth depends not only on continuing to reach our current customer base and demographic, but also continuing to expand our business into other foodservice markets and geographies. The growth of our business will depend, in part, on our ability to continue to expand into additional foodservice markets including grocery stores, entertainment venues, airlines and other non-traditional foodservice venues. Additionally, we are expanding our sales and marketing efforts to further penetrate additional geographies, particularly in the Midwest and Eastern United States. In these markets, we may encounter difficulties in attracting customers due to a lack of consumer familiarity with or acceptance of our brand. We continue to evaluate marketing efforts and other strategies to expand the customer base for our products. In addition, although we are investing in sales and marketing activities to further penetrate newer regions, including expansion of our dedicated sales force, we cannot assure you that we will be successful. If we are not successful, our business and results of operations may be harmed.
Because we have entered into a significant number of related party transactions through the course of our routine business operations, there is a risk of conflicts of interest involving our management, and that such transactions may not reflect terms that would be available from unaffiliated third parties.
In the course of our normal business, we have purchased products, raw materials and supplies from our related parties, including an entity owned by our CEO Alan Yu’s brother, Jeff Yu, who is also one of our employees. In addition, our Rockwall facility is owned and leased to us, and our Branchburg, New Jersey facility will be owned and leased to us, by Global Wells Investment Group LLC, a consolidated variable interest entity, wherein we are the primary beneficiary and in which we have an equity interest and which is controlled by one of our stockholders. In all related party transactions, there is a risk that even if the Company personnel negotiating on behalf of the Company with the related party are striving to ensure that the terms of the transaction are arms-length, the related party’s influence may be such that the transaction terms could be viewed as favorable to that related party. Our financial statements and disclosure in this prospectus provide specific information about our prior related party transactions. We may engage in additional related party transactions in the future, which will be subject to review and approval by our nominating and corporate governance committee.
We rely on third-party contract manufacturers and conflicts with, or loss of, our suppliers or an inability to obtain raw materials could harm our business and results of operations.
Certain of our products are produced by third-party contract manufacturers. We face the risk that these third-party contract manufacturers may not produce and deliver our products on a timely basis, or at all. We may also experience the inability of our third-party contract manufacturers to meet the increased demand of our customers. These difficulties include reductions in the availability of production capacity, errors in complying with product specifications and regulatory and customer requirements, insufficient quality control, failures to meet production deadlines, failure to achieve our product quality standards, increases in costs of materials, and manufacturing or other business interruptions. The ability of our manufacturers to effectively satisfy our production requirements could also be impacted by manufacturer financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, or other events. The failure of any manufacturer to perform to our expectations could result in supply shortages or delays for certain products and harm our business. If we experience significantly increased demand, or if we need to replace an existing manufacturer due to lack of performance, we may be unable to supplement or replace their manufacturing capacity on a timely basis or on terms that are acceptable to us, which may increase our costs, reduce our margins, and harm our ability to deliver our products on time. For certain of our products, it may take a significant amount of time to identify and qualify a manufacturer that has the capability and resources to produce our products to our specifications in sufficient volume and satisfy our service and quality control standards.
If we are unable to successfully design and develop new products, our business may be harmed.
To maintain and increase sales we must continue to introduce new products and improve or enhance our existing products. The success of our new and enhanced products depends on many factors, including anticipating consumer preferences, finding innovative solutions to consumer problems, differentiating our products from those of our competitors, and maintaining the strength of our brand. The design and development of our products is costly and we typically have several products in development at the same time. Problems in the design or quality of our products, or delays in product introduction, may harm our brand, business, financial condition, and results of operations.
We may be subject to liability if we infringe upon the intellectual property rights of third parties.
Third parties have sued, and may sue us in the future for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than we do to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend against such litigation, even if the claims are meritless and even if we ultimately prevail. If the party claiming infringement were to prevail, we could be forced to modify or discontinue our products, pay significant damages, or enter into expensive royalty or licensing arrangements with the prevailing party. In addition, any payments we are required to make, and any injunction we are required to comply with as a result of such infringement, could harm our reputation and financial results.
Our current and future products may experience quality problems from time to time that can result in product returns, negative publicity, litigation, product recalls, and warranty claims, which could result in decreased sales and operating margin, and harm to our brand.
Although we extensively and rigorously test new and enhanced products, there can be no assurance we will be able to detect, prevent, or fix all defects. Defects in materials or components can unexpectedly interfere with the products’ intended use and safety and damage our reputation. Failure to detect, prevent, or fix defects could result in a variety of consequences, including a greater number of product returns than expected from customers, litigation, product recalls, and credit claims, among others, which could harm our sales and results of operations. The occurrence of real or perceived quality problems or material defects in our current and future products could expose us to product recalls, warranty, or other claims. In addition, any negative publicity or lawsuits filed against us related to the perceived quality and safety of our products could also harm our brand and decrease demand for our products.
We incur significant expenses to maintain our manufacturing equipment and any interruption in the operations of our facilities may harm our operating performance.
We regularly incur significant expenses to maintain our manufacturing equipment and facilities. The machines and equipment that we use to produce our products are complex, have many parts and some are run on a continuous basis. We must perform routine maintenance on our equipment and will have to periodically replace a variety of parts such as motors, pumps, pipes and electrical parts. In addition, our facilities may require periodic shutdowns to perform major maintenance. These scheduled shutdowns of facilities may result in decreased sales and increased costs in the periods in which they occur and could result in unexpected operational issues in future periods as a result of changes to equipment and operational and mechanical processes made during shutdown periods.
Any material disruption or breach of our information technology systems or those of third-party partners could materially damage our customer and business partner relationships, and subject us to significant reputational, financial, legal, and operational consequences.
We depend on our information technology systems, as well as those of third parties, to design and develop new products, operate our website, host and manage our services, store data, process transactions, respond to user inquiries, manage inventory and our supply chain as well as to conduct and manage other activities. Any material disruption or slowdown of our systems or those of third parties that we depend upon, including a disruption or slowdown caused by our failure to successfully manage significant increases in user volume or successfully upgrade systems, system failures, viruses, ransomware, security breaches, or other causes, could cause information, including data related to orders, to be lost or delayed, which could result in delays in the delivery of products to retailers and customers or lost sales, which could reduce demand for our products, harm our brand and reputation, and cause our sales to decline. If changes in technology cause our information systems, or those of third parties that we depend upon, to become obsolete, or information systems are inadequate to handle our growth, particularly as we increase sales through our online sales channel, we could damage our customer and business partner relationships and our business and results of operations could be harmed.

Our future success depends on the continuing efforts of our management and key employees, and on our ability to attract and retain highly skilled personnel and senior management. In addition, our management team has limited experience managing a public company.
We depend on the talents and continued efforts of our senior management and key employees. The loss of members of our management or key employees may disrupt our business and harm our results of operations. Furthermore, our ability to manage further expansion will require us to continue to attract, motivate, and retain additional qualified personnel. Competition for this type of personnel is intense, and we may not be successful in attracting, integrating, and retaining the personnel required to grow and operate our business effectively. There can be no assurance that our current management team, or any new members of our management team, will be able to successfully execute our business and operating strategies.
Most of our management and other personnel have little experience managing a public company and preparing public filings. In addition, we expect that our management and other personnel will need to divert attention from other business matters to devote substantial time to the reporting and other requirements of being a public company. In particular, we expect to incur significant expense and devote substantial management effort to complying with SEC reporting requirements. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. These factors could cause adverse effects on our business and results of operations.
We may not be able to effectively manage our growth.
As we grow our business, slower growth or reduced demand for our products, increased competition, a decrease in the growth rate of our overall market, failure to develop and successfully market new products, or the maturation of our business or market could harm our business. We expect to make significant investments in our research and development and sales and marketing organizations, expand our operations and infrastructure both domestically and internationally, design and develop new products, and enhance our existing products. In addition, in connection with operating as a public company, we will incur significant additional legal, accounting, and other expenses that we did not incur as a private company. If our sales do not increase at a sufficient rate to offset these increases in our operating expenses, our profitability may decline in future periods.
We have expanded our operations rapidly since our inception. Our employee headcount and the scope and complexity of our business have increased substantially over the past several years. We have only a limited history operating our business at its current scale. Our management team does not have substantial tenure working together. Consequently, if our operations continue to grow at a rapid pace, we may experience difficulties in managing this growth and building the appropriate processes and controls. Continued growth may increase the strain on our resources, and we could experience operating difficulties, including difficulties in sourcing, logistics, recruiting, maintaining internal controls, marketing, designing innovative products, and meeting consumer needs. If we do not adapt to meet these evolving challenges, the strength of our brand may erode, the quality of our products may suffer, we may not be able to deliver products on a timely basis to our customers, and our corporate culture may be harmed.
We may become involved in legal or regulatory proceedings and audits.
Our business requires compliance with many laws and regulations, including labor and employment, sales and other taxes, customs, and consumer protection laws and ordinances that regulate retailers generally and/or govern the importation, promotion, and sale of merchandise, and the operation of stores and warehouse facilities. Failure to comply with these laws and regulations could subject us to lawsuits and other proceedings, and could also lead to damage awards, fines, and penalties. We may become involved in a number of legal proceedings and audits, including government and agency investigations, and consumer, employment, tort, and other litigation. The outcome of some of these legal proceedings, audits, and other contingencies could require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our financial condition and results of operations. Additionally, defending against these lawsuits and proceedings may be necessary, which could result in substantial costs and diversion of management’s attention and resources, harming our business, financial condition, and results of operations. Any pending or future legal or regulatory proceedings and audits could harm our business, financial condition, and results of operations.

We are subject to payment-related risks.
For our online sales, as well as for sales to our customers, we accept a variety of payment methods, including credit cards, debit cards, electronic funds transfers, electronic payment systems, and gift cards. Accordingly, we are, and will continue to be, subject to significant and evolving regulations and compliance requirements, including obligations to implement enhanced authentication processes that could result in increased costs and liability, and reduce the ease of use of certain payment methods. For certain payment methods, including credit and debit cards, as well as electronic payment systems, we pay interchange and other fees, which may increase over time. We rely on independent service providers for payment processing, including credit and debit cards. If these independent service providers become unwilling or unable to provide these services to us or if the cost of using these providers increases, our business could be harmed. We are also subject to payment card association operating rules and agreements, including data security rules and agreements, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for losses incurred by card issuing banks or customers, subject to fines and higher transaction fees, lose our ability to accept credit or debit card payments from our customers, or process electronic fund transfers or facilitate other types of payments. Any failure to comply could significantly harm our brand, reputation, business, and results of operations.
We are subject to credit risk.
We are exposed to credit risk primarily on our accounts receivable. We provide credit to our customers in the ordinary course of our business and perform ongoing credit evaluations. While we believe that our exposure to concentrations of credit risk with respect to trade receivables is mitigated by our large retail partner base, and we make allowances for doubtful accounts, we nevertheless run the risk of our customers not being able to meet their payment obligations, particularly in a future economic downturn. If a material number of our customers were not able to meet their payment obligations, our results of operations could be harmed.
Risks Related to the International Nature of Our Operations
If additional tariffs or other restrictions are placed on foreign imports or any related counter-measures are taken by other countries, our business and results of operations could be harmed.
The current administration has put into place tariffs and other trade restrictions and signaled that it may additionally alter trade agreements and terms between the United States and China, the European Union, Canada, and Mexico, among others, including limiting trade and/or imposing tariffs on imports from such countries. In addition, China, the European Union, Canada, and Mexico, among others, have either threatened or put into place retaliatory tariffs of their own. If additional tariffs or other restrictions are placed on foreign imports, including on any of our products manufactured overseas for sale in the United States, or any related counter-measures are taken by other countries, our business and results of operations may be materially harmed.
These tariffs have the potential to significantly raise the cost of our products. In such a case, there can be no assurance that we will be able to shift manufacturing and supply agreements to non-impacted countries, including the United States, to reduce the effects of the tariffs. As a result, we may suffer margin erosion or be required to raise our prices, which may result in the loss of customers, negatively impact our results of operations, or otherwise harm our business. In addition, the imposition of tariffs on products that we export to international markets could make such products more expensive compared to those of our competitors if we pass related additional costs on to our customers, which may also result in the loss of customers, negatively impact our results of operations, or otherwise harm our business.
If we fail to timely and effectively obtain shipments of products from our overseas manufacturers, our business and results of operations could be harmed.
Our overseas third-party contract manufacturers ship most of our products to our primary facility in Chino, California, which are then shipped to our customers and to our distribution facilities in Rockwall, Texas, Sumner, Washington, Avenel, New Jersey and Summerville, South Carolina. Because we import many of our products, we are vulnerable to risks associated with products manufactured abroad, including, among other things: (a) risks of damage, destruction, or confiscation of products while in transit to our distribution centers; and (b) transportation and other delays in shipments, including as a result of heightened security screening, port congestion, and inspection processes or other port-of-entry limitations or restrictions in the United States. In order to meet demand for a product, we have chosen in the past, and may choose in the future, to arrange for additional quantities of the product, if available, to be delivered through air freight, which is significantly more expensive than standard shipping by sea and, consequently, could harm our gross margins. Failure to procure our products from our third-party contract manufacturers and deliver merchandise to our customers in a timely, effective, and economically viable manner could reduce our sales and gross margins, damage our brand, and harm our business.
Many of our products are manufactured by third parties outside of the United States, and our business may be harmed by legal, regulatory, economic, and political risks associated with international trade and those markets.
Many of our products are manufactured outside the United States. Our reliance on suppliers and manufacturers in foreign markets creates risks inherent in doing business in foreign jurisdictions, including: (a) the burdens of complying with a variety of foreign laws and regulations, including trade and labor restrictions and laws relating to the importation and taxation of goods; (b) weaker protection for intellectual property and other legal rights than in the United States, and practical difficulties in enforcing intellectual property and other rights outside of the United States; (c) compliance with U.S. and foreign laws relating to foreign operations, including the U.S. Foreign Corrupt Practices Act, or FCPA, the UK Bribery Act 2010, or the Bribery Act, regulations of the U.S. Office of Foreign Assets Controls, or OFAC, and U.S. anti-money laundering regulations, which prohibit U.S. companies from making improper payments to foreign officials for the purpose of obtaining or retaining business, operating in certain countries, as well as engaging in other corrupt and illegal practices; (d) economic and political instability and acts of terrorism in the countries where our suppliers are located; (e) transportation interruptions or increases in transportation costs; and (f) the imposition of tariffs on components and products that we import into the United States or other markets. We cannot assure you that our directors, officers, employees, representatives, manufacturers, or suppliers have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our manufacturers, suppliers, or other business partners have not engaged and will not engage in conduct that could materially harm their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, the Bribery Act, OFAC restrictions, or other export control, anti-corruption, anti-money laundering, and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other related liabilities, which could harm our business, financial condition, cash flows, and results of operations.
Foreign exchange rate fluctuations could affect our results of operations.
Our third-party manufacturers are located in international markets, and we make payment to certain of these manufacturers in currency other than US Dollars, including payments made in New Taiwan Dollars. Any fluctuations in foreign exchange rates against the U.S. Dollar, and in particular the exchange rates of the New Taiwan Dollar, could increase our costs, and have a material adverse impact on our business, financial condition, cash flows and results of operations.
Risks Related to Ownership of Our Common Stock and this Offering
There has been no prior market for our common stock and an active market may not develop or be sustained. Investors may not be able to resell their shares at or above the initial public offering price.
There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock was determined through negotiations between the underwriters and us, and may vary substantially from the market price of our common stock following this offering. An active or liquid market in our common stock may not develop upon completion of this offering or, if it does develop, may not be sustained. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price.

Our directors, executive officers, and significant stockholders will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.
Upon completion of this offering, our directors, executive officers, and other holders of more than 5% of our common stock, together with their affiliates, will own, in the aggregate 72.94% of our outstanding common stock (assuming 20,190,000 shares of common stock are outstanding after this offering). As a result, these stockholders, acting together or in some cases individually, have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these stockholders, acting together or in some cases individually, have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might decrease the market price of our common stock by:
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delaying, deferring, or preventing a change in control of the company;

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impeding a merger, consolidation, takeover, or other business combination involving us; or

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discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. We intend to take advantage of the extended transition period for adopting new or revised financial statements under the JOBS Act as an emerging growth company.
For as long as we continue to be an emerging growth company, we intend to take advantage of other exemptions from certain reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, exemption from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute arrangements, and reduced financial reporting requirements. Investors may find our common stock less attractive because we will rely on these exemptions, which could result in a less active trading market for our common stock, increased price fluctuation, and a decrease in the trading price of our common stock.
We will remain an emerging growth company until the earliest of  (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of  $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) the end of the fiscal year in which the fifth anniversary of the date of this prospectus occurs.
Our stock price may be volatile or may decline, including due to factors beyond our control, resulting in substantial losses for investors purchasing shares in this offering.
The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
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actual or anticipated fluctuations in our results of operations;

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the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

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failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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ratings changes by any securities analysts who follow our company;

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sales or potential sales of shares by our stockholders, or the filing of a registration statement for these sales;

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adverse market reaction to any indebtedness we may incur or equity we may issue in the future;

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announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

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publication of adverse research reports about us, our industry, or individual companies within our industry;

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publicity related to problems in our manufacturing or the real or perceived quality of our products, as well as the failure to timely launch new products that gain market acceptance;

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changes in operating performance and stock market valuations of our competitors;

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price and volume fluctuations in the overall stock market, including as a result of trends in the United States or global economy;

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any major change in our board of directors or management;

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lawsuits threatened or filed against us or negative results of any lawsuits;

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security breaches or cyberattacks;

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legislation or regulation of our business;

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loss of key personnel;

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new products introduced by us or our competitors;

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the perceived or real impact of events that harm our direct competitors;

•
developments with respect to our trademarks, patents, or proprietary rights;

•
general market conditions; and

•
other events or factors, including those resulting from war, incidents of terrorism, or responses to these events, which could be unrelated to us or outside of our control.

In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry, as well as those of newly public companies. In the past, stockholders of other public companies have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and harm our business, results of operations, financial condition, reputation, and cash flows. As a result, you may be unable to resell your shares of common stock at or above the initial public offering price.
The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq listing standards and other applicable securities laws, rules, and regulations. Compliance with these laws, rules, and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns and our costs and expenses will increase, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we will need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from sales-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal, administrative, or other proceedings against us and our business may be harmed.
We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.
We currently intend to use the net proceeds to us from this offering for working capital and general corporate purposes. Our management team will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used appropriately or to influence our decisions regarding the use of proceeds. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from the intended uses described in this prospectus. The net proceeds may be used for purposes that do not result in an increase in the value of our business, which could cause our stock price to decline.
Substantial future sales, or the perception or anticipation of future sales, of shares of our common stock could cause our stock price to decline.
Our stock price could decline as a result of substantial sales of our common stock, or the perception or anticipation that such sales could occur, particularly sales by our directors, executive officers, and significant stockholders, a large number of shares of our common stock becoming available for sale, or the perception in the market that holders of a large number of shares intend to sell their shares. After this offering, we will have 20,190,000 shares of our common stock outstanding, or 20,940,000 shares if the underwriters exercise their option to purchase additional shares. This includes the 5,000,000 shares included in this offering, or 5,750,000 shares if the underwriters exercise their option to purchase additional shares, which may be resold in the public market immediately unless purchased by our affiliates. Substantially all of the remaining shares are currently restricted as a result of the 180-day lock-up agreements. National Securities Corporation may, in its sole discretion, permit our officers, directors, employees, and current stockholders who are subject to the 180-day contractual lock-up to sell shares prior to the expiration of the lock-up agreements. See “Underwriting.”
We will register shares of common stock that we may issue under our Stock Incentive Plan, and they will be eligible to be sold freely in the public market upon issuance, subject to volume limitations applicable to affiliates and the existing lock-up agreements.
Purchasers in this offering will experience immediate and substantial dilution.
The initial public offering price per share is substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate dilution of  $5.02 per share, or $4.86 per share if the underwriters exercise their over-allotment option in full, representing the difference between our pro forma net tangible book value per share after giving effect to the sale of common stock in this offering at an assumed offering price of  $8.00, the midpoint of the range set forth on the cover page of this prospectus. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. See “Dilution.” In addition, if we issue additional equity securities or common stock upon conversion of restricted stock units, you will experience additional dilution.
Our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain actions, which could limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.
Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought against or on behalf of the Company, (ii) any action asserting a claim of breach of a duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, (iv) any action as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery in the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware). However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits.
Although we believe the exclusive forum provision benefits us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, this provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.
We may issue preferred stock, the terms of which could adversely affect the voting power or value of our common stock.
Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.
We do not intend to pay dividends for the foreseeable future. If our stock price does not appreciate after you purchase our shares, you may lose some or all of your investment.
Other than a dividend of  $0.0814 per share of common stock issued in 2018, which primarily offset stockholder loans in the aggregate amount of  $962,226 held by Messrs. Yu and Cheng, we have not declared or paid any dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Karat Packaging Inc. is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.
As a holding company, our principal source of cash flow will be distributions from Lollicup, our wholly-owned subsidiary. Therefore, our ability to fund and conduct our business, service our debt, and pay dividends, if any, in the future will depend on the ability of our subsidiaries to generate sufficient cash flow to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they are wholly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that may be contained in our subsidiary agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Claims of any creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt, and pay dividends, if any, could be harmed.
If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.
The trading market for our common stock will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease to regularly cover us or fail to publish reports, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Risks Related to Our Capital Structure
Outstanding indebtedness may reduce our available funds.
We have approximately $76,965,000 in outstanding indebtedness as of June 30, 2019. The loans are held at multiple banks and are secured by the Company’s property and equipment as the collateral for the debt. There can be no guarantee that we will be able to pay all amounts when due or to refinance the amounts on terms that are acceptable to us or at all. If we are unable to make our payments when due or unable to refinance such amounts, our key equipment could be repossessed, our property could be foreclosed and our business could be negatively affected.
The terms of the debt agreements impose significant operating and financial restrictions on us. These restrictions could also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including but not limited to: incurring or guaranteeing additional debt financing; transferring or selling assets currently held by us; and transferring ownership interests in certain of our subsidiaries. The failure to comply with any of these covenants could cause a default under our other debt agreements. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it on favorable terms, if any.
We depend on cash generated from outside sources of funding to support our growth.
We primarily rely on outside sources of equity and debt capital to fund our current operations and growth initiatives. As we expand our business, we will need significant cash resources to fund operations to purchase inventory, increase our product development, expand our manufacturer and supplier relationships, pay personnel, pay for the increased costs associated with operating as a public company, expand internationally, and to further invest in our sales and marketing efforts. If we are unable to secure additional outside funding or if our business does not generate sufficient cash flow from operations to fund these activities and sufficient funds are not otherwise available, our business will be negatively impacted and restricted. If such outside financing is not available to us on satisfactory terms, our ability to operate and expand our business or respond to competitive pressures would be harmed. Moreover, if we raise additional capital by issuing equity securities or securities convertible into equity securities, your ownership may be diluted. Any indebtedness we incur may subject us to covenants that restrict our operations and will require interest and principal payments that would create additional cash demands and financial risk for us.
If our goodwill, other intangible assets, or our property and equipment become impaired, we may be required to record a charge to our earnings.
We may be required to record future impairments of goodwill, other intangible assets, or fixed assets to the extent the fair value of these assets falls below their book value. Our estimates of fair value are based on assumptions regarding future cash flows, gross margins, expenses, discount rates applied to these cash flows, and current market estimates of value. Estimates used for future sales growth rates, gross profit performance, and other assumptions used to estimate fair value could cause us to record material non-cash impairment charges, which could harm our results of operations and financial condition.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or change significantly, our results of operations could be harmed.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, and related notes included elsewhere in this prospectus. These estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of sales and expenses that are not readily apparent from other sources. Our results of operations may be harmed if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, and could result in a decline in our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this prospectus are forward looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, and growth rates, our plans and objectives for future operations, growth, or initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:
•
fluctuations in the demand for our products in light of changes in laws and regulations applicable to food and beverages and changes in consumer preferences;

•
our ability to compete successfully in our industry;

•
fluctuations in freight carrier costs related to the shipment of our products could have a material adverse impact on our results of operations;

•
the impact of earthquakes, fire, power outages, floods, and other catastrophic events, as well as the impact of any interruption by problems such as terrorism, cyberattacks, or failure of key information technology systems;

•
our ability to accurately forecast demand for our products or our results of operations;

•
our ability to source raw materials at reasonable prices;

•
the impact of problems relating to delays or disruptions in the shipment of our goods through operational ports;

•
our ability to expand into additional foodservice and geographic markets;

•
our ability to successfully design and develop new products;

•
our ability to attract and retain skilled personnel and senior management; and

•
other risks and uncertainties described in “Risk Factors.”

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.
See the “Risk Factors” section and elsewhere in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties we face that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.
We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of our common stock offered hereby will be approximately $35.6 million, or approximately $41.2 million if the underwriters’ option to purchase additional shares is exercised in full, based upon an assumed initial public offering price of  $8.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price of  $8.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $7.4 million, assuming that the assumed initial offering price to the public remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial price to the public or the number of shares by these amounts would have a material effect on the uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.
We intend to use the net proceeds of this offering for working capital and general corporate purposes, including expanding our manufacturing capacity, growing our sales and marketing presence in the U.S. East Coast, Midwest and Southeast regions and research and development for new product offerings. This expected use of proceeds represents our intentions based on current plans and business conditions. However, we will retain broad discretion over the use of the net proceeds of this offering. Thus, as of the date of this prospectus and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending application of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.
DIVIDEND POLICY
Other than a dividend of  $0.0814 per share of common stock issued in 2018, which primarily offset stockholder loans in the aggregate amount of  $962,226 held by Messrs. Yu and Cheng, we have not declared or paid any dividends on our common stock and currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future. There are currently no restrictions on our present ability to pay dividends to stockholders of our common stock, other than those prescribed by Delaware law. However, any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant.
DILUTION
If you purchase our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price per share paid by purchasers in this offering and the pro forma as adjusted net tangible book value per share of our common stock after the closing of this offering.
Our historical net tangible book value as of June 30, 2019, was approximately $24,447,000, or $1.61 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2019. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 5,000,000 shares of our common stock in this offering at an assumed public offering price of  $8.00 per share, the midpoint of the range set forth on the cover page of this prospectus, deducting of assumed underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2019 would have been approximately $60,082,940, or $2.98 per share. This represents an immediate increase in net tangible book value of  $1.37 per share to existing stockholders and an immediate dilution of  $5.02 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis to new investors:
Assumed initial public offering price per share		$8.00
Net tangible book per share as of June 30, 2019	$1.61
Increase pro forma net tangible book value per share attributable to new investors in this offering	$1.37
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$2.98
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$5.02
The pro forma as adjusted dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of  $8.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share by $0.23 per share and the dilution per share to new investors participating in this offering by $0.23 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma as adjusted net tangible book value per share by $0.21 and decrease the dilution per share to investors participating in this offering by $0.21, assuming the assumed initial public offering price of  $8.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 1,000,000 share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by $0.23 and increase the dilution per share to new investors participating in this offering by $0.23, assuming the assumed initial public offering price of  $8.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters’ option to purchase up to an additional 750,000 shares of our common stock is exercised in full at the assumed initial public offering price of  $8.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value after this offering would be $3.14 per share, representing an increase in net tangible book value of  $1.53 per share to existing stockholders and immediate dilution in net tangible book value of  $4.86 per share to investors participating in this offering at the public offering price.
The following table summarizes as of June 30, 2019, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by investors purchasing our common stock in this offering at an assumed initial public offering price of  $8.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Weighted Average Price Per Share
	#	%	$	%
Existing stockholders	15,190,000	75.24%	$13,996,000	25.92%	$0.92
New investors purchasing common stock	5,000,000	24.76%	$40,000,000	74.08%	$8.00
Total	20,190,000	100.0%	$53,996,000	100.0%	$2.67
The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 15,190,000 shares of common stock outstanding as of June 30, 2019. This number of shares excludes, as of June 30, 2019, an aggregate of up to 2,000,000 shares of common stock reserved for future issuance under our Stock Incentive Plan.
New investors will experience further dilution if any of our outstanding options are exercised, new options are issued and exercised or we issue additional shares of common stock, other equity securities or convertible debt securities in the future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2019:
•
on an actual basis; and

•
on an as-adjusted basis to give effect to the sale by us pursuant to this offering of 5,000,000 shares of our common stock, at an assumed initial offering price per share of  $8.00, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, and related notes included elsewhere in this prospectus.
As of June 30, 2019	Actual	As adjusted(1)
Cash and cash equivalents	$4,340,000	39,976,000
Long-term debt	76,965,000	76,965,000
Stockholders’ equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; 15,190,000 shares issued and outstanding, actual; 20,190,000 shares issued and outstanding, as adjusted(2)	15,000	20,000
Additional paid-in capital	13,981,000	49,612,000
Retained earnings	1,700,000	1,700,000
Non-controlling interest	8,751,000	8,751,000
Total stockholders’ equity	24,447,000	60,083,000
Total capitalization	$101,412,000	$137,048,000

(1)
The pro forma as adjusted information set forth above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of  $8.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $7.4 million, assuming that the assumed initial offering price to the public remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase up to an additional shares of our common stock is exercised in full, (i) an additional 750,000 shares of common stock would be issued and we would receive approximately $5.6 million in additional net proceeds, based on an assumed initial offering price per share of  $8.00, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) cash and cash equivalents, total stockholders’ equity and total capitalization would each also increase by approximately $5.6 million.

(2)
The number of shares of common stock to be outstanding after this offering is based on 15,190,000 shares of common stock outstanding as of June 30, 2019, and excludes, in each case as of June 30, 2019, an aggregate of up to 2,000,000 shares of common stock reserved for future issuance under our Stock Incentive Plan.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The following table presents selected consolidated financial and operating data for the periods and at the dates indicated. The selected consolidated financial data as of and for the three and six months ended June 30, 2019 and 2018 and for the fiscal years ended December 31, 2018 and 2017 have been derived from our consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be achieved in any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year.
The following information should be read in conjunction with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	(unaudited)		(unaudited)		(audited)
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
Statement of operations data:	2019	2018	2019	2018	2018	2017
Net sales	$60,010,000	$46,262,000	$108,459,000	$82,986,000	$175,434,000	$140,058,000
Cost of goods sold	43,025,000	33,374,000	78,824,000	61,951,000	131,979,000	98,753,000
Gross profit	16,985,000	12,888,000	29,635,000	21,035,000	43,455,000	41,305,000
Operating expenses	14,336,000	10,247,000	26,153,000	18,830,000	41,323,000	35,297,000
Operating income	$2,649,000	$2,641,000	$3,482,000	$2,205,000	$2,132,000	$6,008,000
Other income (expense)	231,000	(166,000)	(644,000)	(622,000)	(585,000)	(1,363,000)
Net income (loss)	$2,685,000	$1,821,000	$2,557,000	$7,000	$(124,000)	$4,549,000
Basic and diluted earnings per share:
Basic	$0.11	$0.12	$0.11	$0.00	$0.00	$0.31
Diluted	$0.11	$0.12	$0.11	$0.00	$0.00	$0.31
Weighted average common shares outstanding:
Basic	15,190,000	14,724,996	15,190,000	14,724,996	14,830,312	14,724,996
Diluted	15,190,000	14,724,996	15,190,000	14,724,996	14,830,312	14,724,996
	(unaudited)	(audited)
Balance sheet data:	June 30, 2019	December 31, 2018
Cash and cash equivalents	$4,340,000	$965,000
Total current assets	67,525,000	47,619,000
Total assets	133,349,000	96,013,000
Total current liabilities	33,291,000	60,510,000
Total liabilities	108,902,000	74,123,000
Total Karat Packaging Inc. stockholders’ equity	15,696,000	14,017,000
Total noncontrolling interest equity	8,751,000	7,873,000
Total liabilities & stockholders’ equity	133,349,000	96,013,000
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
Other non-GAAP financial data:	2019	2018	2019	2018	2018	2017
Adjusted EBITDA(1)	$6,437,000	$3,823,000	$8,023,000	$4,079,000	$6,962,000	$9,042,000

(1)
In addition to net income presented in accordance with GAAP, we use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP.

Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.
We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense and (iii) depreciation and amortization. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. Management and our board of directors have begun to use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We have begun to reference Adjusted EBITDA in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, we have based certain of our forward-looking estimates and budgets on Adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP.
	(unaudited)		(unaudited)		(unaudited)
Reconciliation of non-GAAP financial data:	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017
Net income (loss):	$2,685,000	$1,821,000	$2,557,000	$7,000	$(124,000)	$4,549,000
Add:
Interest expense	2,256,000	349,000	2,806,000	564,000	1,455,000	1,278,000
Income tax expense	195,000	654,000(1)	281,000	1,576,000(1)	1,671,000(1)	96,000
Depreciation and amortization	1,301,000	999,000	2,379,000	1,932,000	3,960,000	3,119,000
Adjusted EBITDA	$6,437,000	$3,823,000	$8,023,000	$4,079,000	$6,962,000	$9,042,000

(1)
On March 14, 2018, pursuant to Section 1362(d) of the Internal Revenue Code of 1986, as amended, or Code, Lollicup revoked its S corporation election by filing Form 2553 with the Internal Revenue Services, or IRS. Consistent with Section 1362(d)(1)(c), on its revocation letter Lollicup specifies the effective date of its revocation to begin from January 1, 2018. Accordingly, the Company recorded provision for income taxes for the year ended December 31, 2018, which is included in income tax expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes to the consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and those included elsewhere in this prospectus.
Overview
We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. This discussion should be read in conjunction with our consolidated financial statements and accompanying notes as of and for the three- and six- months ended June 30, 2019 and 2018, and as of and for the years ended December 31, 2018 and 2017 included elsewhere in this prospectus.
We were founded in 2000 by Alan Yu and Marvin Cheng in Chino, California as Lollicup USA Inc. We are a rapidly-growing manufacturer and distributor of environmentally-friendly, single-use disposable products used in a variety of restaurant and foodservice settings. We supply a wide range of single-use disposable products, including cups, lids, cutlery, food containers, straws and other tableware. Our products are available in plastic, paper, bio-based and compostable forms. Our Karat Earth® line provides additional environmentally friendly options to our customers, who are increasingly focused on sustainability. In addition to manufacturing and distribution, we offer customized solutions to our customers, including new product development, design, printing and logistics optimization.
On March 14, 2018, pursuant to Section 1362(d) of the code, Lollicup revoked its S-Corporation election by filing Form 2553 with the IRS. Consistent with Section 1362(d)(1)(c) of the Code, Lollicup specified on the revocation letter the effective date of its revocation to begin on January 1, 2018.
In September 2018, we incorporated Karat Packaging Inc. in Delaware, and the Company, Lollicup, and Messrs. Yu and Cheng and the other shareholders of Lollicup (together, the “Lollicup Shareholders”) entered into a share exchange agreement and plan of reorganization whereby the Lollicup Shareholders exchanged their shares of common stock in Lollicup for an equal number of shares of common stock of the Company, resulting in Lollicup becoming a wholly-owned subsidiary of the Company.
We currently operate an approximately 300,000 square foot manufacturing facility, distribution and fulfillment center in Chino, California. Due to capacity constraints and continuously growing demand, in the first quarter of 2019, we opened a second, approximately 500,000 square foot manufacturing facility, distribution and fulfillment center located in Rockwall, Texas. We believe this expansion will significantly increase our manufacturing capacity, reduce shipping costs and expand our geographic footprint. The Rockwall, Texas facility commenced operations as of March 31, 2019 and we expect it to be fully operational by early 2020. We also expect to open an approximately 190,000 square foot distribution and fulfillment center located in Branchburg, New Jersey in 2020.
We manage and evaluate our operations in one reportable segment.

Results of Operations
Three Months ended June 30, 2019 Compared to the Three Months ended June 30, 2018
	(unaudited)
	Three Months Ended June 30,
	2019	2018
Net sales	$60,010,000	$46,262,000
Cost of goods sold	43,025,000	33,374,000
Gross profit	16,985,000	12,888,000
Operating expenses	14,336,000	10,247,000
Operating income	2,649,000	2,641,000
Other income (expense)	231,000	(166,000)
Net income	2,685,000	1,821,000
Adjusted EBITDA	$6,437,000	$3,823,000
Net sales
Net sales were $60.0 million for the three months ended June 30, 2019, as compared to $46.3 million for the three months ended June 30, 2018, an increase of  $13.7 million, or 30%. The increase in net sales was primarily driven by an increase of  $13.0 million in new product sales to our existing customers as well as an increase in the number of products used by our customers, coupled with an increase in pricing effective the first quarter of 2019.
Cost of Goods Sold
Cost of goods sold increased by $9.7 million, or 29%, to $43.0 million for the three months ended June 30, 2019 compared to $33.4 million for the three months ended June 30, 2018. The increase in cost of goods sold was primarily due to an increase of  $7.2 million in product costs driven by the increase in product sales and an increase of  $1.8 million in freight and duty costs to acquire inventory from overseas.
Gross Profit
Gross profit increased $4.1 million, or 32%, to $17.0 million for the three months ended June 30, 2019 compared to $12.9 million for the three months ended June 30, 2018. The increase in gross profit was primarily driven by the increase in product sales as described above. Gross profit percentage remained consistent at 28% for the three months ended June 30, 2019 and 2018.
Operating Expenses
Operating expenses for the three months ended June 30, 2019, were $14.3 million as compared to $10.2 million for the three months ended June 30, 2018, an increase of  $4.1 million, or 40%. The increase was primarily due to the increase in headcount due to higher product sales resulting in an increase in compensation expense of approximately $0.9 million, an increase of  $1.4 million in shipping cost to deliver products to our customers as a result of increased sales volume, and an increase of  $1.3 million in general operating costs related to the new Rockwall, Texas manufacturing facility that commenced operations as of March 31, 2019.
Operating Income
Operating income for the three months ended June 30, 2019 and 2018 was $2.6 million. While gross profit increased by $4.1 million, the Company’s operating expenses also increased by $4.1 million, resulting in operating income to be flat as compared to the three months ended June 30, 2018.
Other Income (expense)
Other income for the three months ended June 30, 2019 was $0.2 million, as compared to an expense of $0.2 million for the three months ended June 30, 2018, an increase in other income of  $0.4 million, or 239%.

The increase was primarily driven by a gain on sale of asset of  $2.4 million offset by an increase in interest expense of  $2.0 million due to additional debt and a loss recorded for changes in interest rate swap fair value, resulting in a net increase of approximately $0.4 million.
Net Income
Net income for the three months ended June 30, 2019 was $2.7 million, as compared to $1.8 million for the three months ended June 30, 2018, an increase of  $0.9 million, or 47%. The increase was primarily driven by an increase in other income as discussed above and a decrease in income tax expense of approximately $0.5 million. Provision for income taxes was $0.2 million and $0.7 million for the three months ended June 30, 2019 and 2018, respectively. The Company’s effective tax rate for the three months ended June 30, 2019 and 2018 was 7% and 26%, respectively. The increase in provision for income taxes in 2018 was due to a $1.2 million one-time deferred tax adjustment resulting from the conversion of the Company’s legal status from an S-Corporation to a C-Corporation effective as of January 1, 2018, and is non-recurring in nature.
Adjusted EBITDA
Adjusted EBITDA for the three months ended June 30, 2019 was $6.4 million, as compared to $3.8 million for the three months ended June 30, 2018, an increase of  $2.6 million, or 68%. The increase was driven by an increase in net income of  $0.9 million as discussed above, an increase in depreciation add-back of  $0.3 million, and an increase in interest expense of  $1.9 million offset by a decrease in income tax expense of  $0.5 million. We use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.
	(unaudited)
	Three Months Ended June 30,
Reconciliation of Adjusted EBITDA:	2019	2018
Net income:	$2,685,000	$1,821,000
Add (deduct):
Interest expense	2,256,000	349,000
Income tax expense	195,000	654,000
Depreciation and amortization	1,301,000	999,000
Adjusted EBITDA	$6,437,000	$3,823,000
Six Months ended June 30, 2019 Compared to the Six Months ended June 30, 2018
	(unaudited)
	Six Months Ended June 30,
	2019	2018
Net sales	$108,459,000	$82,986,000
Cost of goods sold	78,824,000	61,951,000
Gross profit	29,635,000	21,035,000
Operating expenses	26,153,000	18,830,000
Operating income	3,482,000	2,205,000
Other expense	(644,000)	(622,000)
Net income	2,557,000	7,000
Adjusted EBITDA	$8,023,000	$4,079,000

Net sales
Net sales were $108.5 million for the six months ended June 30, 2019, as compared to $83.0 million for the six months ended June 30, 2018, an increase of  $25.5 million, or 31%. The increase in net sales was primarily driven by an increase of  $24.0 million in new product sales to our existing customers as well as an increase in the number of products used by our customers, coupled with an increase in pricing effective the first quarter of 2019.
Cost of Goods Sold
Cost of goods sold increased by $16.8 million, or 27%, to $78.8 million for the six months ended June 30, 2019 compared to $62.0 million for the six months ended June 30, 2018. The increase in cost of goods sold was primarily due to an increase of  $13.9 million in product costs driven by the increase in product sales and an increase of  $2.0 million in freight and duty costs to acquire inventory from overseas.
Gross Profit
Gross profit increased $8.6 million, or 41%, to $29.6 million for the six months ended June 30, 2019 compared to $21.0 million for the six months ended June 30, 2018. The increase in gross profit was primarily driven by the increase in product sales as described above. Gross profit percentage was 27% for the six months ended June 30, 2019 compared to 25% for the six months ended June 30, 2018, an increase of 2%. The increase in gross profit percentage was driven by a decrease in product cost, from approximately 68% of net sales for the six months ended June 30, 2018 to approximately 65% for the six months ended June 30, 2019.
Operating Expenses
Operating expenses for the six months ended June 30, 2019, were $26.2 million as compared to $18.8 million for the six months ended June 30, 2018, an increase of  $7.4 million, or 39%. The increase was primarily due to the increase in headcount due to higher product sales resulting in an increase in compensation expense of approximately $2.0 million, an increase of  $2.8 million in shipping cost to deliver products to our customers, and an increase of  $1.3 million in general operating costs related to the new Rockwall, Texas manufacturing facility that commenced operations as of March 31, 2019.
Operating Income
Operating income for the six months ended June 30, 2019 was $3.5 million as compared to $2.2 million for the six months ended June 30, 2018, an increase of  $1.3 million, or 58%. The increase was primarily due to an increase in gross profit of approximately $8.6 million offset by the increase in operating expenses of approximately $7.4 million.
Other Expense
Other expense for the six months ended June 30, 2019 was $0.6 million, which remained consistent with other expense of  $0.6 million for the six months ended June 30, 2018. Included within other expense for the six months ended June 30, 2019 is a $2.4 million gain on sale of asset and a $1.3 million loss due to changes in fair value of the interest rate swaps.
Net Income
Net income for the six months ended June 30, 2019 was $2.6 million, as compared to $7,000 for the six months ended June 30, 2018, an increase of  $2.6 million, or 36,429%. The increase was primarily driven by an increase in operating income as discussed above and a decrease in income tax expense of approximately $1.3 million. Provision for income taxes was $0.3 million and $1.6 million for the six months ended June 30, 2019 and 2018, respectively. The Company’s effective tax rate for the six months ended June 30, 2019 and 2018 was 10% and 100%, respectively. The increase in provision for income taxes in 2018 was due to a $1.2 million one-time deferred tax adjustment resulting from the conversion of the Company’s legal status from an S-Corporation to a C-Corporation effective as of January 1, 2018, and is non-recurring in nature.

Adjusted EBITDA
Adjusted EBITDA for the six months ended June 30, 2019 was $8.0 million, as compared to $4.1 million for the six months ended June 30, 2018, an increase of  $3.9 million, or 97%. The increase was primarily driven by an increase in net income of  $2.6 million as discussed above and an increase in interest expense add-back of  $1.3 million. We use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.
	(unaudited)
	Six Months Ended June 30,
Reconciliation of Adjusted EBITDA:	2019	2018
Net income:	$2,557,000	$7,000
Add (deduct):
Interest expense	2,806,000	564,000
Income tax expense	281,000	1,576,000
Depreciation and amortization	2,379,000	1,932,000
Adjusted EBITDA	$8,023,000	$4,079,000
Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017
	Year Ended December 31,
	2018	2017
Net sales	$175,434,000	$140,058,000
Cost of goods sold	131,979,000	98,753,000
Gross profit	43,455,000	41,305,000
Operating expenses	41,323,000	35,297,000
Operating income	2,132,000	6,008,000
Other expense	(585,000)	(1,363,000)
Net income (loss)	(124,000)	4,549,000
Adjusted EBITDA	$6,962,000	$9,042,000
Net sales
Net sales were $175.4 million for the year ended December 31, 2018, as compared to $140.1 million for the year ended December 31, 2017, an increase of  $35.4 million, or 25%. The increase in revenue was primarily driven by an increase of  $34.8 million in new product sales to our existing customers as well as an increase in the number of products used by our customers.
Cost of Goods Sold
Cost of goods sold increased by $33.2 million, or 34%, to $132.0 million for the year ended December 31, 2018 compared to $98.8 million for the year ended December 31, 2017. The increase in cost of goods sold was primarily due to an increase of  $29.7 million in product costs driven by the increase in product sales and an increase of  $3.3 million in duty and freight costs to acquire inventory from overseas.
Gross Profit
Gross profit increased $2.2 million, or 5%, to $43.5 million for the year ended December 31, 2018 compared to $41.3 million for the year ended December 31, 2017. The increase in gross profit was primarily driven by the increase in product sales during this period. Gross profit percentage was 25% for the year ended December 31, 2018 compared to 29% for the year ended December 31, 2017, a decrease of 4%. The decrease in gross profit percentage is driven by the increase in product cost, from approximately 64% of net sales for the year ended December 31, 2017 to approximately 68% for the year ended December 31, 2018.
Operating Expenses
Operating expenses for the year ended December 31, 2018, were $41.3 million as compared to $35.3 million for the year ended December 31, 2017, an increase of  $6.0 million, or 17%. The increase was primarily attributable to the increase in headcount due to higher product sales resulting in an increase in compensation expense of approximately $2.0 million, an increase of  $2.5 million in shipping cost to deliver products to our customers, and an increase of  $0.7 million in depreciation expense.
Operating Income
Operating income for the year ended December 31, 2018 was $2.1 million as compared to $6.0 million for the year ended December 31, 2017, a decrease of  $3.9 million, or 65%. The decrease was attributable to an increase in operating expenses of approximately $6.0 million offset by the increase in gross profit of $2.2 million.
Other Expense
Other expense for the year ended December 31, 2018 was $0.6 million, as compared to $1.4 million for the year ended December 31, 2017, a decrease of  $0.8 million, or 57%. The decrease was primarily driven by fluctuations in foreign exchange rates between the U.S. Dollar and the New Taiwan Dollar as the Company primarily sources raw materials from overseas which are transacted in foreign currency.
Net Income (Loss)
Net loss for the year ended December 31, 2018 was $0.1 million, as compared to net income of $4.5 million for the year ended December 31, 2017, a decrease of  $4.6 million, or 103%. The decrease was primarily driven by an increase in operating expenses as discussed above and an increase in income tax expense of  $1.6 million, offset by a increase in gross profit and decrease in other expense. Provision for income taxes was $1.7 million and $0.1 million for the years ended December 31, 2018 and 2017, respectively. The Company’s effective tax rate for the years ended December 31, 2018 and 2017 was 108% and 2%, respectively. The increase in provision for income taxes in 2018 was due to a $1.2 million one-time deferred tax adjustment due to the conversion of the Company’s legal status from an S-Corporation to a C-Corporation effective as of January 1, 2018, and is non-recurring in nature.
Adjusted EBITDA
Adjusted EBITDA for the year ended December 31, 2018 was $7.0 million, as compared to $9.0 million for the year ended December 31, 2017, a decrease of  $2.0 million, or 23%. The decrease was primarily driven by a decrease in net income of  $4.6 million offset by an increase in income taxes and depreciation expense of  $1.6 million and $0.9 million, respectively. We use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA should not be considered in isolation or as alternatives to net income (loss), cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.
	Year Ended December 31,
Reconciliation of Adjusted EBITDA:	2018	2017
Net income (loss):	$(124,000)	$4,549,000
Add:
Interest expense	1,455,000	1,278,000
Income tax expense	1,671,000	96,000
Depreciation and amortization	3,960,000	3,119,000
Adjusted EBITDA	$6,962,000	$9,042,000

Liquidity and Capital Resources
Trends in Our Business
The following trends have contributed to the results of our operations, and we anticipate that they will continue to affect our future results:
•
The growing trend towards at home dining and mobility-oriented e-commerce, food delivery and take out dining;

We believe this trend will have a positive impact on our results of operations, as more of our customers will require packaging and containers to meet the demands of their increased food delivery and take out dining consumers.
•
Environmental concerns regarding disposable products broadly have resulted in a number of significant changes that are specific to the food-service industry, including regulations applicable to our customers;

We believe this trend will have a positive impact on our results of operations, as we expect there will be an increased demand for eco-friendly and compostable single-use disposable products.
•
Changes in freight carrier costs related to the shipment of our products, especially relating to overseas shipments;

We believe this trend can have either a positive or a negative impact on our results of operations, depending on whether such freight costs increase or decrease.
•
Evolving U.S. foreign trade policy, including the imposition of tariffs on a number of imported food-service disposable products, including those imported from China; and

We believe this trend will have either a positive or a negative impact on our results of operations, depending on whether we are able to source our raw materials or manufactured products from countries where tariffs have not been imposed by the current U.S. administration.
•
The cost of the raw materials used to manufacture our products, in particular polyethylene terephthalate, or PET, plastic resin, will continue to fluctuate.

We believe this trend will have either a positive or a negative impact on our results of operations, depending on whether PET plastic resin costs increase or decrease.
The following table summarizes total current assets, liabilities and working capital at June 30, 2019 compared to December 31, 2018:
	(unaudited) June 30, 2019	(audited) December 31, 2018	Increase/ (Decrease)
Current assets	$67,525,000	$47,619,000	$19,906,000
Current liabilities	33,291,000	60,510,000	(27,219,000)
Working capital surplus (deficit)	$34,234,000	$(12,891,000)	$47,125,000
As of June 30, 2019, we had a working capital surplus of  $34.2 million as compared to a working capital deficit of  $12.9 million at December 31, 2018, representing an increase in working capital of $47.1 million, or 366%. The change in working capital was primarily attributable to refinancing our debt by extending the maturity date which led to a decrease in current maturities of long-term debt, an increase in accounts receivable due to an increase in sales, and an increase in inventories in anticipation of higher sales volume for the next quarter.
We anticipate funding our operations for the next twelve months using available cash, cash flow generated from operations and availability under lines of credit with existing financial institutions.
As of June 30, 2019, we had cash and cash equivalents of approximately $4.3 million. Based on projections of growth in revenue and operating results in the coming year, the available cash held by us and availability under existing lines of credit, we believe that we will have sufficient cash resources to finance our operations, service any maturing debt and lease obligations, and expected capital expenditures for at least the next twelve months. Depending on our growth and results of operations, we may have to raise capital through the issuance of additional equity and/or debt, which, if we are able to obtain, could have the effect of diluting stockholders. Any equity or debt financings, if available at all, may be on terms which are not favorable to us. As our debt or credit facilities become due, we need to repay, extend or replace such indebtedness. Our ability to do so will be subject to future economic, financial, business, and other factors, many of which are beyond our control.
For additional information on financing entered into subsequent to June 30, 2019, see Note 16 of the condensed consolidated financial statements included in this prospectus.
Cash Flows
The following table summarizes cash flow for the six months ended June 30, 2019 and 2018:
	(unaudited)
	Six Months Ended June 30,
Cash flows data:	2019	2018
Net cash (used in) provided by operating activities	$(9,566,000)	$2,257,000
Net cash (used in) provided by investing activities	(14,542,000)	643,000
Net cash provided by financing activities	27,483,000	1,840,000
Net change in cash and cash equivalents	3,375,000	4,740,000
Cash flows (used in) provided by operating activities.   For the six months ended June 30, 2019, net cash used in operating activities was $9.6 million, primarily the result of the net income of  $2.6 million, adjusted for certain non-cash items totaling $1.3 million, consisting of depreciation and amortization, provision for bad debts, reserve for slow-moving and obsolete inventory, gain on sale of asset, and change in fair value of interest rate swap. In addition, net working capital increased $13.4 million, primarily the result of an increase in accounts receivable, inventory, deposits, accounts payable, and deferred income. For the six months ended June 30, 2018, net cash provided by operating activities was $2.3 million, primarily the result of net income of  $7,000, adjusted for certain non-cash items of an aggregate $3.2 million consisting of depreciation and amortization and changes in deferred tax liability, and the decrease in net working capital of  $0.9 million.
Cash flows (used in) provided by investing activities.   Net cash used in investing activities for the six months ended June 30, 2019 was $14.5 million, which was driven by the purchase of manufacturing equipment and construction of the manufacturing facility in Rockwall, Texas totaling $14.0 million, deposits paid for additional manufacturing equipment of  $10.6 million, offset by proceeds from sale of asset of  $10.0 million. Net cash provided by investing activities for the six months ended June 30, 2018 was $0.6 million, primarily the result of the purchase of manufacturing equipment of  $6.1 million, deposits paid for additional manufacturing equipment of  $0.8 million, and the effect of the initial consolidation of a variable interest entity, which had a positive impact to cash of  $7.5 million.
At June 30, 2019, the Company has approximately $25 million of significant commitments for capital expenditures, which is primarily related to the purchase of land and building for use as a distribution center in Branchburg, New Jersey. The Company believes that cash-on-hand and access to unused borrowing capacity combined with cash flow from operations will be sufficient to fund the Company’s commitments.
Cash flows provided by financing activities.   Net cash provided by financing activities for the six months ended June 30, 2019 was $27.5 million which was a result of net proceeds from issuance of debt. Net cash provided by financing activities for the six months ended June 30, 2018 was $1.8 million and represents investment in a consolidated variable interest by noncontrolling interest. During the six months ended June 30, 2019 and 2018, we made debt payments of  $22.4 million and $7.3 million, respectively. We made no distributions to any stockholders during the six months ended June 30, 2019 and distributions to stockholders of  $0.4 million during the six months ended June 30, 2018.
For additional information on financing entered into subsequent to June 30, 2019, see Note 16 of the condensed consolidated financial statements included in this prospectus.

The following table summarizes cash flow for the years ended December 31, 2018 and 2017:
	Year Ended December 31,
Cash flows data:	2018	2017
Net cash provided by operating activities	$2,717,000	$1,002,000
Net cash used in investing activities	(24,306,000)	(6,352,000)
Net cash provided by financing activities	21,763,000	5,960,000
Net change in cash	174,000	610,000
Cash flows provided by operating activities.   For the year ended December 31, 2018, net cash provided by operating activities was $2.7 million, primarily the result of the net loss of  $0.1 million, adjusted for certain non-cash items totaling $5.8 million, consisting of depreciation and amortization, provision for bad debts, reserve for slow-moving and obsolete inventory, gain on sale of property and equipment, and changes in deferred tax liability. In addition, net working capital increased $3.0 million, primarily the result of an increase in accounts receivable, inventory, prepaid expenses, customer deposits, and accounts payable. For the year ended December 31, 2017, net cash provided by operating activities was $1.0 million, primarily the result of net income of  $4.5 million, adjusted for certain non-cash items of an aggregate $3.4 million consisting of depreciation and amortization and reserve for slow-moving and obsolete inventory, and the increase in net working capital of  $7.0 million.
Cash flows used in investing activities.   Net cash used in investing activities for the years ended December 31, 2018 and 2017 was $24.3 million and $6.4 million, respectively, primarily the result of the purchase of manufacturing equipment of  $22.1 million and $5.5 million for the corresponding periods. In addition, in 2018, the Company also made $9.8 million of deposits for manufacturing equipment and had positive cash inflow of  $7.5 million due to the effect of the initial consolidation of a variable interest entity.
At December 31, 2018, the Company did not have significant commitments for capital expenditures. The Company believes that cash-on-hand and access to unused borrowing capacity combined with cash flow from operations will be sufficient to fund these commitments.
Cash flows provided by financing activities.   Net cash provided by financing activities for the years ended December 31, 2018 and 2017 was $21.8 million and $6.0 million, respectively, as a result of proceeds from our line of credit and debt and investment in a consolidated variable interest by noncontrolling interest. During the year ended December 31, 2018, we made debt payments of  $9.0 million and distributions to stockholders of  $1.2 million. We also raised $1.9 million through issuance of common stock.
For more information about our debt and commitments, see Note 5, Line of Credit, Note 7, Long-Term Debt, Note 8, Obligations Under Capital Leases, and Note 12, Commitments and Contingencies of the Notes to Unaudited Condensed Consolidated Financial Statements in this prospectus.
Commitments and Contractual Obligations
The table below sets forth our enforceable and legally binding obligations as of June 30, 2019, for the categories described below. Some of the amounts included in the table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table. Purchase orders made in the ordinary course of business are excluded from the table below.

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term debt(1)	$50,655,000	$6,957,000	$12,639,000	$10,776,000	$20,283,000
Line of credit	26,429,000	—	26,429,000	—	—
Interest on long-term debt and line of credit(1)	17,071,000	3,934,000	5,376,000	2,787,000	4,974,000
Operating leases(2)	37,065,000	4,538,000	9,939,000	9,872,000	12,716,000
Capital lease obligations including interest	1,136,000	337,000	655,000	144,000	—
Capital expenditures(3)	40,300,000	13,800,000	26,500,000	—	—
	$172,656,000	$29,566,000	$81,538,000	$23,579,000	$37,973,000

(1)
These amounts represent estimated future principal payments related to our long-term debt. Interest represents estimated future interest payments as of June 30, 2019, assuming our long-term debt and line of credit is held to maturity. Future interest payments could differ materially from amounts indicated in the table due to future operational and financing needs, market factors and other currently unanticipated events.

(2)
We enter into operating leases in the normal course of business under various operating lease agreements with various terms and conditions, expiring at various dates through 2028. We lease some of our operating facilities, as well as other property and equipment, under operating leases. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our operating lease obligations would change if we exercised these renewal options and/or if we entered into additional operating lease agreements. These amounts do not include month-to-month leases. These amounts include lease payments to Global Wells of  $1.6 million, $4.8 million, $4.9 million, and $12.5 million for the respective payments due by period above. Although we are contractually obligated to make these payments to Global Wells, as a result of consolidating Global Wells due to being the primary beneficiary, these payments will be eliminated upon consolidation and will not have an impact to our consolidated financial statements.

(3)
These amounts represent estimated future capital expenditures and does not represent any commitment by the Company as of June 30, 2019 except for an approximately $25 million contractual commitment for purchase of land and building in Branchburg, New Jersey for use as a distribution and fulfillment center. Future capital expenditures could differ materially from the amounts forecasted due to future operational and financing needs, market factors and other currently unanticipated events.

Related Party Transactions
Keary Global Group, Ltd.
As a minority stockholder of the Company, Keary Global Group, LTD., formerly known as Karat Global Group, LTD., or Keary Global, owns 250,004 shares of the Company’s common stock as of June 30, 2019, which Keary Global acquired upon exercise of two convertible notes during the third quarter of 2018. In addition to being a stockholder, Keary Global and its affiliate, Keary International LTD., formerly known as Karat International, LTD., or Keary International, are inventory suppliers and purchasing agents for us overseas. Keary Global and Keary International are owned by our CEO Alan Yu’s brother, Jeff Yu, who is also one of our employees.
We have made ongoing purchases with Keary Global through the use of purchase orders. For the six months ended June 30, 2019 and 2018, we made purchases in the aggregate amount of  $12.2 million and $14.0 million, respectively, from Keary Global and Keary International. For the three months ended June 30, 2019 and 2018, we made purchases in the aggregate amount of  $7.0 million and $8.9 million, respectively, from Keary Global and Keary International. Purchases during the years ended December 31,

2018 and 2017 from this related party were $22 million and $27.7 million, respectively. As of June 30, 2019, December 31, 2018 and December 31, 2017, we had payables in the aggregate amount of  $3.3 million, $3.4 million and $5.8 million, respectively, to Keary Global and Keary International.
Plutus Investment Holding Company
Another minority stockholder of the Company, Plutus Investment Holding Company, or Plutus, owns 25,000 shares of the Company’s common stock as of June 30, 2019, which Plutus acquired upon exercise of a convertible note during the third quarter of 2018. Plutus is also an equity holder of Global Wells.
Global Wells Investment Group (Variable Interest Entity)
In 2017, we made an investment of  $1,251,000 along with Plutus and two unrelated parties in a newly formed entity, Global Wells. The purpose of this new entity is to own, construct, and manage a warehouse and manufacturing facility of approximately 650,000 square feet located in Rockwall, Texas. We hold a 13.5% ownership interest and a 25% voting interest in the entity. Global Wells’ operating agreement may require its members to make additional contributions only upon the unanimous decision of the members or where the cash in Global Wells’ bank account falls below $50,000. In the event that a member is unable to make an additional capital contribution, the other members will be required to make contributions to offset the amount that member cannot contribute, up to $25,000.
In March 2018, we entered into a 10-year commercial lease agreement with Global Wells. The lease agreement was subsequently amended for the lease term to begin on December 1, 2018 and requires us to make monthly lease payments of  $196,000 to Global Wells, with six months of free rent from May 1, 2019 through October 31, 2019. Subsequent to entering into an operating lease agreement, and because we hold current and potential rights that give us the power to direct activities of Global Wells that significantly impact Global Wells’ economic performance, receive significant benefits, or the obligation to absorb potentially significant losses, we were deemed to have a controlling financial interest in Global Wells and therefore, the primary beneficiary of the entity. As a result, Global Wells was consolidated into our financial statements for the six months ended June 30, 2019 and for the period from March 23, 2018 through December 31, 2018 under the risk and reward model of ASC Topic 810, Consolidation.
Assets recognized as a result of consolidating Global Wells do not represent additional assets that could be used to satisfy claims against our general assets. Conversely, liabilities recognized as a result of consolidating Global Wells do not represent additional claims of our general assets, they represent claims against the specific assets of Global Wells, except for the Company’s guarantee of Global Wells’ term loan. The Company was a guarantor for Global Wells’ construction loan, which provided for advances up to $21,640,000 and expired in May 2019. In May 2019, Global Wells refinanced with a new lender which provides for a term loan of  $21,580,000 and used the proceeds from the new term loan to pay off the construction loan. As of June 30, 2019, the total loan guaranteed by the Company related to Global Wells amounted to $21,580,000. The new term loan is also guaranteed by certain of the Company’s existing stockholders.
In July 2019, we entered into an Assignment and Assumption of Grants with Global Wells, whereby Global Wells assigned to us certain ongoing site development and tax based incentive grants (the “Incentive Grants”) effective as of July 1, 2018. These Incentive Grants were paid to us by the Rockwall Economic Development Corporation, a Texas non-profit corporation, or REDC, in connection with Global Wells’ purchase of the Rockwall facility.
Lollicup Franchising LLC (Variable Interest Entity)
We share common ownership with Lollicup Franchising LLC, or Lollicup Franchising, which owns and operates four bubble tea cafes and also licenses its name to third party store owners and operators. We sell inventory to Lollicup Franchising and to the licensed third-party stores. In connection with the sales to third-party stores, we have an incentive program with Lollicup Franchising where a certain percentage of the sales to the third-party stores are paid to Lollicup Franchising. We determined that we hold a variable interest in Lollicup Franchising, however, we are not considered the primary beneficiary as the primary beneficiary was determined to be another party. For the six months ended June 30, 2019 and 2018, we incurred incentive program expenses of  $0.08 million and $0.1 million, respectively. For the three months ended June 30, 2019 and 2018, we incurred incentive program expenses of  $0.04 million and $0.05 million, respectively.
We do not have any explicit arrangements and implicit variable interest where we are required to provide financial support to Lollicup Franchising. We determined that the maximum exposure to loss as a result of its involvement with Lollicup Franchising is zero.
PJ Tech LLP
For a summary of the related party transactions with our Interim Chief Financial Officer, see “Management  —  Services Agreement with PJ Tech LLP” below.
Effect on Inflation
The rates of inflation experienced in recent years have had no material impact on our financial statements. We attempt to minimize the impact of increased costs by increasing prices for our products and diversifying our purchases from different suppliers, to the extent permitted by contracts and competition.
Off-Balance Sheet Arrangements
We currently do not have any off-balance sheet arrangements and did not have any such arrangements for the period ended June 30, 2019 and years ended December 31, 2018 and 2017.
Critical Accounting Policies
We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Actual results could differ from those estimates. We believe estimates that are significant to our financial statements for the periods ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017 include stock-based compensation, allowance for doubtful accounts, reserve for slow-moving and obsolete inventory, and estimated useful lives of property, plant and equipment.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, varying from three to 40 years or, when applicable, the life of the lease, whichever is shorter.
Impairment charges, if any, are included in operating expenses in the accompanying statements of operations.
Income Taxes
We account for income taxes under Section 740-10-30 of the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.
Section 740-10-25 of the FASB ASC addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.
The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carryforwards. We periodically review the recoverability of deferred tax assets recorded on our consolidated balance sheets and provides valuation allowances as management deems necessary.
Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.
On March 14, 2018, pursuant to Section 1362(d) of the Code, Lollicup revoked its S corporation election by filing Form 2553 with the IRS. Consistent with Section 1362(d)(1)(c), on its revocation letter Lollicup specifies the effective date of its revocation to begin from January 1, 2018.
Revenue Recognition
We follow paragraph 605-10-S99-1 of the FASB ASC for revenue recognition. We will recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.
We recognize cost of revenues in the period in which the revenues were earned. In the event we incur cost of revenues for conventions that are yet to occur, we record such amounts as prepaid expenses and such prepaid expenses are expensed during the period the convention takes place.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, which is codified in ASC 606 “Revenue from Contracts with Customers” and supersedes both the revenue recognition requirement in ASC 605 “Revenue Recognition” and most industry-specific guidance. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the five steps set forth in ASC 606. An entity must also disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. These provisions can be implemented using a full retrospective or modified retrospective approach and the FASB has clarified this guidance in various updates (e.g., ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20 and ASU 2017-05). The effective date for ASC 606 for public business entities is annual reporting periods beginning after December 15, 2017. The effective date for all other entities is annual reporting periods beginning after December 15, 2018. As part of the IPO relief provided to emerging growth companies

(EGC), an EGC may elect to adopt new standards on the timeline afforded a private company. The Company elects to adopt the new standard in annual reporting period beginning after December 15, 2018, and is currently assessing the impact of this standard on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02 (Topic 842), “Leases”. This ASU amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. The FASB subsequently issued ASU 2018-11 (Topic 842), “Leases: Targeted Improvements” which amends ASC 842 in two important areas, including (i) allowing lessors to combine lease and associated nonlease components by class of underlying asset in contracts that meet certain criteria and, (ii) provides entities with an optional method for adopting the new leasing guidance by recognizing a cumulative-effect adjustment to the opening balance of the retained earnings, and not to restate the comparative periods presented at the adoption date. The effective date for ASC 842 for public business entities is annual reporting periods beginning after December 15, 2018. The effective date for all other entities is annual reporting periods beginning after December 15, 2019. As part of the IPO relief provided to emerging growth companies (EGC), an EGC may elect to adopt new standards on the timeline afforded a private company. The Company elects to adopt the new standard in annual reporting period beginning after December 15, 2019, and is currently assessing the impact of this standard on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which adds to U.S. GAAP an impairment model known as the current expected credit loss (CECL) model that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted beginning after December 15, 2018, including interim periods within those fiscal years. The Company elects to adopt the new standard in annual reporting period beginning after December 31, 2021 and does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07 (Topic 718), “Compensation — Stock Compensation: Improvements to Non-employee Share based Payment Accounting”, which supersedes Subtopic 505-50 and expands the scope of ASC Topic 718 to include share-based payments issued to nonemployees for goods and services. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide financing to the issuer or awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC Topic 606. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13 “Fair Value Measurement (Topic 820) Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement”. The guidance in this ASU eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. Certain provisions are applied prospectively while others are applied retrospectively. This ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.

BUSINESS
Our Company
We are a rapidly-growing manufacturer and distributor of environmentally-friendly, single-use disposable products primarily used in restaurants and foodservice settings. We supply a wide range of products for the foodservice industry, including food packaging, containers, tableware, cups, lids, cutlery and straws. Our products are available in plastic, paper, biopolymer-based and other compostable forms. Our Karat Earth ® line provides additional environmentally friendly options to our customers, who are increasingly focused on issues of sustainability. In addition to manufacturing and distribution, we offer customized solutions to our customers, including new product development, design, printing and logistics services. Our goal is to be a single-source provider to our customers for all of their food packaging and disposable products needs.
Our customers include a wide variety of well-known national and regional restaurant chains, including Applebee’s Grill + Bar, Chili’s Grill & Bar, Chipotle Mexican Grill, Corner Bakery Cafe, In-N-Out Burger, and Panda Express, among many others. We also supply products to smaller chains and businesses, including boutique coffeehouses, bubble tea cafes, pizza parlors and frozen yogurt shops. As our manufacturing capabilities and footprint expand, we are also beginning to supply products to national and regional supermarkets as well as convenience stores. For the six months ended June 30, 2019 and for the years ended December 31, 2018 and 2017, no single customer represented more than 10% of our revenue. Our strong brand recognition in the foodservice industry, along with the size and scope of our distribution network, provides us with a significant advantage that enables us to acquire new customers as well as increase our business with existing customers. We believe our manufacturing capabilities as well as our ability to source products globally has established us as a differentiated, cost-effective provider of high quality products relative to our competitors.
We seek to provide our customers with the highest levels of customer service by providing high quality products in a timely and cost-efficient manner. We operate our business strategically and with broad flexibility to provide both our large and small customers with the wide spectrum of products they need to successfully run and grow their businesses. In addition to the traditional purchasing channels, to provide our customers with additional flexibility and convenience we have made significant investments to establish and grow our e-commerce distribution channel www.lollicupstore.com.
We currently operate an approximately 300,000 square foot manufacturing facility, distribution and fulfillment center in Chino, California. Due to capacity constraints and continuously growing demand, in the first quarter of 2019, we opened a second, approximately 500,000 square foot manufacturing facility, distribution and fulfillment center located in Rockwall, Texas. We believe once our Rockwall, Texas facility is fully operational by early 2020, we will significantly increase our manufacturing capacity, reduce shipping costs and expand our geographic footprint. In addition, we operate three other distribution centers located in Avenel, New Jersey, Sumner, Washington and Summerville, South Carolina. We also expect to open an approximately 190,000 square foot distribution and fulfillment center located in Branchburg, New Jersey in 2020. Our distribution and fulfillment centers are strategically located in proximity to major population centers, including the Los Angeles, Dallas, New York and Seattle metro areas.
We were founded in 2000 by Alan Yu and Marvin Cheng in San Gabriel, California as Lollicup USA Inc., a California corporation, or Lollicup. Initially our business was focused on the establishment, franchising and licensing of bubble tea store locations nationwide. Considered a pioneer for the bubble tea business in North America, our business grew rapidly from a single Lollicup Tea Café store in 2000 to more than 60 stores in 2006. In order to ensure consistency across our stores, we expanded our focus in 2004 to include the distribution of supplies for the bubble tea industry. In 2013, we sold off the retail bubble tea business to certain of Lollicup’s shareholders. In 2014, as a result of a growing demand across the foodservice industry for our packaging goods, we began manufacturing products under our Karat brand in our Chino facility. Karat Packaging Inc. was incorporated in September 2018 as the holding company for Lollicup.

Competitive Strengths
We believe the following strengths fundamentally differentiate us from our competitors and drive our success:
•
Frictionless product iteration and development in conjunction with customers in order to provide a customized solution with respect to logistics optimization, design and branding;

•
Seamless restaurant to home dining experience for end users driven by Uber Eats, Grubhub and other similar services;

•
Meeting the demand of environmentally friendly products based on customer preferences and increased regulatory requirements;

•
Real time ordering and fulfillment across all sales channels and technology platforms; and

•
Optimized manufacturing processes and advantageous raw material sourcing.

Growth Strategy
We plan to continue to organically grow our business and its profitability through several key initiatives. Through the following initiatives, our goal is to become a leading single-source provider to restaurant and foodservice customers for all of their food packaging and disposable needs:
•
Significantly increase our manufacturing and distribution capabilities through our Rockwall, Texas facility;

•
Expand our geographic footprint and sales and marketing reach, especially in the Eastern United States;

•
Grow our product offering through increased collaborations with our customers to develop customized products to meet their rapidly evolving needs;

•
Expand our research and development efforts to introduce new innovative products to the market, especially for the fast-growing environmentally-friendly disposables market;

•
Continue to hire additional sales and marketing personnel to increase our customer reach and drive further awareness of the Karat and Karat Earth ® brands;

•
Continue to build our e-commerce distribution channel to allow our customers to quickly and conveniently fulfill their packaging and disposable supply needs; and

•
Grow our sales channel with non-traditional foodservice customers including grocery stores, sports and entertainment venues, airlines, and other non-restaurant customers.

Our Industry
The disposable food packaging industry is large and growing. According to Coherent Market Insights, the global market for disposable foodservice products in 2017 was $56.7 billion. They estimate the market will grow to $78.1 billion by 2025, representing 3.6% compounded annual growth. The primary categories of disposable foodservice products include food packaging, containers, tableware, cups, lids, cutlery, straws, napkins and bags. The large breadth and scope of products is reflected in the diverse nature of the industry participants, who range from large international conglomerates to smaller regional and niche companies. As a result, the industry is represented by a large number of companies and remains highly fragmented. Similarly, end customers of the disposable food packaging industry are equally diverse in composition. The restaurant and food-service categories that are the primary purchasers of our products include quick service restaurants (QSRs), fast casual, convenience stores, specialty drink establishments, casual dining and increasingly, premium casual and family dining restaurants.
The industry is currently experiencing a period of both growth and transition as a result of several key factors that have emerged in recent years. These include the growing market for food delivery and take out dining; new governmental regulations primarily resulting from an increasingly environmentally-conscious public; and growing consolidation within the food packaging industry. We believe that we will benefit from a continuation of these market trends due to our customer-centric approach, commitment to environmentally-friendly products and the flexibility of our business model.
Food delivery and take out
With the growing trend towards at home dining and mobility-oriented e-commerce, food delivery and take out dining are currently experiencing rapid growth. Statista estimates that the online food delivery market will reach over $21 billion in 2019 and will grow to $29 billion by 2023, representing 8.5% compounded annual growth. It is estimated that 51% of Americans use food delivery services and 26% order takeout or delivery at least once a week. This growth is driven in large part by e-commerce companies such as Grubhub, Uber Eats, DoorDash, Seamless and Postmates. In order to benefit from this growing market trend, food-service establishments are actively trying to provide a high quality at-home dining customer experience that is comparable to the in-restaurant experience. Central to this effort is food quality and overall presentation where food packaging plays a very critical role. Restaurants are seeking to develop high quality, customized disposables that not only provide the freshest and best possible food experience, but also provide a premium, branded at-home dining experience.
Governmental regulations
Environmental concerns regarding disposable products broadly have resulted in a number of significant changes that are specific to the food-service industry, including regulations applicable to our customers. State and local governments have been actively enacting legislation that prohibits certain types of end-products as well as the use of certain raw materials used in manufacturing. In September 2018, the state of California effected legislation that severely restricts the use of plastic straws in full service restaurants beginning January 1, 2019. Similar legislation has been enacted by local governments and municipalities throughout the country. In addition to plastic straws, in July 2018, the city of Seattle banned the use of plastic utensils at all food-service businesses. Additionally, numerous local legislative prohibitions on the use of single use Styrofoam products have been implemented. This includes New York City, whose ban on single use Styrofoam became effective in January 2019. As a result of these changes, which are expected to increase in scope and geography, food-service establishments are looking to sources alternative product options made from biodegradable materials and other environmentally-friendly options.
Additionally, evolving foreign trade policy by the U.S. federal government has resulted in the imposition of tariffs on a number of imported food-service disposable products, including those imported from China. To avoid the resulting higher product costs, many domestic purchasers may seek to establish alternative distribution channels and source products from U.S. based manufacturers or from other, non-tariffed countries.
Industry consolidation
Over the last several years, there has been significant consolidation within the industry. This is due in part to larger and more established companies seeking to generate growth and maintain profitability through the expansion of their product offering. As is common in the food packaging industry, larger companies typically broaden their product portfolio through the acquisition of established companies, rather than building out new product categories from the ground up. As consolidation occurs, existing customers often find themselves facing issues of changing product availability, discontinuations, increasing prices, support staff turnover and other potential transition-related issues. These issues can be highly disruptive to a customer’s business and as a result, the customers often seek out other stable and more reliable channels for product sourcing.
Our Products
We offer a wide selection of high-quality, cost effective food packaging products and disposables. We work in close collaboration with our customers to develop products to meet the needs unique to their individual businesses. This includes developing containers and food storage items that are both visually appealing and that deliver the best possible food quality and freshness. Additionally, we are able to custom print or label many of our products, to help our customers brand the at home dining experience of their customers. The major categories of our products include:
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Foods packaging;

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Tableware;

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Cups and lids;

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Cutlery; and

•
Straws.

Karat Earth
Karat Earth ® is our specialty line of environmentally-friendly products that are made from renewable resources that are ethically sourced. We have never used Styrofoam in any of our Karat products. The Karat Earth ® line includes food containers, tableware, cups, lids, utensils and straws. Customers can order products that are plain or custom printed to feature their brand.
Our Karat Earth ® products are Cedar Grove Certified and Biodegradable Products Institute (BPI) Certified Compostable. Karat Earth ® plastic products are made from polylactic acid (PLA) sourced from NatureWorks Ingeo PLA. Ingeo PLA is a non-petroleum based, biopolymer that is manufactured from plant sugars. Due to its material composition, Ingeo PLA is non-volatile, non-toxic and odorless if incinerated.
We intend to invest in research and development for our Karat Earth ® line to significantly expand our product offering to meet the needs of our customers and the evolving regulatory landscape.
Our Facilities
Our headquarters, manufacturing facilities and distribution centers are located near our customers and their restaurant and foodservice locations. Strategically, our facilities are located in proximity to major population centers, including the Los Angeles, Dallas, New York and Seattle metro areas. This allows for quick fulfillment and delivery service for our customers in these higher population areas.
Chino Headquarters and Facility
We lease our principal executive and administrative offices located at 6185 Kimball Avenue, Chino, CA 91708.
At the same location, we operate an approximately 300,000 square foot manufacturing, warehouse storage and distribution facility. The manufacturing plant operates 24 hours a day, seven days a week and features state of the art machinery including a Reifenhauser extruder and ILLIG thermoforming machines. The facility has four custom printing machines, five thermoforming machines, eight paper cup forming machines, one paper slitting machine and three die cutting machines.
Rockwall Facility
Due to manufacturing capacity constraints, we recently opened an approximately 500,000 square foot manufacturing, warehouse storage and distribution facility in Rockwall, Texas. We lease the facility from Global Wells Investment Group LLC, an entity controlled by one of our stockholders, and in which we have an equity interest, as further described in “Certain Relationships and Related Party Transactions.” We expect the facility to be fully operational by early 2020. This facility will not only significantly increase our manufacturing capabilities but also strengthen our distribution and reach.
By the end of 2019, the Rockwall facility will operate 24 hours a day, seven days a week. It will feature state of the art machinery including two Reifenhauser extruders and ILLIG thermoforming machines, ten paper cup forming machines, one paper slitting machine, and a custom printing machine.

Additional Distribution Centers
We also operate an approximately 63,000 square foot warehouse storage and distribution facility in Summerville, South Carolina, an approximately 46,000 square foot warehouse storage and distribution facility in Sumner, Washington and an approximately 40,000 square foot warehouse storage and distribution facility in Avenal, New Jersey. In addition, we expect to open an approximately 190,000 square foot distribution and fulfillment center located in Branchburg, New Jersey in 2020.
Our Distribution Network
We sell and distribute our products to approximately 5,000 customers across the United States. We partner with foodservice establishments of every size, with our customers ranging from large multi-national restaurant chains to regional and smaller-chain establishments. Our customers benefit from our broad product offering which allows them to streamline their procurement process by purchasing all of their disposable goods from a single-source provider. We also sell our products directly to leading restaurant supply companies that distribute products to a wide range of food-service establishments internationally. Our growing salesforce works closely with our customers to tailor the optimal mix of products to meet the unique needs of their businesses. We intend to continue to hire additional sales personnel nationally to expand our sales reach, geographic footprint and increase our penetration into the different market segments of the foodservice industry.
We work closely with our customers to develop an optimal logistics and supply chain solution customized to their businesses. We have built a flexible distribution system which allows our customers to order and receive products on a timely basis based on the real-time needs of their businesses. In addition to regularly scheduled delivery intervals, our customers can order and schedule delivery of products via telephone, facsimile, email or through our online e-commerce platform at www.lollicupstore.com. Our regional warehouses and distribution centers allow us to deliver products on a timely basis to key population centers across the United States. Depending on the needs of our customers, final product delivery to their stores or affiliated distribution centers occurs via courier package delivery or through our company-employed delivery drivers.
E-Commerce Platform
In 2004, we established our e-commerce platform at www.lollicupstore.com, to provide an additional channel for our customers to purchase our products. Our e-commerce website, which is utilized primarily by our small and medium-size customers, offers the entire range of our products for online procurement. Through the website, our customers can purchase products and schedule delivery in a quick and convenient format. The website also allows us to offer daily specials and sales discounts to our customers to drive increased sales. Additionally, the website enables us to cross market other products to our customers that they may be purchasing elsewhere. In fiscal 2018, revenue from our online platform represented approximately 6% percent of our revenue. We will continue to develop and invest in this platform which we expect to increase as percentage of our overall revenue.

Our Corporate Structure
Set forth below is an organizational chart which identifies the Company and its consolidated entities:

Alan Yu
CEO and Chairman
Marvin Cheng
Vice President – Manufacturing,
Secretary and Director
Other Owners
48.47%
48.47%
3.06%
Karat Packaging Inc.,
a Delaware corporation
100%
Lollicup USA Inc.,
a California corporation
Other Owners
13.5%
86.5%
Global Wells Investment Group LLC,
a Texas limited liability company

Please see “Principal Stockholders” for the beneficial ownership of our common stock before and after this offering for each 5% or more stockholder, executive officer and director of the Company. Please see “Certain Relationships and Related Party Transactions” for a description of the agreements between Lollicup and Global Wells.
Intellectual Property
Our intellectual property portfolio includes 16 active trademarks, including Lollicup, Karat, Karat Earth ® and Strawless, and five registered copyrights.
Employees
As of June 30, 2019, we had 542 full-time employees and 549 total employees. None of our employees are currently covered by a collective bargaining agreement. We have no labor-related work stoppages and believe our relations with our employees are good.
Recent Developments
In July 2019, we entered into an Assignment and Assumption of Grants with Global Wells, whereby Global Wells assigned to us the Incentive Grants effective as of July 1, 2018. These Incentive Grants were paid to us by the REDC in connection with Global Wells’s purchase of the Rockwall facility.
In July 2019, we amended our equipment loan with a financial institution that had a draw down period expiring August 28, 2019 by converting it to a term loan with the maturity date extended to July 2024. Interest accrues at a fixed rate of 5.75%. Principal and interest payments of  $192,572 are due monthly commencing August 11, 2019 with the remaining principal and unpaid interest due at maturity. The loan is secured by our assets and guaranteed by certain of our existing stockholders.
In September 2019, we increased the maximum borrowing under our existing line of credit from $30,000,000 to $40,000,000.
Legal Proceedings
From time to time, we are involved in various legal proceedings. Although no assurance can be given, we do not believe that any of our currently pending proceedings will have a material adverse effect on our financial condition, cash flows or results of operations.

Corporate Information
We were founded in 2000 by Alan Yu and Marvin Cheng in San Gabriel, California and subsequently incorporated as Lollicup USA Inc., a California corporation, or Lollicup. In September 2018, we incorporated Karat Packaging Inc. in Delaware, and the Company, Lollicup, and Messrs. Yu and Cheng and the other shareholders of Lollicup (together, the “Lollicup Shareholders”) entered into a share exchange agreement and plan of reorganization whereby the Lollicup Shareholders exchanged their shares of common stock in Lollicup for an equal number of shares of common stock of the Company, resulting in Lollicup becoming a wholly-owned subsidiary of the Company. Our principal executive and administrative offices are located at 6185 Kimball Avenue, Chino, CA 91708, and our telephone number is (626) 965-8882. Our website address is www.karatpackaging.com. For certain historical information about us, see Note 1 to the Consolidated Financial Statements.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

MANAGEMENT
Our Board of Directors and Executive Officers
Executive Officers and Directors
Below is a list of the names, ages, positions and a brief summary of the business experience, as of September 30, 2019, of individuals who serve as our executive officers and directors.
Name	Age	Position
Executive Officers
Alan Yu	49	Chief Executive Officer and Chairman of the Board of Directors
Peter Lee	53	Interim Chief Financial Officer
Marvin Cheng	50	Vice President – Manufacturing, Secretary and Director
Joanne Wang	47	Chief Operating Officer
Independent Directors
Paul Y. Chen	54	Director
Eric Chen	50	Director
Eve Yen	63	Director
Alan Yu co-founded Lollicup in 2000 and is our Chairman and Chief Executive Officer. Mr. Yu attended the University of California, Los Angeles. We believe that Mr. Yu is qualified to serve on our board of directors due to the perspective and experience he brings as our co-founder, Chairman and Chief Executive Officer, as well as one of our two largest stockholders.
Peter Lee joined the Company as our Interim Chief Financial Officer in October 2018. Mr. Lee is a CPA and founder and managing partner of PJ Tech LLP, a provider of audit, finance and accounting services. Prior to founding PJ Tech in 2018, he was an audit partner at RSM US LLP and has over 20 years of experience in advising companies on various accounting and capital raising matters. Peter holds a B.S. in Accounting from the California State University — Long Beach College of Business Administration.
Marvin Cheng co-founded Lollicup in 2000 and is our Vice President — Manufacturing, Secretary and Director. Mr. Cheng holds a B.S. in Business from California State University, Los Angeles. We believe that Mr. Cheng is qualified to serve on our board of directors due to the perspective and experience he brings as our co-founder and Vice President — Manufacturing and Secretary, as well as one of our two largest stockholders.
Joanne Wang joined Lollicup in 2003 and was appointed our Chief Operating Officer in December 2018. As Chief Operating Officer, Ms. Wang helps establish our pricing structure and sales training guidance. Before joining the Company, Ms. Wang started her career in telecommunications, and previously served as Vice President of Sales & Marketing at both Premiere Telemedia, Inc. and Pincity.com. Ms. Wang holds a B.A. in graphic design and visual communications from California State University, Los Angeles.
Paul Y. Chen joined our board of directors in January 2019 and serves as our lead independent director. Mr. Chen is a practicing CPA and is the managing partner and CEO of Chen & Fan Accountancy Corporation, specializing in financial audits, advisory, and income tax compliance for U.S. business entities, many of which are affiliated with multi-national groups with core operations in the Pacific Rim. Mr. Chen has over 30 years of experience in public accounting, serving industries including distribution, property management, banking, manufacturing, biotech, and R&D services. Prior to joining Chen & Fan Accountancy Corporation in 1999, Mr. Chen worked as an auditor and tax manager at Deloitte. He is an active participant in a number of community organizations and currently serves on the board of a number of community Chambers of Commerce and nonprofit organizations throughout Southern California, including on the audit and finance committees of Genesis LA Economic Growth Corporation, a

Community Development Financial Institution. Mr. Chen received his MBA from the University of Southern California and B.S. from the University of California, Los Angeles. We believe that Mr. Chen is qualified to serve as a member of our board of directors based on his significant experience in public company accounting.
Eric Chen joined our board of directors in January 2019. Mr. Chen is the founder of the Law Offices of Eric K. Chen, which he founded in 1995. Mr. Chen’s professional experience centers on personal injury law, business litigation, and international corporate law. Mr. Chen assists U.S. and Chinese companies in finding joint ventures and mergers and acquisition partnerships. In addition, Mr. Chen has served as legal counsel for the California Acupuncture Medicine Association (CAMA), California Association of Acupuncture and Oriental Medicine (CAAOM), and Council of Acupuncture and Oriental Medicine Association (CAOMA). Mr. Chen is the co-founder and vice president of the Nevada Chinese Professionals and Business Association. Mr. Chen holds a J.D. from the Southwestern University School of Law. We believe that Mr. Chen is qualified to serve as a member of our board of directors based on his experience as a commercial litigator familiar with international transactions.
Eve Yen joined our board of directors in January 2019. Ms. Yen is the founder, co-owner and CEO of Diamond Wipes International, Inc., a manufacturer of wet wipes based in Chino, California, which she founded in 2000. Ms. Yen serves on the board of the 100 Mile Club®, a grass-roots non-profit organization dedicated to helping children and families to achieve a healthy lifestyle through physical activity nationwide. Ms. Yen also served on Asian Pacific Community Fund (APCF)’s board of director, devoted to supporting small organizations and nurturing future leaders from minority communities. Ms. Yen holds an M.S. in Management Information Systems from New York Institute of Technology. We believe that Ms. Yen is qualified to serve as a member of our board of directors based on her perspective and experience as CEO and founder of a California-based manufacturing company.
Services Agreement with PJ Tech LLP
On June 15, 2018, we entered into a Services Agreement (the “Services Agreement”), effective June 15, 2018 through December 31, 2018, with PJ Tech LLP, or PJ Tech. Pursuant to the Services Agreement, PJ Tech agreed to provide the Company with (i) accounting and several financial and consulting advisory services related to the Company’s IPO, including drafting of financial statements and assistance and preparation of SEC filings, and (ii) the services of Peter Lee as our Interim Chief Financial Officer, for consideration of up to $120,000. Mr. Lee is the co-founder and owner of PJ Tech. On January 1, 2019, the Services Agreement was renewed on the same terms, extending the term until April 30, 2019, subject to additional extensions. On May 1, 2019, the Services Agreement was renewed on the same terms, extending the term to June 30, 2019. For the year ended December 31, 2018, we paid PJ Tech $167,000. For the three months and six months ended June 30, 2019, we paid PJ Tech $86,000 and $154,600, respectively. No compensation was paid directly to Mr. Lee during the year ended December 31, 2018 and six months ended June 30, 2019. On July 1, 2019, we entered into a Contract Chief Financial Officer Agreement, effective through December 31, 2019, whereby (i) Mr. Lee will provide Interim Chief Financial Officer services for consideration of  $22,000 per month, and (ii) PJ Tech will continue to provide general finance and accounting advisory services to the Company. The Company is in the process of interviewing candidates with public company experience to replace Mr. Lee as Chief Financial Officer on a permanent basis.
Board Composition and Risk Oversight
Our board of directors is currently composed of five members. Three of our directors are independent within the meaning of the independent director guidelines of The Nasdaq Global Market. Our certificate of incorporation and bylaws provide that the number of our directors shall be at least one and will be fixed from time to time by resolution of our board of directors. There are no family relationships among any of our directors or executive officers.
We intend to expand the size of our board of directors from five members to seven by adding two additional independent directors. While we have not made a formal determination, we are currently evaluating director candidates who would provide additional public company and industry experience.
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected our board of directors’ leadership structure.
Director Independence
We have applied for the listing of common stock on The Nasdaq Global Market under the symbol “KRAT.” Under the rules of The Nasdaq Global Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of The Nasdaq Global Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In January 2019, our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these non-employee directors is “independent” as that term is defined under the rules of The Nasdaq Global Market. In January 2019, our board of directors also determined that Eve Yen, Paul Y. Chen and Eric Chen, each of whom comprise our audit committee, compensation committee and nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Global Market. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Mr. Yu, our Chief Executive Officer, is also the Chairman of our board of directors. Our board of directors determined that, at the present time, having our Chief Executive Officer also serve as the chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our stockholders. Mr. Yu co-founded the Company, and our board of directors believes that Mr. Yu’s years of management experience in our industry as well as his extensive understanding of our business, operations, and strategy make him well qualified to serve as chairman of our board.

The Company’s Corporate Governance Guidelines provide our board of directors with flexibility to select the appropriate leadership structure at a particular time based on what our board of directors determines to be in the best interests of the Company. The Company’s Corporate Governance Guidelines provide that our board of directors has no established policy with respect to combining or separating the offices of Chairman of the Board and principal executive officer.
In January 2019, our board of directors appointed Paul Y. Chen to serve as our lead independent director. As lead independent director, Paul Y. Chen presides over periodic meetings of our independent directors, serves as a liaison between the chairman of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.
Board Committees
Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.
Audit Committee
The members of our audit committee are Paul Y. Chen, Eve Yen and Eric Chen, each of whom is a non-employee and an independent member of our board of directors. Our audit committee chairperson, Mr. Paul Chen, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Global Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit chairperson operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Global Market. Our board of directors has determined that each of Eve Yen, Paul Y. Chen and Eric Chen are independent for audit committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and have sufficient knowledge in financial and auditing matters to serve on the audit committee.
Our audit committee will:
•
approve the hiring, discharging, replacement and compensation of our independent registered public accounting firm;

•
oversee and evaluate the work of our independent registered public accounting firm;

•
approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•
review the qualifications, independence and performance of the independent registered public accounting firm;

•
review our consolidated financial statements and review our critical accounting policies and estimates;

•
review the adequacy and effectiveness of our internal controls;

•
review the adequacy and effectiveness of our disclosure controls and procedures;

•
review the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;

•
review our major financial risk exposures; and

•
review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

Compensation Committee
The members of our compensation committee are Eve Yen, Paul Y. Chen and Eric Chen. Ms. Yen is the chairperson of our compensation committee. Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Global Market. The compensation committee will:
•
review, recommend policies relating to, and approve compensation and benefits of our officers and non-employee directors;

•
review and approve compensatory contracts or similar transactions or arrangements with our officers;

•
review and approve corporate goals and objectives related to the compensation of our officers, and evaluate the performance of our officers in light of such goals and objectives;

•
provide oversight of our overall compensation plans and benefits programs;

•
review the succession planning for our officers; and

•
make recommendations regarding the establishment of and administer the issuance of stock options and other awards under our stock plans.

Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Eve Yen, Paul Y. Chen and Eric Chen. Mr. Eric Chen is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Global Market. The nominating and corporate governance committee will:
•
review, evaluate and make recommendations regarding the organization, composition, size and governance of the board of directors and its committees;

•
assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•
evaluate the independence of directors and director nominees;

•
review our related party transaction policy and review and oversee all transactions between the Company and a related person for which review or oversight is required by applicable law;

•
review actual and potential conflicts of interest of the members of our board of directors and our officers;

•
recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors;

•
review and approve our Code of Business Conduct and Ethics; and

•
develop, oversee, review and make recommendations with regard to our corporate governance guidelines.

Following this offering, a copy of the committee charters and the Company’s Corporate Governance Guidelines will be posted on the investor section of our website, www.karatpackaging.com.
Director Compensation
No compensation was paid to our three independent directors for the fiscal year ended December 31, 2018. In addition, no compensation was paid to our two executive directors for their service as directors for the fiscal year ended December 31, 2018. See the “Summary Compensation Table” below for compensation paid to our two executive directors, Messrs. Yu and Cheng, in connection with their employment with the Company for the fiscal year ended December 31, 2018.

Shortly after their appointment to the Board in January 2019, our independent directors were each granted options to purchase 5,000 shares of our common stock at an exercise price of  $10 per share, which will vest in full on the first anniversary of the closing of this offering. Additional equity awards may be granted to directors at the direction of the Compensation Committee based on an individual director’s contributions to the Company.
Code of Business Conduct and Ethics
In February 2019, we adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be posted on the investor section of our website. Amendments or waivers of our code of business conduct and ethics will be provided on our website www.karatpackaging.com within four business days following the date of the amendment or waiver.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee are Eve Yen, Paul Y. Chen and Eric Chen. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee. See the section of this prospectus titled “Certain Relationships and Related Party Transactions” for additional information.
Limitation of Liability and Indemnification Matters
Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law, or DGCL. In addition, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further limiting the personal liability of directors, then the liability of our directors shall be limited to the fullest extent permitted by the DGCL, as so amended.
As permitted by the DGCL, we have entered into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION
As of June 30, 2019, our named executive officers consist of our two founders, Alan Yu, our Chief Executive Officer, and Marvin Cheng, our Vice President — Manufacturing and Secretary, Peter Lee, our Interim Chief Financial Officer, and Joanne Wang, our Chief Operating Officer.
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by, or paid to all four of our named executive officers the years ended December 31, 2018 and 2017.
Name and Principal Position	Year	Salary ($)	All Other Compensation(2)($)	Total ($)
Alan Yu Chief Executive Officer	2018	$162,000	$37,901	$199,901
	2017	$126,500	$22,418	$148,918
Peter Lee(1) Interim Chief Financial Officer	2018	$—	$—	$—
	2017	$—	$—	$—
Marvin Cheng Vice President – Manufacturing and Secretary	2018	$174,000	$24,777	$198,777
	2017	$116,500	$25,133	$141,633
Joanne Wang Chief Operating Officer	2018	$160,024	$15,469	$175,493
	2017	$119,816	$5,391	$125,207

(1)
Peter Lee, our Interim Chief Financial Officer, is the owner of PJ Tech LLP, to which we paid a total of  $167,000 in fees in fiscal 2018. We engaged PJ Tech commencing June 15, 2018. See “Management — Services Agreement with PJ Tech” on page 53 above. We did not pay any compensation to Mr. Lee individually.

(2)
All other compensation consists of a car allowance.

Employment Arrangements with Our Named Executive Officers
We intend to enter into employment agreements setting forth the terms and conditions of employment for each of our named executive officers, other than Mr. Lee. These agreements will provide for at-will employment. In addition, each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement. We also granted Ms. Wang, our Chief Operating Officer, an aggregate of 75,000 RSUs, which vest in three equal installments on an annual basis commencing on the first anniversary of the closing of this offering.
Director Compensation
No compensation was paid to our three independent directors for the fiscal year ended December 31, 2018. In addition, no compensation was paid to our two executive directors for their service as directors for the fiscal year ended December 31, 2018. See the “Summary Compensation Table” above for compensation paid to our two executive directors, Messrs. Yu and Cheng, in connection with their employment with the Company for the fiscal year ended December 31, 2018.
Shortly after their appointment to the Board in January 2019, our independent directors were each granted options to purchase 5,000 shares of our common stock at an exercise price of  $10 per share, which will vest in full on the first anniversary of the closing of this offering. Additional equity awards may be granted to directors at the direction of the Compensation Committee based on an individual director’s contributions to the Company.
Equity Compensation Plans
Prior to January 2019, we did not have in place an equity compensation plan. Below is a description of our equity compensation plan adopted in January 2019.

Overview
Our board of directors and stockholders have approved the Karat Packaging Inc. Stock Incentive Plan (the “Plan”) pursuant to which the Company may issue up to 2,000,000 shares of its common stock. The primary purpose of the Plan is to attract, retain, reward, and motivate certain individuals by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for our growth and success, so as to strengthen the mutuality of the interests between such individuals and the stockholders.
The following discussion summarizes the material terms of the Plan. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the Plan, which is included as an exhibit to the Registration Statement of which this prospectus forms a part.
Administration
The Plan is administered by our Compensation Committee.
All grants under the Plan will be evidenced by an award agreement that will incorporate the terms and conditions of the Plan as the Compensation Committee deems necessary or appropriate.
Coverage Eligibility
The Plan provides for the issuance of awards, or an Award, consisting of stock options, or Options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance shares, and performance units. Incentive stock options, or ISOs may be granted under the Plan only to our employees. Our employees, consultants, directors, independent contractors, and certain prospective employees who have committed to become an employee are eligible to receive all other types of awards under the Plan, each referred to as an Eligible Individual.
Shares Reserved for Issuance Under the Plan
Subject to adjustment as described below and under the section titled “Change in Control,” the number of shares of common stock available for issuance under the Plan will be 2,000,000. A maximum of 2,000,000 shares of stock may be issued pursuant to ISOs under the Plan. Notwithstanding the foregoing, if any Award is cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, the shares of common stock that were subject to such Award shall become available for future Awards granted under the Plan; provided, however, that any shares of common stock subject to an Award that are cancelled to pay the exercise price of a stock option, purchase price or any taxes or tax withholdings on an Award will not be available for future Awards granted under this Plan.
If the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company, an appropriate and proportionate adjustment shall be made by the Committee to: (i) the aggregate number and kind of shares of common stock available under the Plan, (ii) the calculation of the reduction of shares of common stock available under the Plan, (iii) the number and kind of shares of common stock issuable pursuant to outstanding Awards granted under the Plan and/or (iv) the exercise price of outstanding Options or SARs granted under the Plan. No fractional shares of common stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made to any ISO shall be made in accordance with Section 424 of the Code.
Grants of RSUs
In February 2019, we granted an aggregate of 267,000 RSUs to our key employees, each of whom entered into a Restricted Stock Award Agreement with us. The RSUs will vest in three equal annual installments beginning on the first anniversary of the closing of this offering.

Grant of Options
In February 2019, we granted each of our independent directors options to purchase 5,000 shares of our common stock at an exercise price of  $10 per share, each of whom entered into a Stock Option Agreement with us. The options will vest in full on the first anniversary of the closing of this offering.
Change in Control
Upon the occurrence of a Change in Control (as defined in the Plan), the Committee may, in its sole and absolute discretion, provide on a case by case basis that (i) all Awards shall terminate, provided that participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any Award, (ii) all Awards shall terminate, provided that participants shall be entitled to a cash payment equal to the price per share of common stock paid in the Change in Control transaction, with respect to shares subject to the vested portion of the Award, net of the exercise price thereof, if applicable, (iii) in connection with a liquidation or dissolution of the Company, the Awards, to the extent vested, shall convert into the right to receive liquidation proceeds net of the exercise price (if applicable), (iv) accelerate the vesting of Awards and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert an Award upon a Change in Control of the Company, then the Award shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

PRINCIPAL STOCKHOLDERS
The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of September 30, 2019, for:
•
each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership and percentage ownership are determined in accordance with the SEC rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options, warrants and convertible instruments that are exercisable within 60 days of September 30, 2019, are considered to be outstanding. The shares underlying these options, warrants and convertible instruments are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options, warrants and convertible instruments but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 15,190,000 shares of our common stock outstanding as of September 30, 2019. The address for those individuals for which an address is not otherwise indicated is: c/o Karat Packaging Inc., 6185 Kimball Ave, Chino, CA 91708.
	Common Stock Beneficially Owned Before This Offering(1)		Common Stock Beneficially Owned After This Offering(2)
Name of Beneficial Owner	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
Directors and Named Executive Officers
Alan Yu Chief Executive Officer and Chairman	7,362,498	48.47%	7,362,498	36.47%
Peter Lee Interim Chief Financial Officer	—	—	—	—
Marvin Cheng Vice President – Manufacturing, Secretary and Director	7,362,498	48.47%	7,362,498	36.47%
Joanne Wang Chief Operating Officer	—	—	—	—
Eve Yen Director	—	—	—	—
Paul Y. Chen Director	—	—	—	—
Eric Chen Director	—	—	—	—
All executive officers and directors as a group	14,724,996	96.94%	14,724,996	72.94%

(1)
Based on 15,190,000 shares of common stock outstanding as of September 30, 2019.

(2)
Assuming 20,190,000 shares of common stock are outstanding immediately after this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Executive and Director Compensation.”
Related-Person Transactions Policy
Upon consummation of this offering, we intend to adopt a formal written policy for the review, approval or ratification of transactions with related persons.
Private Placement Sales of Securities
The following table sets forth a summary of our securities issued to related persons since January 1, 2018 or further described below, other than compensation arrangements that are described under the section of this prospectus captioned “Executive and Director Compensation.” For a description of beneficial ownership see the section of this prospectus captioned “Principal Stockholders.”
Shares of Common Stock
Related Persons:
Alan Yu(1)	7,362,498
Marvin Cheng(1)	7,362,498
Keary Global Group, LTD.	250,004
Jun Wu	50,000
Plutus Investment Holding Company	25,000

(1)
In addition to being a 5% stockholder, each of Alan Yu and Marvin Cheng is a director and an executive officer.

Share Exchange
Pursuant to the Share Exchange Agreement and Plan of Reorganization, dated as of September 27, 2018, entered into by the Company, Lollicup, and each of Alan Yu, Marvin Cheng, Keary Global, and Plutus (and together with Alan Yu, Marvin Cheng and Keary Global, collectively, the “Lollicup Shareholders”), we issued 15,000,000 shares of common stock, in exchange for all of the issued and outstanding shares of Lollicup owned by the Lollicup Shareholders (the “Share Exchange”). Each of Alan Yu and Marvin Cheng was a member of our board of directors as of the consummation of the Share Exchange. Pursuant to the consummation of the Share Exchange, Alan Yu and Marvin Cheng each own 5% or more of our outstanding shares of common stock. Keary Global is owned by our CEO Alan Yu’s brother, Jeff Yu, who is one of our employees. Plutus owns equity in Global Wells, in which Lollicup has an equity interest.
Conversion of Convertible Promissory Notes
In September 2018, Lollicup issued 250,004 shares of common stock to Keary Global pursuant to the conversion of convertible promissory notes, in the aggregate principal amount of  $2,500,036, previously issued by Lollicup to Keary Global, and 25,000 shares of common stock to Plutus pursuant to the conversion of a convertible promissory note, in the principal amount of  $250,000, previously issued by Lollicup to Global Wells.
Common Stock Private Placement
Between October 31, 2018 and November 14, 2018, we offered and sold an aggregate amount of 190,000 shares of common stock in a private placement. Jun Wu, the general manager of Suntop Holdings, a company organized under the laws of the People’s Republic of China, or Suntop, which in turns owns equity in each of Global Wells and Lollicup Franchising, acquired 50,000 shares of common stock for the purchase price of  $500,000. Alan Yu and Marvin Cheng each own a 20% equity interest in Lollicup Franchising.
Distribution to Stockholders
In connection with a dividend of  $0.0814 per share of common stock issued in 2018, the Company offset stockholder loans in the amount of  $599,123 held by Alan Yu and $363,104 held by Marvin Cheng.
Other Transactions
We have granted Options and RSUs to certain of our executive officers and to all of our non-executive directors. For a description of these Options and RSUs, see the sections titled “Executive and Director Compensation.”
We have entered into indemnification agreements with our directors and executive officers. For a description of these agreements, see the section of this prospectus titled “Management — Limitation of Liability and Indemnification Matters.”
We have made ongoing purchases with Keary Global through the use of purchase orders. For the six months ended June 30, 2019 and 2018, we made purchases in the aggregate amount of  $12.2 million and $14.0 million, respectively, from Keary Global and Keary International. For the three months ended June 30, 2019 and 2018, we made purchases in the aggregate amount of  $7.0 million and $8.9 million, respectively, from Keary Global and Keary International. Purchases during the years ended December 31, 2018 and 2017 from this related party were $22 million and $27.7 million, respectively. As of June 30, 2019, December 31, 2018 and December 31, 2017, we had payables in the aggregate amount of  $3.3 million, $3.4 million and $5.8 million, respectively, to Keary Global and Keary International.
In March 2018, we entered into a commercial lease agreement with Global Wells for the use of an approximately 500,000 square foot manufacturing facility in Rockwall, Texas. The term of the lease commenced on May 1, 2019 and ends on April 30, 2029 and requires us to make monthly lease payments of $196,000 to Global Wells, with the Company having received six months of free rent from May 1, 2019 through October 31, 2019. In addition, in July 2019, we entered into an Assignment and Assumption of Grants with Global Wells, whereby Global Wells assigned to the Incentive Grants effective as of July 1, 2018. These Incentive Grants were paid to us by the REDC in connection with Global Wells’s purchase of the Rockwall facility. As of March 23, 2018, the Company consolidates Global Wells, its variable interest entity, in which the Company is the primary beneficiary. As a result of this consolidation, all intercompany transactions between the Company and Global Wells are eliminated.
On June 15, 2018, we entered into a Services Agreement (the “Services Agreement”), effective June 15, 2018 through December 31, 2018, with PJ Tech. Pursuant to the Services Agreement, PJ Tech agreed to provide the Company with (i) accounting and finance advisory services related to the Company’s IPO, including drafting of financial statements and assistance and preparation of SEC filings, and (ii) the services of Peter Lee as the Company’s Interim Chief Financial Officer, for consideration of up to $120,000. Mr. Lee is the co-founder and owner PJ Tech. On January 1, 2019, the Services Agreement was renewed on same terms, extending the term until April 30, 2019, subject to additional extension. On May 1, 2019, the Services Agreement renewed on the same terms, extending the term to June 30, 2019. For the year ended December 31, 2018, we paid PJ Tech $167,000. For the three months and six months ended June 30, 2019, we paid PJ Tech $86,000 and $154,600, respectively. No compensation was paid directly to Mr. Lee during the year ended December 31, 2018 and six months ended June 30, 2019. On July 1, 2019, we entered into a Contract Chief Financial Officer Agreement, effective through December 31, 2019, whereby (i) Mr. Lee will provide Interim Chief Financial Officer services for consideration of  $22,000 per month, and (ii) PJ Tech will continue to provide general finance and accounting advisory services to the Company.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock, together with any additional information we include in any applicable prospectus supplements or any free writing prospectuses that we may authorize to be delivered to you, summarizes the material terms and provisions of our capital stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future capital stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement or free writing prospectus. For the complete terms of our capital stock, please refer to our certificate of incorporation and our bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the DGCL. The summary below and that contained in any prospectus supplement or free writing prospectus are qualified in their entirety by reference to our certificate of incorporation and our bylaws.
Authorized Capital Stock
We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. The holders of common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, except for amendments to the certificate of incorporation relating solely to the terms of a series of preferred stock. Additionally, all matters submitted to a vote of stockholders will require the affirmative vote of the stockholders holding a majority of the shares. There will be no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock will have no preemptive rights and will have no right to convert their common stock into any other securities and there will be no redemption provisions applicable to the common stock.
The holders of common stock will be entitled to any dividends that may be declared by the our Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions the Company has against the payment of dividends on common stock. Other than a dividend of  $0.0814 per share of common stock issued in 2018, which primarily offset stockholder loans in the aggregate amount of  $962,226 held by Messrs. Yu and Cheng, we have not paid dividends on our common stock since inception and we do not plan to pay dividends on our common stock in the foreseeable future.
As of September 30, 2019, we have 15,190,000 shares of common stock issued and outstanding. Immediately after this offering, we will have 20,190,000 shares of common stock outstanding (or 20,940,000 shares of common stock outstanding if the underwriters exercise in full their option to purchase additional shares of common stock).
We have applied for the listing of our common stock on The Nasdaq Global Market under the symbol “KRAT.”
Preferred Stock
We are authorized to issue 10,000,000 shares of  “blank check” preferred stock, par value $0.001 per share, with designations, rights and preferences as may be determined from time to time by the our Board. As of the September 30, 2019 and immediately after this offering, we will have no shares of any class of preferred stock outstanding.
Anti-takeover Provisions
In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more stockholders from engaging in a

“business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Company’s certificate of incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to the Company.
Special Stockholder Meetings and Action by Written Consent
Under our bylaws, the chairperson of our board of directors, its president and a majority of the members of our board of directors may each call a special meeting of stockholders. The bylaws do not permit meetings of stockholders to be called by any other person. Our certificate of incorporation specifically prohibits action by its stockholders by written consent without a meeting of the stockholders unless authorized in advance by a resolution adopted by our board of directors or otherwise provided for or fixed pursuant to the provisions of the certificate of incorporation relating to the rights of holders of any series of preferred stock.
Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.
Exclusive Jurisdiction of Certain Actions
Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought against or on behalf of the Company, (ii) any action asserting a claim of breach of a duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, (iv) any action as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery in the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware). However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, these provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these provisions, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is VStock Transfer LLC.

SHARES ELIGIBLE FOR FUTURE SALE
Based on the number of shares outstanding as of September 30, 2019, upon completion of this offering, 20,190,000 shares of common stock will be outstanding. Of these outstanding shares, all 5,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our “affiliates”, as that term is defined under Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 promulgated under the Securities Act or another available exemption. Also, of these shares, approximately 14,724,996 shares will be eligible for sale in the public market 90 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144, and to 180-day lock-up agreements applicable to holders of most of the Company’s common stock.
Rule 144
In general, non-affiliate persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.
Non-Affiliates
Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:
•
the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates (subject to certain exceptions); and

•
we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to whether we are current in our Exchange Act reporting. Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Affiliates
Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately 201,900 shares immediately after the completion of this offering based on the number of shares outstanding as of September 30, 2019; or

•
the average weekly trading volume of our common stock on The Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Lock-Up Agreements
We and each of our directors, officers and stockholders have agreed, for a period of 180 days after the date of this prospectus and subject to certain exceptions, not to directly or indirectly:
•
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase,

purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or
•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock beneficially owned by them or other capital stock or any securities beneficially owned by them that are convertible into or exercisable or exchangeable for our common stock or other capital stock other than a Form S-8 Registration Statement to cover shares and interests granted under the Company’s equity incentive plans; or

•
in the case of us, complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

•
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of certain material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock, as well as any consequences arising under the U.S. estate tax or under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if  (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.
This discussion is limited to non-U.S. holders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. estate or gift tax, or any state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to the alternative minimum tax or Medicare contribution tax, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and U.S. expatriates and certain former citizens or long-term residents of the United States.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences with respect to the matters discussed below.

Distributions on Our Common Stock
Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Disposition of Our Common Stock.”
Subject to the discussion below regarding backup withholding and foreign accounts, dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS or may provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy relevant certification and other requirements to establish an exemption from or reduced rate of withholding as further discussed in “— Backup Withholding and Information Reporting” below. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To claim the exemption, the non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Gain on Sale, Exchange or Other Disposition of Our Common Stock
Subject to the discussions below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:
•
the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation.” Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. We expect that our common stock will be regularly traded on an established securities market, but no assurance can be provided that our common stock will be regularly traded.
Backup Withholding and Information Reporting
We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Accounts
The Code generally imposes a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% also applies to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. The withholding provisions described above currently apply to dividends on our common stock and will apply with respect to gross proceeds of a sale or other disposition of our common stock on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENTLY ENACTED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING
National Securities Corporation is acting as sole book-running manager of the offering and acting as representative of the underwriters named below. We have entered into an underwriting agreement with the underwriters, dated            , 2019. Subject to the terms and conditions of the underwriting agreement, we agreed to sell to the underwriters, and the underwriters agreed to purchase shares of our common stock, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.
Underwriters	Number of Shares
National Securities Corporation
Loop Capital Markets LLC
Total	5,000,000
The underwriters are committed to purchase all of the shares of common stock offered by us if any are taken, other than those covered by the option to purchase additional shares described below. The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
We have been advised by National Securities Corporation that it proposes to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority. Any securities sold by the underwriters to such securities dealers will be sold at the public offering price less a selling concession not in excess of  $       per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.
None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.
Each underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.
Underwriting Discount and Expenses
We have agreed to pay the underwriters a fee equal to 7% of the gross proceeds of the offering from investors introduced by the underwriters and a fee equal to 1% of the gross proceeds of the offering from investors introduced by us, provided that the gross proceeds from investors introduced by us may not exceed 20% of the gross proceeds of the offering. The following table summarizes the underwriting discount and commission to be paid to the underwriters by us, assuming a maximum fee of 7% of the offering price.
	Per Share	Total Without Exercise of Over- Allotment	Total With Exercise of Over- Allotment
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses to us	$	$	$
In addition to the discount set forth in the above table, we have agreed to pay up to $130,000 for the underwriters’ legal fees as well as up to $20,000 for certain of its accountable expenses.

Over-Allotment Option
In addition to the discount set forth in the above table, we have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 15% of the shares of common stock firmly committed in this offering at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.
Determination of Offering Price Listing
We have applied to list our common stock on The Nasdaq Global Market under the symbol “KRAT”. In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.
Before this offering, there has been no public market for our common stock. Our sole book-running manager, National Securities Corporation, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue doing so at any time without notice. Neither we nor any underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.
The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:
•
our history and our prospects;

•
the industry in which we operate;

•
our past and present operating results;

•
the previous experience of our executive officers; and

•
the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. Upon the commencement of trading, the price of our shares will be subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.
Lock-Up Agreements
We, our executive officers and directors and each holder of our common stock have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for six months after the date of this prospectus, subject to specified exceptions, without first obtaining the written consent of National Securities Corporation. Specifically, these persons have agreed, with certain limited exceptions, not to directly or indirectly:
•
offer, pledge, sell, contract to sell or lend any common stock;

•
sell any option or contract to purchase any common stock;

•
purchase any option or contract to sell any common stock;

•
grant any option, right or warrant to purchase any common stock;

•
otherwise transfer or dispose of any common stock;

•
make a demand or exercise any right with respect to the registration of any common stock;

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

•
publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap hedge or other arrangement relating to any common stock.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus forms a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.
Short Positions and Penalty Bids
The underwriters may engage in over-allotment, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.
•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market, and if commenced, they may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online. Other than the prospectus in electronic format, the information on an underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.
The underwriters’ compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which it may in the future receive customary fees, commissions and expenses.
In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Akerman LLP, Los Angeles, California. Certain legal matters will be passed upon for the underwriters by McGuireWoods LLP, New York, New York.
EXPERTS
The consolidated financial statements as of and for the fiscal years ended December 31, 2018 and 2017 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which is part of such registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available via the website of the SEC at www.sec.gov. We also maintain a website at www.karatpackaging.com. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed of furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

KARAT PACKAGING INC.

Karat Packaging Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (UNAUDITED)
	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents (including $1.3 million and $37,000 associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	$4,340,000	$965,000
Accounts receivable, net of allowance for doubtful accounts of $147,000 and $64,000, respectively	21,165,000	14,714,000
Inventories	38,857,000	29,518,000
Prepaid expenses and other current assets	2,350,000	2,041,000
Due from affiliated companies	813,000	381,000
Total current assets	67,525,000	47,619,000
Property and equipment, net (including $23.5 million and $19.2 million associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	43,969,000	38,115,000
Deposits (including $1.5 million and $0 associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	21,766,000	9,252,000
Other assets (including $69,000 and $1.0 million associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	89,000	1,027,000
Total assets	$133,349,000	$96,013,000
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $62,000 and $36,000 associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	$19,097,000	$15,110,000
Accrued expenses (including $50,000 and $0 associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	2,284,000	1,660,000
Related party payable	3,262,000	3,393,000
Credit cards payable	784,000	611,000
Line of credit	—	22,783,000
Customer deposits (including $0 and $1.5 million associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively)	667,000	2,097,000
Capital leases, current portion	240,000	38,000
Long-term debt, current portion (including $292,000 and $10.7 million associated with variable interest entity at June 30, 2019 and December 31, 2018 respectively)	6,957,000	14,818,000
Total current liabilities	33,291,000	60,510,000
Deferred tax liability	1,658,000	1,658,000
Line of credit	26,429,000	—
Long-term debt, net of current portion (including $21.2 million and $0 associated with variable interest entity at June 30, 2019 and December 31, 2018, respectively) and debt discount of $119,000 and $0 at June 30, 2019 and December 31, 2018 (including $119,000 and $0 associated with variable interest entity at June 30, 2018 and December 31, 2018, respectively)	43,579,000	11,832,000
Capital leases, net of current portion	783,000	123,000
Other liabilities (including $2.4 million and $0 associated with variable interest entity at June 30, 2019 and December 31, 2018 respectively)	3,162,000	—
Total liabilities	108,902,000	74,123,000
Commitments and Contingencies (Note 13)
Karat Packaging Inc. stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 15,190,000 shares issued and outstanding at June 30, 2019 and December 31, 2018	15,000	15,000
Additional paid in capital	13,981,000	13,981,000
Retained earnings	1,700,000	21,000
Total Karat Packaging Inc. stockholders’ equity	15,696,000	14,017,000
Noncontrolling interest	8,751,000	7,873,000
Total stockholders’ equity	24,447,000	21,890,000
Total liabilities and stockholders’ equity	$133,349,000	$96,013,000

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

Karat Packaging Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$60,010,000	$46,262,000	$108,459,000	$82,986,000
Cost of goods sold	43,025,000	33,374,000	78,824,000	61,951,000
Gross profit	16,985,000	12,888,000	29,635,000	21,035,000
Operating expenses:
Selling expense	4,214,000	2,190,000	7,528,000	3,962,000
General and administrative expense (including $450,000 and $30,000 associated with variable interest entity for the six months ended June 30, 2019 and 2018, respectively and $291,000 and $40,000 for the three months ended June 30, 2019 and 2018, respectively)	10,122,000	8,057,000	18,625,000	14,868,000
Total operating expenses	14,336,000	10,247,000	26,153,000	18,830,000
Operating income	2,649,000	2,641,000	3,482,000	2,205,000
Other income (expense)
Other income (expense)	25,000	(28,000)	(264,000)	(62,000)
Gain on foreign currency transactions	93,000	211,000	57,000	4,000
Gain on sale of asset (including $2.4 million and $0 associated with variable interest entity for the six months ended June 30, 2019 and 2018, respectively, and $2.4 million and $0 for the three months ended June 30, 2019 and 2018, respectively)	2,369,000	—	2,369,000	—
Interest expense (including $1.3 million of interest expense and $39,000 of interest income associated with variable interest entity for the six months ended June 30, 2019 and 2018, respectively, and interest expense of $1.3 million and interest income of $18,000 for the three months ended June 30, 2019 and 2018, respectively)	(2,256,000)	(349,000)	(2,806,000)	(564,000)
Total other income (expense)	231,000	(166,000)	(644,000)	(622,000)
Income before provision for income tax	2,880,000	2,475,000	2,838,000	1,583,000
Provision for income tax	195,000	654,000	281,000	1,576,000
Net income	2,685,000	1,821,000	2,557,000	7,000
Net income (loss) attributable to noncontrolling interest	1,004,000	(19,000)	878,000	8,000
Net income (loss) attributable to Karat Packaging Inc.	$1,681,000	$1,840,000	$1,679,000	$(1,000)
Basic and diluted earnings (loss) per share:
Basic	$0.11	$0.12	$0.11	$0.00
Diluted	$0.11	$0.12	$0.11	$0.00
Weighted average common shares outstanding, basic	15,190,000	14,724,996	15,190,000	14,724,996
Weighted average common shares outstanding, diluted	15,190,000	14,724,996	15,190,000	14,724,996
Pro Forma Information (unaudited):
Pro forma provision from income tax		654,000		423,000
Pro forma net income		1,821,000		1,160,000
Pro forma net income (loss) attributable to noncontrolling interest		(19,000)		8,000
Pro forma net income attributable to Karat Packaging inc.		$1,802,000		$1,168,000
Pro forma earnings per share, basic and diluted:
Basic		$0.12		$0.08
Diluted		$0.12		$0.08
Weighted average common shares outstanding used in computing pro forma net earnings per share:
Basic		14,724,996		14,724,996
Diluted		14,724,996		14,724,996
The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

Karat Packaging Inc. and Subsidiaries
Condensed Consolidated Statement of Stockholders’ Equity (UNAUDITED)
	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Receivable from Stockholders	Total Stockholder’s Equity attributable to Karat Packaging Inc.	Noncontrolling interest	Total Stockholder’s Equity
	Shares	Amount
Balance, January 1, 2018	14,724,996	$15,000	$3,533,000	$7,934,000	$(784,000)	$10,698,000	$—	$10,698,000
Effect of change in tax status from S-Corporation to C-Corporation	—	—	7,934,000	(7,934,000)	—	—	—	—
Effect on initial consolidation of Global Wells
Investment Group	—	—	—	—	—	—	6,508,000	6,508,000
Contribution from noncontrolling interest	—	—	—	—	—	—	1,510,000	1,510,000
Advances to stockholders	—	—	—	—	(34,000)	(34,000)	—	(34,000)
Net income (loss)	—	—	—	(1,841,000)	—	(1,841,000)	27,000	(1,814,000)
Balance, March 31, 2018	14,724,996	15,000	11,467,000	(1,841,000)	(818,000)	8,823,000	8,045,000	16,868,000
Advances to stockholders	—	—	—	—	(81,000)	(81,000)	—	(81,000)
Distributions paid to stockholders ($0.028 per share)	—	—	(413,000)	—	—	(413,000)	—	(413,000)
Net income (loss)	—	—	—	1,840,000	—	1,840,000	(19,000)	1,821,000
Balance, June 30, 2018	14,724,996	$15,000	$11,054,000	$(1,000)	$(899,000)	$10,169,000	$8,026,000	$18,195,000

	Common Stock		Additional Paid-in Capital	Retained Earnings	Receivable from Stockholders	Total Stockholder’s Equity attributable to Karat Packaging Inc.	Noncontrolling interest	Total Stockholder’s Equity
	Shares	Amount
Balance, January 1, 2019	15,190,000	$15,000	$13,981,000	$21,000	$—	$14,017,000	$7,873,000	$21,890,000
Net loss	—	—	—	(2,000)	—	(2,000)	(126,000)	(128,000)
Balance, March 31, 2019	15,190,000	15,000	13,981,000	19,000	—	14,015,000	7,747,000	21,762,000
Net income	—	—	—	1,681,000	—	1,681,000	1,004,000	2,685,000
Balance, June 30, 2019	15,190,000	$15,000	$13,981,000	$1,700,000	$—	$15,696,000	$8,751,000	$24,447,000

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

Karat Packaging Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$2,557,000	$7,000
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,379,000	1,932,000
Provision for bad debt	83,000	—
Reserve for inventory obsolescence	(31,000)	44,000
Gain on sale of asset	(2,369,000)	—
Change in fair value of interest rate swap	1,260,000	—
Amortization of loan fees	—	48,000
Deferred income taxes	—	1,153,000
(Increase) decrease in operating assets
Accounts receivable	(6,534,000)	(3,756,000)
Inventories	(9,308,000)	(1,421,000)
Prepaid expenses and other current assets	(309,000)	(417,000)
Due from affiliated companies	(432,000)	15,000
Deposits	(1,912,000)	107,000
Other assets	(64,000)	(2,000)
Increase (decrease) in operating liabilities
Accounts payable	3,976,000	4,834,000
Accrued expenses	624,000	(654,000)
Related party payable	(131,000)	(210,000)
Credit cards payable	173,000	(185,000)
Customer deposits	(1,430,000)	762,000
Other liabilities	1,902,000	—
Net cash (used in) provided by operating activities	$(9,566,000)	$2,257,000
Cash flows from investing activities
Purchases of property and equipment	(13,995,000)	(6,113,000)
Proceeds on disposal of property and equipment	10,055,000	—
Deposits paid for property and equipment	(10,602,000)	(756,000)
Impact to cash resulting from initial consolidation of Global Wells Investment Group LLC	—	7,512,000
Net cash (used in) provided by investing activities	$(14,542,000)	$643,000
Cash flows from financing activities
Net proceeds from line of credit	3,646,000	1,721,000
Proceeds from long-term debt, net of issuance cost	46,363,000	6,495,000
Payments on long-term debt	(22,358,000)	(7,330,000)
Payments for debt issuance costs	(119,000)	—
Payments on capital lease obligations	(49,000)	(28,000)
Distribution to stockholders	—	(413,000)
Contribution from noncontrolling interest due to consolidation of variable interest entity	—	1,510,000
Receivable from shareholders	—	(115,000)
Net cash provided by financing activities	$27,483,000	$1,840,000
Net increase in cash and cash equivalents	3,375,000	4,740,000
Cash and cash equivalents
Beginning of year	$965,000	$791,000
End of year	$4,340,000	$5,531,000
Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$922,000	$76,000
Supplemental disclosures of cash flow information:
Cash paid for income tax	$4,000	$300,000
Cash paid for interest	$1,349,000	$630,000
The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)
1.
Nature of Operations

Lollicup USA Inc. (“Lollicup”) was incorporated on January 21, 2001 under the laws of the State of California as an S-corporation. Effective January 1, 2018, Lollicup elected to convert from S-Corporation to a C-Corporation. Karat Packaging Inc. (“Karat Packaging”) was incorporated on September 26, 2018 as a Delaware corporation and became the holding company for Lollicup (collectively, the “Company”) through a share exchange with the shareholders of Lollicup.
The Company is a manufacturer and distributor of environmentally-friendly, single-use disposable products used in a variety of restaurant and foodservice settings. The Company supplies a wide range of products for the foodservice industry, including food containers, tableware, cups, lids, cutlery and straws. The products are available in plastic, paper, biopolymer-based and other compostable forms. In addition to manufacturing and distribution, the Company offers customized solutions to the customers, including new product development, design, printing and logistics services.
The Company also supplies products to smaller chains and businesses including boutique coffeehouses, bubble tea cafes, pizza parlors and frozen yogurt shops. The Company is also beginning to supply products to national and regional supermarkets as well as convenience stores.
The Company currently operates an approximately 300,000 square foot manufacturing facility and distribution and fulfillment center in Chino, California. In addition, the Company operates four other distribution centers located in Wilmer, Texas, Avenel, New Jersey, Summer, Washington and Summerville, South Carolina. The distribution and fulfillment centers are strategically located in proximity to major population centers, including the Los Angeles, Dallas, New York and Seattle metro areas.
In 2019, the Company’s consolidated variable interest entity, Global Wells Investment Group LLC (“Global Wells”), completed its construction of an approximately 500,000 square foot manufacturing facility and distribution and fulfillment center in Rockwall, Texas.
Liquidity
The Company anticipates funding its operations for the next twelve months using available cash, cash flow generated from operations and availability under lines of credit with existing financial institutions. As of June 30, 2019, the Company had cash and cash equivalents of approximately $4,300,000. Based on projections of growth in revenue and operating results in the coming year, the available cash held by the Company and availability under existing lines of credit, the Company believes that it will have sufficient cash resources to finance its operations, service any maturing debt and lease obligations, and expected capital expenditures for at least the next twelve months from the issuance of the consolidated financial statements.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles as promulgated in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, these condensed consolidated financial statements do not include all the information and footnotes required by US GAAP for complete financial statements. The financial information as of June 30, 2019 and for the three and six months ended June 30, 2019 and 2018 is unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2019.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

The condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by US GAAP for complete financial statements. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2018.
On March 14, 2018, pursuant to Section 1362(d) of the Internal Revenue Code, Lollicup revoked its S corporation election by filing Form 2553 with the Internal Revenue Services (IRS). Consistent with Section 1362(d)(1)(c), on its revocation letter Lollicup specifies the effective date of its revocation to begin from January 1, 2018.
On September 14, 2018, Lollicup affected a 9,816,664-for-1 stock split of its common stock, no par value, in the form of 9,816,664 stock dividend. Total issued and outstanding common shares as of September 14, 2018 by existing shareholders after the stock split is 14,724,996 shares.
On September 27, 2018, pursuant to the Share Exchange Agreement and Plan of Reorganization, entered into by Karat Packaging, Lollicup, and each of the Lollicup shareholders, Karat Packaging issued 15,000,000 shares of common stock, in exchange for all of the issued and outstanding shares of Lollicup owned by the Lollicup Shareholders (the “Share Exchange”).
The consolidated financial statements have been presented to reflect the stock split and Share Exchange as if it occurred as of the earliest period presented, which is as of January 1, 2018.
Principles of Consolidation
The consolidated financial statements include the accounts of Karat Packaging and its wholly-owned operating subsidiary, Lollicup, and Global Wells, a variable interest entity wherein the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated.
Noncontrolling Interests
The Company consolidates its variable interest entity, Global Wells, in which the Company is the primary beneficiary. The Company became the primary beneficiary of Global Wells on March 23, 2018 upon execution of an operating lease agreement allowing the Company to lease Global Wells’ facility. Noncontrolling interests represent third-party equity ownership interests in Global Wells. The Company recognizes noncontrolling interests as equity in the consolidated financial statements separate from Company’s stockholders’ equity. The amount of net income (loss) attributable to noncontrolling interests is disclosed in the consolidated statements of operations.
Estimates and Assumptions
Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ materially from the estimates that were assumed in preparing the consolidated financial statements. Estimates that are significant to the consolidated financial statements include stock-based compensation, allowance for doubtful accounts, reserve for slow-moving and obsolete inventory, deferred taxes, and estimated useful lives of property and equipment.
Reporting Segments
The Company manages and evaluates its operations in one reportable segment. This segment consists of manufacturing and supply of a broad portfolio of single-use products that are used to serve food and beverages and are available in plastic, paper, foam, post-consumer recycled content and renewable materials.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

Earnings per Share
Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the related period. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with an original maturity at the date of purchase of three months or less to be cash equivalents. At June 30, 2019, cash and cash equivalents were comprised of cash held in money market, cash on hand and cash deposited with banks. At December 31, 2018, cash consists of cash on hand and cash deposited with banks.
Accounts Receivable
Accounts receivable consists primarily of amounts due from customers. Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history. The Company recognizes an allowance for bad debt on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt write-offs, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible.
Inventories
Inventories consist of raw materials, work-in-process, and finished goods. Inventory cost is determined using the first-in, first-out (FIFO) method and valued at lower of cost or net realizable value. The Company maintains reserves for excess and obsolete inventory considering various factors including historic usage, expected demand, anticipated sales price, and product obsolescence.
Property and Equipment
Property and equipment are carried at cost, net of accumulated depreciation and amortization, and net of impairment losses, if any. Depreciation of property and equipment are computed by straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the term of the lease, or the estimated life of the improvement, whichever is less.
The estimated useful life of property and equipment are as follows:
Machinery and equipment	5 to 10 years
Leasehold improvements	Lower of useful life or lease term
Vehicles	5 years
Furniture and fixtures	7 years
Building	28 to 40 years
Property held under capital leases	5 years
Computer hardware and software	3 years
Normal repairs and maintenance are expensed as incurred, whereas significant changes that materially increase values or extend useful lives are capitalized and depreciated over the estimated useful lives of the related assets.
Deposits
Deposits are payments made for machinery and equipment related to the new Rockwall, Texas manufacturing facility. As of June 30, 2019 and December 31, 2018, the Company made deposits of approximately $19,359,000 and $8,800,000, respectively, relating to machinery and equipment for this

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

facility. Included in deposits are also payments made to the lessors of leased properties as security for the full and faithful observance of contracts, which will be refunded to the Company upon expiration or termination of the contract.
Impairment of Long-lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. An impairment exists if the undiscounted cash flows generated by the Company’s long-lived assets are less than the net book value of the related assets. If the long-lived assets are impaired, an impairment loss is recognized and measured as the amount by which the carrying value exceeds the estimated fair value of those assets. For the three- and six- month periods ended June 30, 2019 and the year ended December 31, 2018, management concluded that an impairment write-down was not required.
Government Grants
Government grants are not recognized unless there is reasonable assurance that the Company and Global Wells will comply with the grants’ conditions and that the grants will be received. As of June 30, 2019 and December 31, 2018, the Company and Global Wells received $1,902,000 and $0, respectively, of government grants. These grants are reported as deferred income within other liabilities in the accompanying consolidated balance sheets as there are conditions attached to the grants that the Company and Global Wells have not met. These conditions include requiring its facility in Rockwall, Texas to maintain a certain minimum tax value for the next five calendar years (the “Required Period”), continue operations in the facility for the Required Period, have a minimum number of full time equivalent employees with a minimum average annual gross wage employed in the operation of the facility in the Required Period, and promise to not engaging in a pattern or practice of unlawful employment of aliens during the Required Period.
Derivative Instruments
Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic No. 815, Derivatives and Hedging, requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the statement of operations during the current period.
The Company and Global Wells are exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative instruments applicable to the Company and Global Wells is interest rate risk. Interest rate swaps are entered into to manage interest rate risk associated with the Company and Global Wells’ fixed and floating-rate borrowings. As of June 30, 2019, the Company and Global Wells had interest rate swaps that are accounted for as a derivative instrument under ASC 815. The Company and Global Wells did not designate interest rate swaps for hedge accounting and as such, the change in fair value of interest rate swaps is recognized as interest expense in the accompanying consolidated statement of operations.
Variable Interest Entities
Global Wells
In 2017, Lollicup along with three other unrelated parties formed Global Wells. Lollicup has a 13.5% ownership interest and a 25% voting interest in Global Wells, located in Rockwall, Texas. The purpose of this new entity is to own, construct, and manage a warehouse and manufacturing facility. Global Wells’

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

operating agreement may require its members to make additional contributions only upon the unanimous decision of the members or where the cash in Global Wells’ bank account falls below $50,000. In the event that a member is unable to make an additional capital contribution, the other members will be required to make contributions to offset the amount that member cannot contribute, up to $25,000.
Global Wells was determined to be a variable interest entity in accordance with ASC Topic 810, Consolidations, however, at the time the investment was made, it was determined that Lollicup was not the primary beneficiary. During the year ended December 31, 2018, Lollicup entered into an operating lease with Global Wells. The lease term is for 10 years beginning October 1, 2018 and called for a monthly lease payment of  $214,500. The lease agreement was subsequently amended for the lease term to begin in May 1, 2019 and calls for a monthly lease payment of  $196,000.
Upon entering into the operating lease agreement with Lollicup on March 23, 2018, it was determined that Lollicup holds current and potential rights that give it the power to direct activities of Global Wells that most significantly impact Global Wells’ economic performance, receive significant benefits, or the obligation to absorb potentially significant losses, resulting in Lollicup having a controlling financial interest in Global Wells. As a result, Lollicup was deemed to be the primary beneficiary of Global Wells and has consolidated Global Wells under the risk and reward model of ASC Topic 810, for the period from March 23, 2018.
The initial consolidation of Global Wells on March 23, 2018 was accounted for as an asset acquisition pursuant to ASC Topic 805, Business Combinations. The impact on assets and liabilities upon initial consolidation of Global Wells to the Company’s financial statements were as follows:
Cash	$7,512,000
Property and equipment	205,000
Other liabilities	(3,000)
Accounts Payable	(205,000)
Net assets	$7,509,000
Assets recognized as a result of consolidating Global Wells do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Conversely, liabilities recognized as a result of consolidating Global Wells do not represent additional claims of the Company’s general assets; they represent claims against the specific assets of Global Wells, except for the Company’s guarantee of Global Wells’ term loan. The Company was a guarantor for Global Wells’ construction loan, which provided for advances up to $21,640,000 and expired in May 2019. In May 2019, Global Wells entered into a loan agreement with another financial institution and used the proceeds from the new term loan to pay off the principal balance and accrued interest related to the construction loan (Note 7). As of June 30, 2019, total loan guaranteed by the Company related to Global Wells amounted to $21,580,000. The new term loan is also guaranteed by the Company’s stockholders.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

The following financial information includes assets and liabilities of Global Wells and are included in the accompanying consolidated balance sheets, except for those that eliminate upon consolidation:
	June 30, 2019	December 31, 2018
Cash	$1,338,000	$37,000
Property and equipment, net	23,477,000	19,243,000
Due from Lollicup USA Inc.	7,721,000	1,049,000
Deposits	1,500,000	—
Other assets	69,000	1,008,000
Total assets	$34,105,000	$21,337,000
Accounts payable	$62,000	$36,000
Accrued expenses	50,000	—
Customer deposits	—	1,500,000
Short-term debt	292,000	10,699,000
Long-term debt	21,168,000	—
Other liabilities	2,417,000	—
Total liabilities	$23,989,000	$12,235,000
Lollicup Franchising, LLC
The Company shares common ownership with Lollicup Franchising, LLC (“Lollicup Franchising”). Lollicup Franchising owns and operates four boba stores and also licenses its name to third party store owners and operators. The Company sells inventory to Lollicup Franchising and to the licensed third-party stores. In connection with the sales to third-party stores, the Company has an incentive program with Lollicup Franchising where a certain percentage of the sales to the third-party stores are paid to Lollicup Franchising. The Company has determined that the Company holds a variable interest in Lollicup Franchising, however, it was determined that the Company is not the primary beneficiary.
The Company has the following assets and liabilities related to Lollicup Franchising included in the accompanying consolidated balance sheets:
	June 30, 2019	December 31, 2018
Due from affiliated companies	$813,000	$381,000
Accounts Payable	51,000	—
The Company has incurred incentive program expenses of  $84,000 and $107,000 for the six-month periods ended June 30, 2019 and 2018, respectively. The Company has incurred incentive program expense of  $44,000 and $54,000 for the three-month periods ended June 30, 2019 and 2018, respectively.
The Company does not have any explicit arrangements and implicit variable interest where the Company is required to provide financial support to Lollicup Franchising. The Company has determined that the maximum exposure to loss as a result of its involvement with Lollicup Franchising is zero.
Stockholder’s Equity
The Company’s Certificate of Incorporation authorize both common and preferred stock. The total number of shares of all classes of stock authorized for issuance is 110,000,000 shares, par value of  $0.001, with 10,000,000 designed as preferred stock and 100,000,000 designated as common stock. Each holder of common stock and preferred stock shall be entitled to one vote per share held.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

On September 27, 2018, pursuant to the Share Exchange Agreement and Plan of Reorganization, entered into by Karat Packaging, Lollicup, and each of the Lollicup shareholders, the Company issued 15,000,000 shares of common stock, in exchange for all of the issued and outstanding shares of Lollicup owned by the Lollicup shareholders.
The consolidated financial statements have been presented to reflect the stock split and Share Exchange as if it occurred as of the earliest period presented, which is as of January 1, 2018.
On November 15, 2018, the Company sold 190,000 shares of common stock, of which 10,000 shares is to a Company employee. The Company raised $1,900,000 gross proceeds from this transaction.
In December 2018, a $0.0814 cents per qualifying ordinary share of dividend was declared by the Company. The Company has a dividend payable of  $107,000 as of June 30, 2019 and December 31, 2018.
Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured, and delivery of products has occurred. Freight forwarding revenue are recognized at the time the services are completed.
The Company nets, against gross sales, provisions for discounts, returns, allowances, customer rebates and other adjustments. The Company accounts for such provisions during the same period in which the Company records the related revenues. Sales tax collected from the customers are included as a liability in the accompanying balance sheets and excluded from net sales.
Income Taxes
The Company applies the asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.
On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law by President Trump, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company’s business. Changes include, but are not limited to, a corporate tax rate decrease from 34% to 21% effective for tax years beginning after December 31, 2017, expensing of capital expenditures, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and limitations on the deductibility of certain executive compensation, deductible interest and entertainment expenses.
The Company applies Accounting Standards Codification (“ASC”) 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 applies to pass-through entities.
The Company’s practice is to recognize potential interest and/or penalties related to income tax matters as income tax expense in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability in the consolidated balance sheet. The Company had no uncertain tax positions as of June 30, 2019 and December 31, 2018.
The Company applies Accounting Standards Update (“ASU”) 2015-17, which requires that all deferred tax assets and liabilities to be classified as noncurrent in the balance sheet.
Concentration of Credit Risk
Cash is maintained at financial institutions and, at times, balances exceed federally insured limits. Management believes that the credit risk related to such deposits is minimal.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

The Company extends credit based on the valuation of the customers’ financial condition and general collateral is not required. Management believes the Company is not exposed to any material credit risk on these accounts.
For the three- and six-month periods ended June 30, 2019 and 2018, purchases from the following vendor makes up greater than 10 percent of total purchases:
	Six-months ended June 30,		Three-months ended June 30,
	2019	2018	2019	2018
Keary Global Ltd. (“Keary Global”) and its affiliate, Karat International, Ltd. (“Karat International”) – related parties	11%	20%	11%	21%
Amounts due to the following vendors at June 30, 2019 and December 31, 2018 that exceed 10 percent of total accounts payable are as follows:
	June 30, 2019	December 31, 2018
Keary Global and its affiliate, Karat International – related parties	15%	19%
Taizhou Fuling Plastics Co., Ltd	18%	16%
No customer accounted for more than 10 percent of sales for the three- and six-month periods ended June 30, 2019 and 2018. No customer accounted for more than 10 percent of accounts receivable as of June 30, 2019 and December 31, 2018.
Fair Value Measurements
The Company follows ASC 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.
ASC 820 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity and unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available.
Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.
The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Center for financial instruments measured at fair value on a recurring basis. The three levels of inputs are as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities that the Center has the ability to access as of the measurement date.
Level 2 — Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.
The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
At June 30, 2019, the Company has financial instruments classified within the fair value hierarchy, which consist of the following:
•
Interest rate swaps that meets the definition of a derivative, classified as Level 2 within the fair value hierarchy, and reported as an asset or liability depending on its fair value on the consolidated balance sheet. The fair value of interest rate swaps is calculated using pricing models that will use volatility to quantify the probability of changes around interest rate trends.

•
Money market account, classified as Level 1 within the fair value hierarchy, and reported as a current asset on the consolidated balance sheet.

The following table summarize the Company’s fair value measurements by level at June 30, 2019 for the assets and liabilities measured at fair value on a recurring basis:
	Level 1	Level 2	Level 3
Cash equivalents	$4,404,000	$—	$—
Interest rate swaps	—	(1,260,000)	—
Fair value, June 30, 2019	$4,404,000	$(1,260,000)	$—
At December 31, 2018, the Company had no Level 1, 2 or 3 assets or liabilities that are required to be carried at fair value.
The Company has not elected the fair value option as presented by ASC 825, Fair Value Option for Financial Assets and Financial Liabilities, for the financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, material financial assets and liabilities not carried at fair value, such as accounts receivable, accounts payable, and borrowing under promissory notes, are reported at their carrying value.
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued and other liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term debt and line of credit at June 30, 2019 and December 31, 2018 approximates fair value because the interest rate approximates the current market interest rate. The fair value of these financial instruments was determined using level 2 inputs.
Foreign Currency
The Company includes gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, in the consolidated statements of operations.
Stock-Based Compensation
The Company recognizes stock-based compensation expense related to employee stock options in accordance with ASC 718, Compensation — Stock Compensation. This standard requires the Company to record compensation expense equal to the fair value of awards granted to employees.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

The fair value of share-based payment awards is estimated on the grant-date using the Black-Scholes option pricing model. Key input assumptions used in the Black-Scholes option pricing model to estimate the grant date fair value of stock options include the fair value of the Company’s common stock, the expected option term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate, and the Company’s expected annual dividend yield.
The risk-free interest rate assumption for options granted under the Plan is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.
The expected term of employee stock options under the Plan represents the weighted-average period that the stock options are expected to remain outstanding. The expected term of options granted is calculated based on the “simplified method,” which estimates the expected term based on the average of the vesting period and contractual term of the stock option.
The Company determined the expected volatility assumption using the frequency of daily historical prices of comparable public company’s common stock for a period equal to the expected term of the options.
The dividend yield assumption for options granted under the Plan is based on the Company’s history and expectation of dividend payouts.
Because there is no public market for the Company’s common stock, the Company determined the fair value of the common stock at the time of the grant of stock options by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in the company, the likelihood of achieving a liquidity event and capital transactions, among other factors. The fair value has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled Valuation of Privately Held Company Equity Securities Issued as Compensation. In valuing the common stock at various dates, the Company determined its equity value generally using the income approach, the market comparable approach, or other valuation methods that the Company deem to be appropriate. Application of these approaches and methods involves the use of estimates, judgments and assumptions, such as future revenue, expenses and cash flows, selections of comparable companies, probabilities and timing of exit events, and other factors.
Stock-based compensation expense is based on awards that ultimately vest. Forfeitures are accounted for as they occur. The Company has elected to treat stock-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes stock-based compensation expense on a straight-line basis over the requisite service period.
Compensation expense for non-employee stock-based awards is recognized in accordance with ASC 505-50, Equity — Equity-Based Payments to Non-Employees. Under this guidance, stock option awards issued to non-employees are accounted for at fair value using the Black-Scholes option-pricing model. Management believes that the fair value of the stock options is more reliably measured than the fair value of the services received. The Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation recorded during the service period is adjusted in subsequent periods for changes in the stock options’ fair value until the earlier of the date at which the non-employee’s performance is complete or a performance commitment is reached, which is generally when the stock option vests.
For purposes of financial accounting for stock-based compensation, the Company has determined the fair values of its options based in part on the work of a third-party valuation specialist. The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If the Company had made different assumptions, its stock-based compensation expense, and its net loss could have been significantly different.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

New and Recently Adopted Accounting Standards
The Company is an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, the Company have elected to take advantage of certain reduced public company reporting requirements. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards, as a result, the Company will adopt new or revised accounting standards on the relevant dates in which adoption of such standards is required for private companies.
In May 2014, the FASB issued ASU 2014-09, which is codified in ASC 606 “Revenue from Contracts with Customers” and supersedes both the revenue recognition requirement in ASC 605 “Revenue Recognition” and most industry-specific guidance. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the five steps set forth in ASC 606. An entity must also disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. These provisions can be implemented using a full retrospective or modified retrospective approach and the FASB has clarified this guidance in various updates (e.g., ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20 and ASU 2017-05). The effective date for ASC 606 for public business entities is annual reporting periods beginning after December 15, 2017. The effective date for all other entities is annual reporting periods beginning after December 15, 2018. As part of the IPO relief provided to emerging growth companies (EGC), an EGC may elect to adopt new standards on the timeline afforded a private company. The Company plans to elect to adopt the new standard in annual reporting period beginning after December 15, 2018, and is currently assessing the impact of this standard on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02 (Topic 842), “Leases”. This ASU amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. The FASB subsequently issued ASU 2018-11 (Topic 842), “Leases: Targeted Improvements” which amends ASC 842 in two important areas, including (i) allowing lessors to combine lease and associated nonlease components by class of underlying asset in contracts that meet certain criteria and, (ii) provides entities with an optional method for adopting the new leasing guidance by recognizing a cumulative-effect adjustment to the opening balance of the retained earnings, and not to restate the comparative periods presented at the adoption date. The effective date for ASC 842 for public business entities is annual reporting periods beginning after December 15, 2018. The effective date for all other entities is annual reporting periods beginning after December 15, 2019. As part of the IPO relief provided to emerging growth companies (EGC), an EGC may elect to adopt new standards on the timeline afforded a private company. The Company elects to adopt the new standard in annual reporting period beginning after December 15, 2019, and is currently assessing the impact of this standard on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which adds to U.S. GAAP an impairment model known as the current expected credit loss (CECL) model that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. The ASU is effective for fiscal years beginning after

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

December 15, 2019, including interim periods within those fiscal years for public business entities that are U.S. Securities and Exchange Commission (SEC) filers. For all other public business entities, the ASU is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted beginning after December 15, 2018, including interim periods within those fiscal years. As part of the IPO relief provided to emerging growth companies (ECG), and ECG may elect to adopt new standards on the timeline afforded a private company. The Company elects to adopt the new standard in annual reporting period beginning after December 31, 2021 and does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07 (Topic 718), “Compensation — Stock Compensation: Improvements to Non-employee Share based Payment Accounting”, which supersedes Subtopic 505-50 and expands the scope of ASC Topic 718 to include share-based payments issued to nonemployees for goods and services. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide financing to the issuer or awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC Topic 606. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13 “Fair Value Measurement (Topic 820) Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement”. The guidance in this ASU eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. Certain provisions are applied prospectively while others are applied retrospectively. This ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
3.
Inventories

Inventories consist of the following:
	June 30, 2019	December 31, 2018
Raw materials	$3,850,000	$2,243,000
Work in progress	104,000	35,000
Manufactured and purchased finished goods	35,191,000	27,559,000
Subtotal	39,145,000	29,837,000
Less inventory reserve	(288,000)	(319,000)
Total inventories	$38,857,000	$29,518,000

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

4.
Property and Equipment

	June 30, 2019	December 31, 2018
Machinery and equipment	$27,187,000	$24,340,000
Leasehold improvements	6,663,000	6,103,000
Vehicles	2,365,000	3,044,000
Furniture and fixtures	660,000	527,000
Building	20,867,000	278,000
Land	3,017,000	3,000,000
Property held under capital leases	1,512,000	590,000
Construction in progress	—	16,243,000
Computer hardware and software	244,000	223,000
	62,515,000	54,348,000
Less accumulated depreciation	(18,546,000)	(16,233,000)
Total property and equipment, net	$43,969,000	$38,115,000
Depreciation and amortization expense were $2,379,000 and $1,932,000 for the six-month periods ended June 30, 2019 and 2018, respectively. Depreciation and amortization expense were $1,301,000 and $999,000 for the three-month periods ended June 30, 2019 and 2018, respectively. Depreciation and amortization expense are reported within general and administrative expense except for depreciation and amortization expense related to manufacturing facilities and equipment, which are included in cost of goods sold on the accompanying consolidated statements of operations.
In May 2019, Global Wells sold approximately 160,000 total square feet of warehouse space to a third party for an aggregate selling price of  $10,055,000.
5.
Line of Credit

In February 2018, the Company entered into a line of credit with a lender with a maturity date of February 23, 2019. The proceeds from the line of credit were used to pay off the existing line of credit with the prior lender. The agreement was amended in February 2019 to extend the maturity date to May 2019. In May 2019, the line of credit was amended again to extend the maturity date to May 2021 and increase the maximum borrowing from $25,000,000 to $30,000,000. In September 2019, the Company further increased the maximum borrowing from $30,000,000 to $40,000,000. Interest accrues at an annual rate of prime less 0.25% (5.25% at June 30, 2019 and December 31, 2018). The Company has $26,429,000 and $22,783,000 of line of credit borrowings as of June 30, 2019 and December 31, 2018, respectively. The Company is not required to pay a commitment (unused) fee on the undrawn portion of the line of credit and interest is payable monthly. The amount that can be borrowed is subject to a borrowing base that is calculated as a percentage of the accounts receivable and inventory balances measured monthly. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the line of credit agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum tangible net worth, minimum debt service coverage ratio, and minimum debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio. As of June 30, 2019, the Company was in compliance with the financial covenants.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

6.
Accrued Expenses

The following table summarizes information related to accrued expense liabilities:
	June 30, 2019	December 31, 2018
Accrued expense	$399,000	$316,000
Accrued interest	216,000	4,000
Accrued payroll	959,000	845,000
Accrued vacation and sick pay	373,000	287,000
Dividends payable	107,000	107,000
Deferred rent liability	230,000	101,000
Total accrued expenses	$2,284,000	$1,660,000

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

7.
Long-Term Debt

Long-term debt consists of the following:
	June 30, 2019	December 31, 2018
A promissory note that allowed for advances up to $5,000,000 through March 2018, at which point it converted to a term loan. Outstanding principal balance of $4,814,677 was converted in March 2018, maturing in March 2023. Principal and interest payment of $90,815 due monthly at the fixed rate of 4.98%. The loan is secured by certain machinery and equipment. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum fixed charge coverage ratio and net income.	$3,721,000	$4,093,000
A construction loan with advances up to $21,640,000 that expired May 2019.
Funds were disbursed upon request from the construction disbursement company. In May 2019, Global Wells entered into a loan agreement with another financial institution and used the proceeds from the new loan to pay off the principal balance and accrued interest of the construction loan.
Interest payment was payable monthly at the rate of prime plus 0.50%
(6.00% as of December 31, 2018), with the principal balance due at maturity. The loan was secured by GWIG’s assets and guaranteed by the
Company and Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum cash or equity balance.
	—	10,699,000
An equipment loan with a draw down period ending August 28, 2019 for up to $10,000,000, at which point the entire principal outstanding is due, unless extended. Outstanding principal balance of  $9,476,000 was converted to a term loan in June 2019, maturing in June 2024. Principal and interest payment of  $192,572 due monthly starting August 2019 at the fixed rate of
5.75%. The loan is secured by the Company’s assets and guaranteed by the
Company’s stockholders. In accordance with the loan agreement, the
Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.
	9,476,000	4,937,000
A $2,130,000 term loan that expires April 30, 2021. Principal and interest payment of $53,539 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues based on prime rate (5.50% as of June 30, 2019 and December 31, 2018). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	1,128,000	1,417,000
Subtotal, continue on following page	$14,325,000	$21,146,000

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

	June 30, 2019	December 31, 2018
Subtotal from previous page	$14,325,000	$21,146,000
A $1,620,000 term loan that expires September 30, 2020. Principal and interest payment of $50,282 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues at a fixed rate of 5.25%. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	728,000	1,006,000
A $935,000 term loan that expires December 31, 2021.Principal and interest payment of $19,834 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues at a fixed rate of 3.50%. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	569,000	676,000
A $1,170,000 term loan that expires December 31, 2019. Principal and interest payment of  $45,621 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues based on prime rate minus 0.25%
(5.25% as of June 30, 2019 and December 31, 2018). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.
	271,000	535,000
A $1,070,000 term loan that expires September 30, 2019. Principal and interest payment of  $47,829 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues based on prime rate plus 0.50% with 5.00% minimum (6.00% as of June 30, 2019 and December 31, 2018). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.
	143,000	421,000
Subtotal, continue on following page	$16,036,000	$23,784,000

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

	June 30, 2019	December 31, 2018
Subtotal from previous page	$16,036,000	$23,784,000
An equipment loan with a draw down period ending May 31, 2019 for up to $10,000,000. After the draw period, the outstanding principal balance converted to a term loan payable, maturing on May 31, 2024. The first principal and interest payment is due commencing July 2019. Interest accrues based on prime rate (5.50% as of June 30, 2019 and December 31, 2018). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a fixed charge coverage ratio and a minimum tangible net worth.
	10,000,000	2,746,000
A $724,445 term loan that expires September 1, 2019. Principal and interest payment of $13,651 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues at a fixed rate of 4.94%.The loan is secured by certain machinery and equipment and guaranteed by the Company’s stockholders.	39,000	120,000
A $3,000,000 term loan that expires December 2024. Interest only payment due for the first six months. Principal and interest payment of  $57,769 due monthly beginning January 2020 with the remaining principal and unpaid interest due at maturity. Interest accrues at prime rate plus 0.25% (5.75% at
June 30, 2019).The loan is secured the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the
Company must comply with certain financial covenants, including a minimum current ratio, minimum tangible net worth, debt service charge ratio, and debt to EBITDA rolling ratio.
	3,000,000	—
A $21,580,000 term loan that matures in May 2029. Interest accrues at prime rate less 0.25% (5.25% at June 30, 2019) and principal payments ranging from $24,356 to $39,581 along with interest are due monthly throughout the term of the loan, with the remaining principal balance due at maturity.
The loan is collateralized by substantially all of the Company’s and Global
Well’s assets and is guaranteed by the Company and its stockholders. The
Company incurred debt issuance costs of approximately $119,000, which is reported as a reduction of the carrying value of debt on the accompanying consolidated balance sheet.
	21,580,000	—
Long-term debt	50,655,000	26,650,000
Less: unamortized loan fees	119,000	—
Less: current portion	6,957,000	14,818,000
Long-term debt, net of current portion	$43,579,000	$11,832,000

As of June 30, 2019 and December 31, 2018, the Company was in compliance with the financial covenants for all long-term debt outstanding.
8.
Interest Rate Swaps

In June 2019, Global Wells entered into a 10 year floating-to-fixed interest-rate swap, with an effective date of June 13, 2019, that is based on the prime rate versus a 5.05% fixed rate with the notional value of $21,580,000. The payment dates are the fifth day of the month beginning July 5, 2019 to the termination

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

date of May 4, 2029. As of June 30, 2019, the fair value of the interest rate swap was $1,114,000, which is reported as other liabilities in the accompanying consolidated balance sheets. For the three and six months ended June 30, 2019, the Company recognized approximately $1,114,000 as interest expense related to change in fair value of this interest rate swap.
In June 2019, the Company also entered into a 5 year floating-to-fixed interest-rate swap, with an effective date of June 3, 2019, that is based on the prime rate versus 5.19% fixed rate with the notional value of  $10,000,000. The payment dates are the fifth day of the month beginning July 5, 2019 to the termination date of May 31, 2024. As of June 30, 2019, the fair value of the interest rate swap was $146,000, which is reported as other liabilities in the accompanying consolidated balance sheets. For the three and six months ended June 30, 2019, the Company recognized approximately $146,000 as interest expense related to change in fair value of this interest rate swap.
9.
Obligations Under Capital Leases

The Company is the lessee of warehouse vehicles under capital leases that expire in various years through 2024. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or fair value of the assets. The assets are depreciated over their estimated useful lives. Depreciation of property under capital leases is included in depreciation and amortization expense within the general and administrative operating expenses.
Interest rates on capitalized leases vary from 3.75% to 6.50% and are imputed based on the lower of the Company’s incremental borrowing rate at the inception of each lease or the lessor’s implicit rate of return.
The capital leases provide for bargain purchase options and are guaranteed by the stockholders of the Company.
10.
Stock Split

On September 14, 2018, prior to share exchange with Karat Packaging Inc. the Board approved Lollicup to effect a 9,816,664-for-1 stock split of its common stock, no par value, in the form of 9,816,664 stock dividend. Total issued and outstanding common shares as of September 14, 2018 by existing shareholders after the stock split is 14,724,996 shares. The consolidated financial statements have been presented to reflect the stock split as if it occurred as of the earliest period presented, which is as of January 1, 2018.
11.
Stock-based Compensation

In January 2019, the Company’s Board of Directors adopted the 2019 Stock Incentive Plan (the “Plan”). A total of 2,000,000 shares of common stock has been authorized and reserved for issuance under the Plan in the form of incentive or nonqualified stock options and stock awards. A committee appointed by the Board of Directors of the Company determines the terms and conditions of each grant under the Plan. Employees, directors, and consultants are eligible to receive stock options and stock awards under the Plan. The aggregate number of shares available under the Plan and the number of shares subject to outstanding options may be increased or decreased by the Plan administrator to reflect any changes in the outstanding common stock by reason of any recapitalization, reorganization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock or similar transaction.
The exercise price of incentive stock options may not be less than the fair market value of the common stock at the date of grant. The exercise price of incentive stock options granted to individuals that own greater than 10% of the voting stock may not be less than 110% of the fair market value of the common stock at the date of grant.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

The term of each incentive and nonqualified option is based upon such conditions as determined by the option agreement; however, the term can be no more than ten years from the date of the grant. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the term of the option will be such shorter term as may be provided in the option agreement, but not more than five years from the date of the grant.
Stock Options
A summary of the Company’s stock option activity under the Plan for the period ended June 30, 2019 is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contract Life (In Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	—	$—	—	$—
Granted	15,000	10.00
Exercised	—	—
Canceled/forfeited	—	—
Outstanding at June 30, 2019	15,000	$10.00	9.5	$—
Expected to vest at June 30, 2019	15,000	$10.00	9.5	$—
Exercisable at June 30, 2019	—	$—	—	$—
The weighted-average grant date fair-value of the stock options issued for the period ended June 30, 2019 was $2.68. At June 30, 2019, total remaining stock-based compensation expense for unvested awards is approximately $40,000.
The assumptions that were used to calculate the grant date fair value of the Company’s stock option grants for the period ended June 30, 2019 were as follows:
Risk-free interest rate	2.53%
Expected term (years)	6.25
Volatility	25%
Dividend yield	0.81%
Restricted stock
The Company issued restricted stock units to employees of the Company. The following table summarizes the unvested restricted stock units for the period ended June 30, 2019:
	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested at December 31, 2018	—	$—
Granted	267,000	10.00
Vested	—	—
Forfeited	—	—
Unvested at June 30, 2019	267,000	$10.00

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

The restricted stock units and stock options granted are subjected to vesting conditions that is contingent upon the closing of an initial public offering of the Company. Given the restriction on vesting, no stock-based compensation expense was recognized for the three- and six- months period ended June 30, 2019. Upon closing of the Company’s initial public offering, the restricted stock units and stock options granted will begin vesting, at which point the Company will start recognizing stock-based compensation over the vesting period, which is generally over 3 years for the restricted stock units and 1 year for the stock options.
12.
Earnings Per Share

(a) Basic
Basic earnings per share is calculated by dividing the net profit for the year by the weighted average number of ordinary shares outstanding during the financial year held by the Company.
	Three-months ended June 30,		Six-months ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Karat Packaging, Inc.	$1,681,000	$1,840,000	$1,679,000	$(1,000)
Weighted average number of ordinary shares in issue	15,190,000	14,724,996	15,190,000	14,724,996
Basic earnings (loss) per share	$0.11	$0.12	$0.11	$0.00
(b) Diluted
For the purpose of calculating diluted earnings per share, the profit attributable to equity holders of the Company and the weighted average number of ordinary shares outstanding during the financial year have been adjusted for the dilutive effects of all potential convertible shares and shares issuable through stock options and restricted stock awards. The dilutive earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of shares that would have been in issue, inclusive of all potentially dilutive shares, adjusted by the number of such shares that would have been issued at fair value as follows:
	Three-months ended June 30,		Six-months ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Karat Packaging, Inc.	$1,681,000	$1,840,000	$1,679,000	$(1,000)
Add: Interest expense related to convertible debt	—	—	—	—
	$1,681,000	$1,840,000	$1,679,000	$(1,000)
Weighted average number of ordinary shares in issue	15,190,000	14,724,996	15,190,000	14,724,996
Dilutive shares:
Stock options and restricted stock units	—	—	—	—
Convertible debt	—	—	—	—
Adjusted weighted average number of ordinary shares	15,190,000	14,724,996	15,190,000	14,724,996
Diluted earnings (loss) per share	$0.11	$0.12	$0.11	$0.00
For the three months ended June 30, 2019 and 2018, a total of 282,000 and 275,004 shares of potentially dilutive shares, respectively, have been excluded in the diluted earnings per share calculation due to its anti-dilutive impact on earnings per share. For the six months ended June 30, 2019 and 2018, a total

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

of 282,000 and 275,004 shares of potentially dilutive shares, respectively, have been excluded in the diluted earnings per share calculation due to its anti-dilutive impact on earnings per share.
13.
Commitments and Contingencies

Lease Commitments
The Company leases its facilities under various operating leases expiring through 2029. The Company also leases automobiles under various operating leases expiring through 2020.
During the year ended December 31, 2018, the Company entered into an operating lease with Global Wells. The lease term is for 10 years beginning May 1, 2019 and calls for monthly lease payments of $196,000. Upon entering into the operating lease agreement with the Company on March 23, 2018, it was determined that the Company holds current and potential rights that give it the power to direct activities of Global Wells that most significantly impact Global Wells’ economic performance, receive significant benefits, or the obligation to absorb potentially significant losses, resulting in the Company having a controlling financial interest in Global Wells. As a result, the Company was deemed to be the primary beneficiary of Global Wells and has consolidated Global Wells under the risk and reward model of ASC Topic 810, for the period from March 23, 2018 through December 31, 2018. As such, the lease income relating to this operating lease agreement is eliminated upon consolidation.
Purchase Commitments
In May 2019, Global Wells entered into purchase and sale agreements with a third party to (1) purchase approximately 18.4 acres of land in Branchburg, New Jersey for a purchase price of  $8,550,000 and (2) purchase a building of approximately 187,500 square feet to be constructed by the seller on the 18.4 acres of land for a purchase price of  $16,896,650. The building will be primarily used as a distribution and fulfillment center. Global Wells made deposits totaling $1,500,000 to the seller as of June 30, 2019. Upon 50% completion of the building construction, Global Wells is obligated to make another $2,500,000 payment towards the purchase price, with the remainder of the purchase price due upon closing.
Contingencies
The Company is involved from time to time in certain legal actions and claims arising in the ordinary course of business. Management believes that the outcome of such litigation and claims, should they arise in the future, is not likely to have a material effect on the Company’s financial position or results of operations.
14.
Related Party Transactions

As of June 30, 2019 and December 31, 2018, amounts receivable includes $813,000 and $381,000, respectively, due from Lollicup Franchising and its four operating stores. Lollicup Franchising is determined to be a related party by virtue of common control. Sales during the six-month periods ended June 30, 2019 and 2018 to this related party were $76,000 and $126,000, respectively, and $32,000 and $58,000 for the three-month periods ended June 30, 2019 and 2018, respectively. The Company has incurred incentive program expenses of  $84,000 and $107,000 for the six-month periods ended June 30, 2019 and 2018, respectively, and $44,000 and $54,000 for the three-month periods ended June 30, 2019 and 2018, respectively.
As a minority stockholder of the Company, Keary Global owns 250,004 shares of common stock as of June 30, 2019, which Keary Global acquired upon exercise of two convertible notes during the third quarter of 2018. Keary Global and its affiliate, Keary International, are owned by one of the Company’s stockholders’ family member, who is also an employee of the Company. In addition to being a stockholder, Keary Global and Keary International are inventory suppliers and purchasing agents for the Company overseas. The Company has entered into ongoing purchase and supply agreements with Keary Global. At

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

June 30, 2019 and December 31, 2018, the Company has accounts payable due to Keary Global and Keary International, of  $3,262,000 and $3,393,000, respectively. Purchases for the six-month periods ended June 30, 2019 and 2018 from this related party were $12,231,000 and $13,964,000, respectively. Purchases for the three-month periods ended June 30, 2019 and 2018 from this related party were $7,030,000 and $8,864,000, respectively.
15.
Income Taxes

In determining the interim provision for income taxes, the Company uses the annual estimated effective tax rate applied to the actual year-to-date income and adds the tax effects of any discrete items in the reporting period in which they occur.
For the three- and six- months ended June 30, 2019, the Company’s annual estimated effective tax rate differed from the U.S. federal statutory tax rate of 21% primarily due to exclusion of noncontrolling interest income, state taxes, nondeductible meals and entertainment expense and income tax credits. For the three- and six- months ended June 30, 2018, the Company’s annual estimated effective tax rate differed from the U.S. federal statutory tax rate of 21% primarily due to one-time deferred tax adjustment due to the conversion of the Company’s legal status from an S-Corporation to a C-Corporation, state taxes, nondeductible meals and entertainment expense and income tax credits.
ASC 740 provides for the recognition of deferred tax assets if realization of these assets is more-likely-than-not. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based upon the level of historical taxable income, at this time, the Company determined that sufficient positive evidence existed to conclude that it is more likely than not there will be full utilization of the deferred tax assets in each jurisdiction.
The Company may be audited by the Internal Revenue Service and various state tax authorities. Disputes may arise with these tax authorities involving issues of the timing and amount of deductions and allocations of income and expenses among various tax jurisdictions because of differing interpretations of tax laws and regulations. The Company evaluates its exposures associated with the tax filing positions and, while it believes its positions comply with applicable laws, may record liabilities based upon estimates of the ultimate outcome of these matters and the guidance provided in ASC 740.
The Company received an IRS notice in February 2019 that it is under examination for years 2016 and 2017. The audit is still in the early stage of information request. Additionally, the Company files multiple state and local income tax returns and remains subject to examination in various of these jurisdictions, including California for the 2015 through 2017 tax years, South Carolina for the 2016 through 2017 tax years. Texas was selected for audit for tax year 2016 and 2017 in January 2019. The Texas auditor completed its examination in February and had no proposed adjustments.
The Company accounts for uncertainties in income tax in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This accounting standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of June 30, 2019 and December 31, 2018, the Company does not have any unrecognized tax benefits.
16.
Subsequent Events

The Company evaluates subsequent events in accordance with ASC 855, Subsequent Events. The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.

Karat Packaging Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements (UNAUDITED)

In July 2019, the Company amended its equipment loan with a financial institution that had a draw down period expiring August 28, 2019 by converting it to a term loan with the maturity date extended to July 2024. Interest accrues at a fixed rate of 5.75%. Principal and interest payment of  $192,572 is due monthly commencing August 11, 2019 with the remaining principal and unpaid interest due at maturity. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders.
On July 26, 2019, the Company entered into an Assignment and Assumption of Grants with Global Wells, whereby Global Wells assigned to the Company certain site development and tax based incentive grants (the “Incentive Grants”) effective as of July 1, 2018, related to the Incentive Grants received by Global Wells by the Rockwall Economic Development Corporation in connection with its purchase of the Rockwall facility.
In September 2019, the Company increased the maximum borrowing under its existing line of credit from $30,000,000 to $40,000,000.

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Karat Packaging Inc.
Chino, CA
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Karat Packaging Inc. (the “Company”) and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has negative working capital and impending maturities of its credit facilities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2016.
Los Angeles, California
April 30, 2019

Karat Packaging Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2018 and 2017
	December 31, 2018	December 31, 2017
Assets
Current assets
Cash (including $37,000 and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	$965,000	$791,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 and $39,000	14,714,000	11,226,000
Inventories	29,518,000	28,517,000
Prepaid expenses and other current assets	2,041,000	1,368,000
Due from affiliated companies	381,000	117,000
Due from stockholders	—	300,000
Total current assets	47,619,000	42,319,000
Property and equipment, net (including $19.2 million and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	38,115,000	19,813,000
Investment in other entities	—	1,251,000
Deposits	9,252,000	689,000
Other assets (including $1.0 million and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	1,027,000	19,000
Total assets	$96,013,000	$64,091,000
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $36,000 and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	$15,110,000	$11,622,000
Accrued expenses	1,660,000	2,469,000
Related party payable	3,393,000	5,844,000
Credit cards payable	611,000	405,000
Line of credit	22,783,000	19,398,000
Customer deposits (including $1.5 million and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	2,097,000	187,000
Capital leases, current portion	38,000	28,000
Related party convertible debt, current portion	—	2,150,000
Convertible debt, current portion	—	250,000
Long-term debt, current portion (including $10.7 million and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	14,818,000	3,274,000
Total current liabilities	60,510,000	45,627,000
Deferred tax liability	1,658,000	—
Long-term debt, net of current portion	11,832,000	7,416,000
Capital leases, net of current portion	123,000	—
Related party convertible debt, net of current portion	—	350,000
Total liabilities	74,123,000	53,393,000
Commitments and Contingencies(Note 13)
Karat Packaging, Inc. stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 15,190,000 and 14,724,996 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	15,000	15,000
Receivable from stockholders	—	(784,000)
Additional paid in capital	13,981,000	3,533,000
Retained earnings	21,000	7,934,000
Total Karat Packaging Inc. stockholders’ equity	14,017,000	10,698,000
Noncontrolling interest	7,873,000	—
Total stockholders’ equity	21,890,000	10,698,000
Total liabilities and stockholders’ equity	$96,013,000	$64,091,000

See accompanying notes to the consolidated financial statements.

Karat Packaging Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2018 and 2017
	2018	2017
Net sales	$175,434,000	$140,058,000
Cost of goods sold	131,979,000	98,753,000
Gross profit	43,455,000	41,305,000
Operating expenses
Selling expense	9,324,000	6,506,000
General and administrative expense (including $216,000 and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	31,999,000	28,791,000
Total operating expenses	41,323,000	35,297,000
Operating income	2,132,000	6,008,000
Other income (expense)
Other income	464,000	277,000
Gain (loss) on foreign exchange	406,000	(362,000)
Interest expense (including $48,000 and $0 associated with variable interest entities at December 31, 2018 and 2017, respectively)	(1,455,000)	(1,278,000)
Total other expense	(585,000)	(1,363,000)
Income before provision for income tax	1,547,000	4,645,000
Provision for income tax	1,671,000	96,000
Net income (loss)	(124,000)	4,549,000
Net loss attributable to noncontrolling interest	145,000	—
Net income attributable to Karat Packaging Inc.	$21,000	$4,549,000
Basic and diluted earnings per share:
Basic	$0.00	$0.31
Diluted	$0.00	$0.31
Weighted average common shares outstanding, basic	14,830,312	14,724,996
Weighted average common shares outstanding, diluted	14,830,312	14,724,996
Pro Forma Information (Unaudited):
Pro forma provision for income tax	518,000	1,547,000
Pro forma net income	1,029,000	3,098,000
Pro forma net loss attributable to noncontrolling interest	145,000	—
Pro forma net income attributable to Karat Packaging inc.	$1,174,000	$3,098,000
Pro forma earnings per share, basic and diluted:
Basic	$0.08	$0.21
Diluted	$0.08	$0.21
Weighted average common shares outstanding used in computing pro forma net earnings per share:
Basic	14,830,312	14,724,996
Diluted	14,830,312	14,724,996
See accompanying notes to the consolidated financial statements.

Karat Packaging Inc. and Subsidiaries
Consolidated Statement of Stockholders’ Equity
Years Ended December 31, 2018 and 2017
	Common Stock		Additional Paid-in Capital	Retained Earnings	Receivable from Stockholders	Total Stockholder’s Equity attributable to Karat Packaging Inc.	Non-controlling interest	Total Stockholder’s Equity
	Shares	Amount
Balance, January 1, 2017	14,724,996	$15,000	$3,533,000	$4,085,000	$—	$7,633,000	$—	$7,633,000
Net income	—	—	—	4,549,000	—	4,549,000	—	4,549,000
Receivable from stockholders	—	—	—	—	(784,000)	(784,000)	—	(784,000)
Distributions paid to stockholders	—	—	—	(700,000)	—	(700,000)	—	(700,000)
Balance, December 31, 2017	14,724,996	15,000	3,533,000	7,934,000	(784,000)	10,698,000	—	10,698,000
Effect of change in tax status from S-Corporation to C-Corporation	—	—	7,934,000	(7,934,000)	—	—	—	—
Effect on initial consolidation of Global Wells Investment Group	—	—	—	—	—	—	6,508,000	6,508,000
Contribution from noncontrolling interest	—	—	—	—	—	—	1,510,000	1,510,000
Conversion of convertible note	275,004	—	2,750,000	—	—	2,750,000	—	2,750,000
Issuance of common stock	190,000	—	1,900,000	—	—	1,900,000	—	1,900,000
Deemed distribution to stockholders	—	—	(784,000)	—	784,000	—	—	—
Dividend declared to stockholders at $0.0814 per share	—	—	(1,352,000)	—	—	(1,352,000)	—	(1,352,000)
Net income (loss)	—	—	—	21,000	—	21,000	(145,000)	(124,000)
Balance, December 31, 2018	15,190,000	$15,000	$13,981,000	$21,000	$—	$14,017,000	$7,873,000	$21,890,000

See accompanying notes to the consolidated financial statements.

Karat Packaging Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2018 and 2017
	2018	2017
Cash flows from operating activities
Net income (loss)	$(124,000)	$4,549,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	3,960,000	3,119,000
(Gain) loss on sale of property and equipment	182,000	(69,000)
Provision for bad debt	25,000	39,000
Reserve for inventory obsolescence	(16,000)	335,000
Deferred tax	1,658,000	—
(Increase) decrease in operating assets
Accounts receivable	(3,513,000)	(1,348,000)
Inventories	(985,000)	(7,787,000)
Prepaid expenses and other current assets	(673,000)	(61,000)
Deposits	444,000	(630,000)
Due from affiliated companies	(264,000)	(117,000)
Other assets	(9,000)	—
Increase (decrease) in operating liabilities
Accounts payable	3,283,000	1,719,000
Accrued expenses	(916,000)	389,000
Related party payable	(2,451,000)	1,398,000
Credit cards payable	206,000	(351,000)
Customer deposits	1,910,000	(183,000)
Net cash provided by operating activities	$2,717,000	$1,002,000
Cash flows from investing activities
Purchases of property and equipment	(22,149,000)	(5,510,000)
Deposits paid for property and equipment	(9,759,000)	—
Proceeds from sale of property and equipment	90,000	409,000
Investment in Global Wells Investment Group	—	(1,251,000)
Impact to cash resulting from initial consolidation of Global Wells Investment Group LLC	7,512,000	—
Net cash used in investing activities	$(24,306,000)	$(6,352,000)
Cash flows from financing activities
Net proceeds from line of credit	3,385,000	4,840,000
Proceeds from long-term debt	24,949,000	5,073,000
Payments on long-term debt	(8,989,000)	(2,534,000)
Issuance of common stock	1,900,000	—
Contribution from noncontrolling interest of variable interest entity	1,510,000	—
Receivable from shareholders	300,000	(626,000)
Principal payments on obligations under capital leases	(47,000)	(93,000)
Dividends paid to shareholders	(1,245,000)	(700,000)
Net cash provided by financing activities	$21,763,000	$5,960,000
Net increase in cash	174,000	610,000
Cash
Beginning of year	$791,000	$181,000
End of year	$965,000	$791,000
Supplemental disclosures of non-cash investing and financing activities:
Conversion of convertible note	$2,750,000	$—
Accrued dividends	$107,000	$—
Deemed distribution to stockholders	$784,000	$—
Capital expenditures funded by capital lease borrowings	$180,000	$—
Supplemental disclosures of cash flow information:
Cash paid for income tax	$530,000	$97,000
Cash paid for interest	$1,499,000	$1,269,000
See accompanying notes to the consolidated financial statements.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
1.   Nature of Operations
Lollicup USA Inc. (“Lollicup”) was incorporated on January 21, 2001 under the laws of the State of California as an S-corporation. Effective January 1, 2018, Lollicup elected to convert from S-Corporation to a C-Corporation. Karat Packaging Inc. (“Karat Packaging”) was incorporated on September 26, 2018 as a Delaware corporation and became the holding company for Lollicup (collectively, the “Company”) through a share exchange with the shareholders of Lollicup.
The Company is a manufacturer and distributor of environmentally-friendly, single-use disposable products used in a variety of restaurant and foodservice settings. The Company supplies a wide range of products for the foodservice industry, including food containers, tableware, cups, lids, cutlery and straws. The products are available in plastic, paper, biopolymer-based and other compostable forms. In addition to manufacturing and distribution, the Company offers customized solutions to the customers, including new product development, design, printing and logistics services.
The Company also supplies products to smaller chains and businesses including boutique coffeehouses, bubble tea cafes, pizza parlors and frozen yogurt shops. The Company is also beginning to supply products to national and regional supermarkets as well as convenience stores.
The Company currently operates an approximately 300,000 square foot manufacturing facility and distribution and fulfillment center in Chino, California. In addition, the Company operates four other distribution centers located in Wilmer, Texas, Avenel, New Jersey, Summer, Washington and Summerville, South Carolina. The distribution and fulfillment centers are strategically located in proximity to major population centers, including the Los Angeles, Dallas, New York and Seattle metro areas.
Going Concern
During the year ended December 31, 2018, the Company had a negative working capital of approximately $12,891,000. In addition, the Company has approximately $23,000,000 borrowed under our line of credit, which is due in May 2019. We also have principal payments for the current portion of our long-term debt that are due throughout 2019. Global Wells Investment Group LLC (“Global Wells”), our consolidated VIE, also has a construction loan in the amount of  $10.7 million that is due in May 2019. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
Management intends to raise capital necessary to meet its obligations and repay its liabilities arising from normal business operations. The Company has recently raised approximately $1,900,000 from a private sale of its common stock (Note 2). The Company is also preparing to raise additional capital through a public offering. In addition, Global Wells entered into a non-binding letter of intent with an unrelated party for the sale of approximately 150,000 total square feet of warehouse space with an aggregate purchase price of  $9,300,000. Management believes that the Company will be able to utilize a portion of the proceeds that will be lent to the Company by Global Wells in exchange for a note after the sale is completed.
Management is currently negotiating with its lenders to extend the expiring line of credit to at least through May 2020 with an increase in the credit line to $30,000,000. Global Wells’ management is also in negotiation to convert the Global Wells construction loan to a 10-year term loan prior to its maturity in May 2019.
The Company’s ability to continue as a going concern is dependent on management being successful in raising additional capital through a public offering, negotiation terms with lenders on expiring credit facilities or completing the partial sale of the Global Wells warehouse. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles as promulgated in the United States of America. The consolidated financial statements include the accounts of the Karat Packaging and its wholly-owned and controlled operating subsidiary and Global Wells, a variable interest entity wherein the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated.
On March 14, 2018, pursuant to Section 1362(d) of the internal Revenue Code, Lollicup revoked its S corporation election by filing Form 2553 with the Internal Revenue Services (IRS). Consistent with Section 1362(d)(1)(c), on its revocation letter Lollicup specifies the effective date of its revocation to begin from January 1, 2018. To provide meaningful comparison, the Company prepared the unaudited pro forma income tax, pro forma net income, and pro forma earnings per share on the face of the historical statement of operations for the periods presented as if the revocation of S corporation election had occurred on January 1, 2017.
On September 14, 2018, Lollicup affected a 9,816,664-for-1 stock split of its common stock, no par value, in the form of 9,816,664 stock dividend. Total issued and outstanding common shares as of September 14, 2018 by existing shareholders after the stock split is 14,724,996 shares.
On September 27, 2018, pursuant to the Share Exchange Agreement and Plan of Reorganization, entered into by Karat Packaging Lollicup, and each of the Lollicup shareholders, Karat Packaging issued 15,000,000 shares of common stock, in exchange for all of the issued and outstanding shares of Lollicup owned by the Lollicup Shareholders (the “Share Exchange”).
The consolidated financial statements have been presented to reflect the stock split and Share Exchange as if it occurred as of the earliest period presented, which is as of January 1, 2017.
Noncontrolling Interests
The Company also consolidates its variable interest entity, Global Wells, in which the Company is the primary beneficiary. The Company became the primary beneficiary of Global Wells on March 23, 2018 upon execution of the lease agreement. Noncontrolling interests represent third-party equity ownership interests in Global Wells. The Company recognizes noncontrolling interests as equity in the consolidated financial statements separate from Company’s stockholders’ equity. Global Wells obtained additional $1,510,000 contribution from its member in 2018. The amount of net income attributable to noncontrolling interests is disclosed in the consolidated statements of operations.
Estimates and Assumptions
Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ materially from the estimates that were assumed in preparing the consolidated financial statements. Estimates that are significant to the consolidated financial statements as of December 31, 2018 and December 31, 2017 include allowance for doubtful accounts, reserve for slow-moving and obsolete inventory, deferred taxes, and estimated useful lives of property and equipment.
Reporting Segments
The Company manages and evaluates its operations in one reportable segment. This segment consists of manufacturing and supply of a broad portfolio of single-use products that are used to serve food and beverages and are available in plastic, paper, foam, post-consumer recycled content and renewable materials.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Earnings per share
Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the related period. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares.
Cash
Cash consists of cash on hand and cash deposited with banks.
Accounts Receivable
Accounts receivable consists primarily of amounts due from customers. Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history. The Company recognizes an allowance for bad debt on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt write-offs, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The allowance for bad debt at December 31, 2018 and December 31, 2017 were $64,000 and $39,000, respectively.
Inventories
Inventories consist of raw materials, work-in-process, and finished goods. Inventory cost is determined using the first-in, first-out (FIFO) method and valued at lower of cost or net realizable value. The Company maintains reserves for excess and obsolete inventory considering various factors including historic usage, expected demand, anticipated sales price, and product obsolescence.
Property and Equipment
Property and equipment are carried at cost, net of accumulated depreciation and amortization, and net of impairment losses, if any. Depreciation of property and equipment are computed by straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the term of the lease, or the estimated life of the improvement, whichever is less. The estimated useful life of property and equipment are as follows:
Machinery and equipment	5 to 10 years
Leasehold improvements	Lower of useful life or lease term
Vehicles	5 years
Furniture and fixtures	7 years
Building	28 years
Property held under capital leases	5 years
Computer hardware and software	3 years
Normal repairs and maintenance are expensed as incurred, whereas significant changes that materially increase values or extend useful lives are capitalized and depreciated over the estimated useful lives of the related assets.
During fiscal year 2017, management reviewed the estimated useful lives of production machinery and equipment. Based on this review, management revised the estimated useful life after considering the Company’s historical use of the asset and the industry norm. The weighted average remaining useful life of the assets prior to the change in estimate was approximately 35 months and the change in estimate lengthened the estimated useful lives by approximately 60 months. This change in estimate decreased depreciation expense and increased net income by $2.9 million, net of tax effect, or approximately $0.19 and $0.19 basic and dilutive earnings per share, respectively, for the year ended December 31, 2017. Production machinery and equipment that is capitalized subsequent to this change in estimate will be depreciated over a period of 10 years.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Deposits
Deposits are payments made for machinery and equipment related to the new Rockwall, Texas manufacturing facility. During the year ended December 31, 2018, the Company made a deposit of approximately $8,800,000 relating to machinery and equipment for this facility. Included in deposits are also payments made to the lessors of leased properties as security for the full and faithful observance of contracts, which will be refunded to the Company upon expiration or termination of the contract. This is initially stated at cost, adjusted to the escalation rates stated in the contract.
Impairment of Long-lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. An impairment exists if the undiscounted cash flows generated by the Company’s long-lived assets are less than the net book value of the related assets. If the long-lived assets are impaired, an impairment loss is recognized and measured as the amount by which the carrying value exceeds the estimated fair value of those assets. For the years ended December 31, 2018 and 2017, management concluded that an impairment write-down was not required.
Equity method investments
Investments in partnerships, joint ventures and less-than majority-owned subsidiaries in which we have significant influence are accounted for under the equity method.
During the year ended December 31, 2017, the Company made an investment of  $1,251,000 along with three other unrelated parties in a newly formed entity, Global Wells, located in Rockwall, Texas. The purpose of this new entity is to own, construct, and manage a warehouse and manufacturing facility. Global Wells was determined to be a variable interest entity in accordance with ASC Topic 810, Consolidations, however, it was determined that the Company was not the primary beneficiary for the year ended December 31, 2017. The Company has a 13.5% ownership interest and a 25% voting interest in the entity as of December 31, 2017. The Company was accounting for the investment using the equity method as the Company has significant influence over the entity. There was no material activity during the year ended December 31, 2017. This remained an equity method investment until March 23, 2018 (see below).
Variable Interest Entities
Global Wells
During the year ended December 31, 2018, the Company entered into an operating lease with Global Wells. The lease term is for 10 years beginning October 1, 2018 and called for a monthly lease payment of $214,500. The lease agreement was subsequently amended for the lease term to begin in December 1, 2018 and calls for a monthly lease payment of  $196,000.
Upon entering into the operating lease agreement with the Company on March 23, 2018, it was determined that the Company holds current and potential rights that give it the power to direct activities of Global Wells that most significantly impact Global Wells’ economic performance, receive significant benefits, or the obligation to absorb potentially significant losses, resulting in the Company having a controlling financial interest in Global Wells. As a result, the Company was deemed to be the primary beneficiary of Global Wells and has consolidated Global Wells under the risk and reward model of ASC Topic 810, for the period from March 23, 2018 through December 31, 2018.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The initial consolidation of Global Wells on March 23, 2018 was accounted for as an asset acquisition pursuant to ASC Topic 805, Business Combinations. The impact on assets and liabilities upon initial consolidation of Global Wells to the Company’s financial statements were as follows:
Cash	$7,512,000
Property and equipment	205,000
Other liabilities	(3,000)
Accounts Payable	(205,000)
Net assets	$7,509,000
Assets recognized as a result of consolidating Global Wells do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Conversely, liabilities recognized as a result of consolidating Global Wells do not represent additional claims of the Company’s general assets, they represent claims against the specific assets of Global Wells. The Company is a guarantor for Global Wells’ construction loan, which provides for advances up to $21,640,000 and expires in May 2019. As of December 31, 2018, Global Wells has been advanced $10,699,000 from this loan (Note 8). The construction loan is also guaranteed by the Company’s stockholders.
The following financial information includes assets and liabilities of Global Wells and are included in the accompanying consolidated balance sheet:
December 31, 2018
Cash	$37,000
Total current assets	37,000
Property and equipment, net	19,243,000
Due from Lollicup USA, Inc.	1,049,000
Other assets	1,008,000
Total assets	$21,337,000
Accounts payable	$36,000
Customer deposits	1,500,000
Long-term debt, current portion	10,699,000
Total current liabilities	12,235,000
Total liabilities	$12,235,000
Lollicup Franchising, LLC
The Company shares common ownership with Lollicup Franchising, LLC (“Lollicup Franchising”). Lollicup Franchising owns and operates four boba stores and also licenses its name to third party store owners and operators. The Company sells inventory to Lollicup Franchising and to the licensed third-party stores. In connection with the sales to third-party stores, the Company has an incentive program with Lollicup Franchising where a certain percentage of the sales to the third-party stores are paid to Lollicup Franchising. The Company has determined that the Company holds a variable interest in Lollicup Franchising, however, it was determined that the Company is not the primary beneficiary.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The Company has the following assets and liabilities related to Lollicup Franchising included in the accompanying consolidated balance sheets:
	December 31, 2018	December 31, 2017
Due from affiliated companies	$381,000	$117,000
Accounts Payable	—	236,000
The Company has incurred incentive program expenses of  $166,000 and $120,000 for the years ended December 31, 2018 and 2017, respectively.
The Company does not have any explicit arrangements and implicit variable interest where the Company is required to provide financial support to Lollicup Franchising. The Company has determined that the maximum exposure to loss as a result of its involvement with Lollicup Franchising is zero.
Stockholder’s Equity
The Company’s Certificate of Incorporation authorize both common and preferred stock. The total number of shares of all classes of stock authorized for issuance is 110,000,000 shares, par value of  $0.001, with 10,000,000 designed as preferred stock and 100,000,000 designated as common stock. Each holder of common stock and preferred stock shall be entitled to one vote per share held.
On September 27, 2018, pursuant to the Share Exchange Agreement and Plan of Reorganization, entered into by the Company, Lollicup, and each of the Lollicup shareholders, the Company issued 15,000,000 shares of common stock, in exchange for all of the issued and outstanding shares of Lollicup owned by the Lollicup shareholders.
The consolidated financial statements have been presented to reflect the stock split and Share Exchange as if it occurred as of the earliest period presented, which is as of January 1, 2017.
On November 15, 2018, the Company sold 190,000 shares of common stock, of which 10,000 shares is to a Company employee. The Company raised $1,900,000 gross proceeds from this transaction.
On December 2018, a $0.0814 cents per qualifying ordinary share of dividend was declared by the Company. The Company has a dividend payable of  $107,000 as of December 31, 2018.
As of December 31, 2018 and 2017, the Company had 15,190,000 and 14,724,996 shares, respectively, of common stock issued and outstanding. There were no preferred shares issued and outstanding as of December 31, 2018 and 2017.
Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured, and delivery of products has occurred. Freight forwarding revenue are recognized at the time the services are completed.
The Company nets, against gross sales, provisions for discounts, returns, allowances, customer rebates and other adjustments. The Company accounts for such provisions during the same period in which the Company records the related revenues. Sales tax collected from the customers are included as a liability in the accompanying balance sheets and excluded from net sales.
Shipping and Handling Costs
The Company classifies shipping and handling costs, such as freight to customers’ destinations, as selling expense. The Company includes in net sales any amounts related to shipping and handling that are billed to a customer. Shipping and handling billed to customers for the years ended December 31, 2018 and 2017 were $4,942,000 and $4,100,000, respectively. Shipping and handling costs included in line item selling expenses in the consolidated financial statements for the years ended December 31, 2018 and 2017 were $7,425,000 and $4,915,000, respectively.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Advertising Costs
The Company expenses costs of print production, trade show, online marketing, and other advertisements in the period in which the expenditure is incurred. Advertising costs included in the line item selling, general and administrative expenses in the consolidated financial statements were $886,000 and $686,000 for the years ended December 31, 2018 and 2017, respectively.
Income Taxes
For the year ended December 31, 2017, the Company elected to be taxed under the provisions of sub-Chapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. The Company is subject to income tax in the State of California and incurs a liability for California income tax. The stockholders are liable for individual federal and income taxes on the Company’s taxable income.
For the year ended December 31, 2018, the Company applies the asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.
On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law by President Trump, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company’s business. Changes include, but are not limited to, a corporate tax rate decrease from 34% to 21% effective for tax years beginning after December 31, 2017, expensing of capital expenditures, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and limitations on the deductibility of certain executive compensation, deductible interest and entertainment expenses.
The Company applies Accounting Standards Codification (“ASC”) 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 applies to pass-through entities. The Company’s practice is to recognize potential interest and/or penalties related to income tax matters as income tax expense in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability in the consolidated balance sheet. The Company had no uncertain tax positions as of December 31, 2018 and 2017.
The Company applies Accounting Standards Update (“ASU”) 2015-17, which requires that all deferred tax assets and liabilities to be classified as noncurrent in the balance sheet.
Concentration of Credit Risk
Cash is maintained at financial institutions and, at times, balances exceed federally insured limits. Management believes that the credit risk related to such deposits is minimal.
The Company extends credit based on the valuation of the customers’ financial condition and general collateral is not required. Management believes the Company is not exposed to any material credit risk on these accounts.
For the years ended December 31, 2018 and 2017, purchases from Karat Global Ltd. (“Karat Global”) and its affiliate, Karat International, Ltd. (“Karat International”) accounted for approximately 14 percent and 21 percent of total purchases, respectively. The amount due to Karat Global at December 31, 2018 and 2017 accounted for approximately 16 percent and 46 percent of accounts payable, respectively. No customer accounted for more than 10 percent of sales for the years ended December 31, 2018 and 2017.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Fair Value Measurements
The Company follows ASC 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.
ASC 820 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity and unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available.
Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.
The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Center for financial instruments measured at fair value on a recurring basis. The three levels of inputs are as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities that the Center has the ability to access as of the measurement date.
Level 2 — Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.
The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
At December 31, 2018 and 2017, the Company had no Level 1, 2 or 3 assets or liabilities that are required to be carried at fair value.
The Company has not elected the fair value option as presented by ASC 825, Fair Value Option for Financial Assets and Financial Liabilities, for the financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, material financial assets and liabilities not carried at fair value, such as the accounts receivable, accounts payable, and borrowing under promissory notes, are reported at their carrying value.
The carrying amounts of cash, accounts receivable, accounts payable, and accrued and other liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term debt and line of credit at December 31, 2018 and 2017 approximates fair value because the interest rate approximates the current market interest rate. The fair value of these financial instruments was determined using level 2 inputs.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Foreign Currency
The Company includes gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, in the consolidated statements of operations. The Company recorded a gain on foreign currency transactions of  $406,000 for the year ended December 31, 2018. The Company recorded a loss on foreign currency transactions of  $362,000 for the year ended December 31, 2017.
New and Recently Adopted Accounting Standards
The Company is an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, the Company have elected to take advantage of certain reduced public company reporting requirements. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards, as a result, the Company will adopt new or revised accounting standards on the relevant dates in which adoption of such standards is required for private companies.
In May 2014, the FASB issued ASU 2014-09, which is codified in ASC 606 “Revenue from Contracts with Customers” and supersedes both the revenue recognition requirement in ASC 605 “Revenue Recognition” and most industry-specific guidance. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the five steps set forth in ASC 606. An entity must also disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. These provisions can be implemented using a full retrospective or modified retrospective approach and the FASB has clarified this guidance in various updates (e.g., ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20 and ASU 2017-05). The effective date for ASC 606 for public business entities is annual reporting periods beginning after December 15, 2017. The effective date for all other entities is annual reporting periods beginning after December 15, 2018. As part of the IPO relief provided to emerging growth companies (EGC), an EGC may elect to adopt new standards on the timeline afforded a private company. The Company plans to elect to adopt the new standard in annual reporting period beginning after December 15, 2018, and is currently assessing the impact of this standard on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02 (Topic 842), “Leases”. This ASU amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. The FASB subsequently issued ASU 2018-11 (Topic 842), “Leases: Targeted Improvements” which amends ASC 842 in two important areas, including (i) allowing lessors to combine lease and associated nonlease components by class of underlying asset in contracts that meet certain criteria and, (ii) provides entities with an optional method for adopting the new leasing guidance by recognizing a cumulative-effect adjustment to the opening balance of the retained earnings, and not to restate the comparative periods presented at the adoption date. The effective date for ASC 842 for public business entities is annual reporting periods beginning after December 15, 2018. The effective date for all other entities is annual reporting periods beginning after December 15, 2019. As part of the IPO relief provided to emerging growth companies (EGC), an EGC may elect to adopt new standards on the timeline afforded a private company. The Company elects to adopt the new standard in annual reporting period beginning after December 15, 2019, and is currently assessing the impact of this standard on the Company’s consolidated financial statements.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which adds to U.S. GAAP an impairment model known as the current expected credit loss (CECL) model that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities that are U.S. Securities and Exchange Commission (SEC) filers. For all other public business entities, the ASU is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted beginning after December 15, 2018, including interim periods within those fiscal years. As part of the IPO relief provided to emerging growth companies (ECG), and ECG may elect to adopt new standards on the timeline afforded a private company. The Company elects to adopt the new standard in annual reporting period beginning after December 31, 2021 and does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15 (Topic 230), “Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments”. This ASU adds or clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows. It is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted. The Company adopted this ASU as of January 1, 2018, which did not have a material impact on the Company’s financial condition, results of operations, or cash flows.
Effective January 1, 2017, the Company prospectively adopted ASU 2015-11 (Topic 330), “Simplifying the Measurement of Inventory”, as part of its simplification initiative. Under the ASU, inventory is measured at the “lower of cost and net realizable value” and other options that currently exist for market value will be eliminated. ASU 2015-11 defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. No other changes were made to the current guidance on inventory measurement. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations and cash flow.
In August 2018, the FASB issued ASU 2018-13 “Fair Value Measurement (Topic 820) Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement”. The guidance in this ASU eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. Certain provisions are applied prospectively while others are applied retrospectively. This ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

3.   Inventories
Inventories consist of the following:
	December 31, 2018	December 31, 2017
Raw materials	$2,243,000	$6,382,000
Work in progress	35,000	1,000
Manufactured and purchased finished goods	27,559,000	22,469,000
	29,837,000	28,852,000
Less inventory reserve	(319,000)	(335,000)
	$29,518,000	$28,517,000
4.   Due from Stockholders
The Company has loaned cash to the stockholders of the Company from time to time. These amounts are loaned with a 0% interest rate and are collectible on demand (see Note 14).
5.   Property and Equipment
	December 31, 2018	December 31, 2017
Machinery and equipment	$24,340,000	$23,374,000
Leasehold improvements	6,103,000	5,736,000
Vehicles	3,044,000	2,331,000
Furniture and fixtures	527,000	515,000
Building	278,000	278,000
Land	3,000,000	—
Property held under capital leases (Note 8)	590,000	407,000
Construction in progress	16,243,000	—
Computer hardware and software	223,000	152,000
	54,348,000	32,793,000
Less accumulated depreciation	(16,233,000)	(12,980,000)
	$38,115,000	$19,813,000
Depreciation and amortization expense were $3,960,000 and $3,119,000 for the years ended December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, the Company sold property and equipment that resulted in a net loss of  $182,000 which was recorded in other expense section in the consolidated statement of operations. During the year ended December 31, 2017, the Company sold property and equipment that resulted in a net gain of  $69,000 which was recorded as other income in the consolidated statement of operations.
6.   Line of Credit
The Company has a line of credit agreement with a bank. Under the original agreement entered into in 2014, the facility provided for borrowings up to $12,000,000 at an annual interest rate of the prime rate plus 0.25% (but not less than 3.5%). During 2016, the agreement was amended whereby the maximum borrowings was increased to $22,000,000 at an annual interest rate of the prime rate less 0.25% (but not less than 3.25%) and the maturity date was extended to October 1, 2018. On February 23, 2018, the line of

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

credit was extinguished and the Company entered into a new line of credit with a new lender with a maturity date of February 23, 2019. The agreement was amended in February 2019 to extend the maturity date to May 2019. Under the new agreement, the facility provided for borrowings up to $25,000,000 at an annual interest rate of the prime rate less 0.25%. The Company has $22,783,000 and $19,398,000 of line of credit borrowings as of December 31, 2018 and 2017, respectively. The interest for the years ended December 31, 2018 and 2017 were 5.25% and 4.25%, respectively. The Company is not required to pay a commitment (unused) fee on the undrawn portion of the line of credit and interest is payable monthly. The amount that can be borrowed is subject to a borrowing base that is calculated as a percentage of the accounts receivable and inventory balances measured monthly. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the line of credit agreement, the Company must comply with certain financial covenants, including a minimum tangible net worth, maximum debt to tangible net worth, minimum fixed charge coverage ratio, and net income. As of December 31, 2018, and 2017, the Company was in compliance with the financial covenants.
7.   Accrued Expenses
The following table summarizes information related to accrued expense liabilities:
	December 31, 2018	December 31, 2017
Accrued expense	$316,000	$1,195,000
Accrued interest	4,000	107,000
Accrued payroll	845,000	529,000
Accrued vacation and sick pay	287,000	199,000
Dividends payable	107,000	—
Deferred rent liability	101,000	439,000
	$1,660,000	$2,469,000

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

8.   Long-Term Debt
Long-term debt consists of the following:
	2018	2017
A promissory note that allow for advances up to $5,000,000 through March 2018, at which point it converts to a term loan. Outstanding principal balance of $4,814,677 was converted in March 2018, maturing in February 2023. Principal and interest payment of $90,815 due monthly at the fixed rate of 4.98%. The loan is secured by certain machinery and equipment. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum fixed charge coverage ratio and net income.	$4,093,000	$4,032,000
A construction loan with advances up to $21,640,000 that expired February 2019. The loan was amended to extend the maturity date to May 2019. Funds are disbursed upon request from the construction disbursement company. Interest payment is payable monthly at the rate of prime plus 0.50% (6.00% as of December 31, 2018), with the principal balance due at maturity. The loan is secured by GWIG’s assets and guaranteed by the Company and Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum cash or equity balance.	10,699,000	—
An equipment loan with a draw down period ending August 28, 2019 for up to
$10,000,000. After the draw period, the outstanding principal balance is converted to a term loan payable, with the first principal and interest payment due upon conversion, maturing August 2024. Interest accrues at a rate of prime plus 0.25% (5.75% as of December 31, 2018). The loan is secured by the
Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.
	4,937,000	—
A $2,130,000 term loan that expires April 30, 2021. Principal and interest payment of $53,539 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues based on prime rate (5.50% as of December 31, 2018). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	1,417,000	—
A $1,620,000 term loan that expires September 30, 2020. Principal and interest payment of $50,282 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues at a fixed rate of 5.25%. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	1,006,000	—
A $935,000 term loan that expires December 31, 2021. Principal and interest payment of $19,834 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues at a fixed rate of 3.50%. The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	676,000	—
Subtotal, continue on following page	$22,828,000	$4,032,000

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

	2018	2017
Subtotal from previous page	$22,828,000	$4,032,000
A $1,170,000 term loan that expires December 31, 2019. Principal and interest payment of $45,621 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues based on prime rate minus 0.25% (5.25% as of December 31, 2018). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.	535,000	—
A $1,070,000 term loan that expires September 30, 2019. Principal and interest payment of  $47,829 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues based on prime rate plus 0.50% with
5.00% minimum (6.00% as of December 31, 2018). The loan is secured by the
Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum current ratio, minimum effective tangible net-worth, maximum debt to effective tangible net worth, and minimum debt coverage ratio.
	421,000	—
An equipment loan with a draw down period ending May 31, 2019 for up to
$10,000,000. After the draw period, the outstanding principal balance is converted to a term loan payable, maturing on May 31, 2024. The first principal and interest payment is due commencing July 2019. Interest accrues based on prime rate (5.50% as of December 31, 2018). The loan is secured by the
Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a fixed charge coverage ratio and a minimum tangible net worth.
	2,746,000	—
A $724,445 term loan that expires September 1, 2019. Principal and interest payment of $13,651 due monthly with the remaining principal and unpaid interest due at maturity. Interest accrues at a fixed rate of 4.94%.The loan is secured by certain machinery and equipment and guaranteed by the Company’s stockholders.	120,000	248,000
A $2,893,000 term loan that expires April 30, 2021. Principal and interest is payable monthly at the prime rate (4.5% at December 31, 2017). The loan is secured by the Company’s assets and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum tangible net worth, maximum debt to tangible net worth, minimum fixed charge coverage ratio, minimum current ratio, minimum quick ratio, maximum investments and distributions, and net income. This loan was extinguished in 2018 and refinanced with another lender.
	—	1,977,000
A $3,460,000 term loan that expires September 30, 2020. Principal and interest is payable monthly at the fixed rate of 5.25%. The loan is secured by certain machinery and equipment and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum tangible net worth, maximum debt to tangible net worth, minimum fixed charge coverage ratio, minimum current ratio, and net income. This loan was extinguished in 2018 and refinanced with another lender.	—	1,536,000
Subtotal, continue on following page	$26,650,000	$7,793,000

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

	2018	2017
Subtotal from previous page	$26,650,000	$7,793,000
A $2,000,000 term loan that expires December 31, 2019. Interest payment is payable monthly at the rate of prime minus 0.25% (4.25% as of December 31,
2017). The loan is secured by certain machinery and equipment and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the
Company must comply with certain financial covenants, including a minimum tangible net worth, maximum debt to tangible net worth, minimum fixed charge coverage ratio, minimum current ratio, minimum quick ratio, maximum investments and distributions, and net income. This loan was extinguished in
2018 and refinanced with another lender.
	—	1,041,000
A $2,570,000 term loan that expires September 30, 2019. Interest payment is payable monthly at the rate of prime plus 0.5% with 5.0% minimum (5.0% as of
December 31, 2017). The loan is secured by certain machinery and equipment and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum tangible net worth, maximum debt to tangible net worth, minimum fixed charge coverage ratio, minimum current ratio, minimum quick ratio, maximum investments and distributions, and net income. This loan was extinguished in 2018 and refinanced with another lender.
	—	972,000
A $1,067,000 term loan that expires December 31, 2021. Principal and interest is payable monthly at the fixed rate of 3.5%. The loan is securing by certain machinery and equipment and guaranteed by the Company’s stockholders. In accordance with the loan agreement, the Company must comply with certain financial covenants, including a minimum tangible net worth, maximum debt to tangible net worth, minimum fixed charge coverage ratio, minimum current ratio, minimum quick ratio, and net income. This loan was extinguished in 2018 and refinanced with another lender.	—	884,000
Long-term debt	26,650,000	10,690,000
Less: current portion	(14,818,000)	(3,274,000)
Long-term debt, net of current portion	$11,832,000	$7,416,000

At December 31, 2018, future maturities are:
Years ending December 31,	Amount
2019	$14,818,000
2020	3,773,000
2021	2,985,000
2022	2,589,000
2023	1,717,000
Thereafter	768,000
$26,650,000
As of December 31, 2018 and 2017, the Company was in compliance with the financial covenants for all long-term debt outstanding.
9.   Obligations Under Capital Leases
The Company is the lessee of warehouse vehicles under capital leases that expire in various years through 2024. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or fair value of the assets. The assets are depreciated over their estimated useful lives. Depreciation of property under capital leases is included in depreciation and amortization expense within the general and administrative operating expenses.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Following is a summary of property held under capital leases:
	2018	2017
Warehouse vehicles	$590,000	$407,000
Less accumulated depreciation	(359,000)	(256,000)
	$231,000	$151,000
Interest rates on capitalized leases vary from 3.75% to 5.05% and are imputed based on the lower of the Company’s incremental borrowing rate at the inception of each lease or the lessor’s implicit rate of return.
The capital leases provide for bargain purchase options and are guaranteed by the stockholders of the Company.
At December 31, 2018, future minimum lease payments under capital leases are as follows:
December 31,	Amount
2019	$38,000
2020	38,000
2021	38,000
2022	38,000
2023	19,000
Thereafter	7,000
$178,000
Less amounts representing interest	17,000
Minimum lease payments	$161,000
10.   Convertible Debt
The Company issued several series of convertible promissory notes for which principal and interest were due three years after issuance. The convertible notes allowed investors to convert all or a portion of the unpaid obligation under this note into the Company’s common stock at fair market value. All three convertible instruments were accounted for as a single instrument in its entirety, and is recorded as a liability equal to the face value upon issuance which approximates the fair value at issuance date. There is no discount or premium from the issuance of these convertible notes.
The Company has issued the following convertible debt instruments:
	2018	2017
A $250,000 note, 5% annual interest, three year term, matured on September 15, 2018, interest only due monthly	$—	$250,000
Long-term convertible debt	—	250,000
Less: current portion	—	(250,000)
	$—	$—

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The Company has issued the following related party convertible debt instruments:
	2018	2017
A $2,150,036 note, 5% annual interest, three year term, matured on September 15, 2018, interest only due monthly, issued to a related party.	$—	$2,150,000
A $350,000 note, 5% annual interest, three year term, maturing June 1, 2019, interest only due monthly, issued to a related party.	—	350,000
Long-term related party convertible debt	—	2,500,000
Less: current portion	—	(2,150,000)
	$—	$350,000
Each of these convertible debt notes can be satisfied by cash payment on or before the maturity date. There was no prepayment penalty. Prior to full satisfaction of the note, each note holder could elect to convert all or a portion of the unpaid principal balance based on the fair market value of the Company’s common stock at the time of the conversion. Interest expense for convertible debt were $97,000 and $138,000 for the years ended December 31, 2018 and 2017, respectively, which were recorded as interest expense in the consolidated statements of operations.
On September 14, 2018, prior to share exchange with Karat Packaging the holders of the notes exercised its conversion rights and converted all amounts then outstanding under the promissory notes to 275,004 shares of the Company’s common stock. As of the date of the conversion, total amount outstanding under the three promissory notes was $2,750,000. Because there is no public market for the Company’s common stock at the time of conversion, the Company determined the fair value of common stock by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly traded companies, and developments and milestones in the Company. The Company engaged a third-party specialist to assist with valuing the Company’s common stock, who determined the Company’s equity value generally using the income approach and the market approach valuation methods. Application of these approaches and methods involves the use of estimates, judgments and assumptions, such as future revenue, expenses and cash flows, selections of comparable companies, probabilities and timing of exit events, and other factors.
11.   Stock Split
On September 14, 2018, prior to share exchange with Karat Packaging the Board approved Lollicup to effect a 9,816,664-for-1 stock split of its common stock, no par value, in the form of 9,816,664 stock dividend. Total issued and outstanding common shares as of September 14, 2018 by existing shareholders after the stock split is 14,724,996 shares. The consolidated financial statements have been presented to reflect the stock split as if it occurred as of the earliest period presented, which is as of January 1, 2017.
12.   Earnings Per Share
(a)    Basic
Basic earnings per share is calculated by dividing the net profit for the year by the weighted average number of ordinary shares outstanding during the financial year held by the Company.
	December 31, 2018	December 31, 2017
Net income attributable to Karat Packaging, Inc.	$21,000	$4,549,000
Weighted average number of ordinary shares in issue	14,830,312	14,724,996
Basic earnings per share	$0.00	$0.31

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

(b)   Diluted
For the purpose of calculating diluted earnings per share, the profit attributable to equity holders of the Company and the weighted average number of ordinary shares outstanding during the financial year have been adjusted for the dilutive effects of all potential convertible shares. The dilutive earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of shares that would have been in issue upon full conversion of the convertible debt, adjusted by the number of such shares that would have been issued at fair value as follows:
	December 31, 2018	December 31, 2017
Net income attributable to Karat Packaging, Inc.	$21,000	$4,549,000
Add: Interest expense related to convertible debt	—	$—
	$21,000	$4,549,000
Weighted average number of ordinary shares in issue	14,830,312	14,724,996
Weighted average number of converted ordinary shares
Adjusted weighted average number of ordinary shares	14,830,312	14,724,996
Diluted earnings per share	$0.00	$0.31
For the year ended December 31, 2018 and 2017, the convertible debt has an anti-dilutive impact on earnings per share and 193,633 and 275,004 weighted shares outstanding have been excluded in the diluted earnings per share calculation, respectively.
13.   Commitments and Contingencies
Lease Commitments
The Company leases its facilities under various operating leases expiring through 2028. The Company also leases automobiles under various operating leases expiring through 2020.
During the year ended December 31, 2018, the Company entered into an operating lease with Global Wells. The lease term is for 10 years beginning December 1, 2018 and calls for monthly lease payments of $196,000. Upon entering into the operating lease agreement with the Company on March 23, 2018, it was determined that the Company holds current and potential rights that give it the power to direct activities of Global Wells that most significantly impact Global Wells’ economic performance, receive significant benefits, or the obligation to absorb potentially significant losses, resulting in the Company having a controlling financial interest in Global Wells. As a result, the Company was deemed to be the primary beneficiary of Global Wells and has consolidated Global Wells under the risk and reward model of ASC Topic 810, for the period from March 23, 2018 through December 31, 2018. As such, the lease income relating to this operating lease agreement is eliminated upon consolidation.
At December 31, 2018, approximate future minimum lease obligations are:
Amount
2019	$4,338,000
2020	3,329,000
2021	2,854,000
2022	2,942,000
2023	2,931,000
Thereafter	14,475,000
$30,869,000

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Rent expense for the years ended December 31, 2018 and 2017 are approximately $3,222,000 and $3,099,000, respectively.
Contingencies
The Company is involved from time to time in certain legal actions and claims arising in the ordinary course of business. Management believes that the outcome of such litigation and claims, should they arise in the future, is not likely to have a material effect on the Company’s financial position or results of operations.
14.   Related Party Transactions
As of December 31, 2017, the Company has receivables from stockholders totaling of  $1,084,000. There was no receivable from stockholders as of December 31, 2018. The receivable did not bear interest and was collectible on demand. In assessing whether the amounts should be reflected as an asset or as a reduction to stockholders’ equity, the Company considers whether the stockholders have the intent and ability to repay such advances. Amounts the Company is not expecting to be repaid is recorded as a reduction to stockholders’ equity, which amounted to $784,000 as of December 31, 2017. The remaining amount for which the Company determined the stockholders has the intent and ability to repay within the next twelve months is reflected as due from stockholders in current assets in the accompanying consolidated balance sheets, and amounted to $300,000 as of December 31, 2017. This balance was repaid in December 2018.
As of December 31, 2018, amounts receivable includes $381,000 due from Lollicup Franchising and its four operating stores. Lollicup Franchising is determined to be a related party by virtue of common control. As of December 31, 2017, amounts receivable includes $117,000 due from this related party. Sales during the years ended December 31, 2018 and 2017 to this related party were $226,000 and $242,000, respectively. The Company has incurred incentive program expenses of  $166,000 and $120,000 for the years ended December 31, 2018 and 2017, respectively.
The Company has accounts payable due to Karat Global and its affiliate, Karat International, of $3,393,000 and $5,844,000 as of December 31, 2018 and 2017, respectively. Purchases during the years ended December 31, 2018 and 2017 from this related party were $21,956,000 and $27,669,000, respectively. The related party is a company owned by a family member of one of the Company’s stockholders.
As of December 31, 2017, the Company has an outstanding $2,150,000 and $350,000 convertible note with a 5% annual interest and with maturity dates of June 1, 2018 and June 1, 2019, respectively, issued to Karat Global Ltd. (Note 10). Interest expense recognized for the years ended December 31, 2018 and 2017 related to the convertible notes issued to Karat Global Ltd. was $94,000 and $125,000, respectively.
15.   Employee Benefits
The Company maintains a 401(k) plan for employees who meet specific requirements. The Company matches up to 100% of the employees’ contributions, limited to 4% of each employee’s salary. The Company’s portion of the contributions is expensed as incurred with a total expense of  $230,000 and $149,000 for the years ended December 31, 2018 and 2017, respectively.
16.   Income Taxes
For the year ended December 31, 2017, the Company elected to be taxed under the provisions of sub-Chapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. The Company is subject to income tax in the State of California and incurs a liability for California income tax. Under California law, the Company is subject to a 1.5 percent tax on its net income, or $96,000 for the year ended December 31, 2017. Effective January 1, 2018, the Company elected to convert from S-Corporation to a C-Corporation.

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The provision for income taxes for the year ended December 31, 2018 consisted of:
Current
Federal	$—
State	13,000
13,000
Deferred
Federal	1,502,000
State	156,000
1,658,000
Provision for income taxes	$1,671,000
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.
The Company’s deferred tax assets (liabilities), calculated using effective tax rates is as follows:
December 31, 2018
Deferred tax assets:
Reserves	$105,000
Accruals & Deferred Expenses	82,000
State Taxes	29,000
Inventories	329,000
R&D Credit	37,000
Net Operating Loss	333,000
Total deferred tax assets	915,000
Deferred tax liabilities:
Fixed Assets – Depreciation	(2,573,000)
Net deferred tax liability	$(1,658,000)
Reconciliation of income taxes are as follows from statutory rate of 21% to the effective tax rate:
Year ended December 31, 2018
Income tax computed at the federal statutory rate	$324,000
State taxes, net of federal tax benefits	96,000
Deferred tax effect due to conversion to C-Corporation	1,153,000
Noncontrolling Interest – Income not subject to tax	31,000
Permanent Items	81,000
R&D Credit	(37,000)
Other	23,000
Provision for income taxes	$1,671,000

Karat Packaging Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The Company may be audited by the Internal Revenue Service and various state tax authorities. Disputes may arise with these tax authorities involving issues of the timing and amount of deductions and allocations of income and expenses among various tax jurisdictions because of differing interpretations of tax laws and regulations. The Company evaluates its exposures associated with the tax filing positions and, while it believes its positions comply with applicable laws, may record liabilities based upon estimates of the ultimate outcome of these matters and the guidance provided in ASC 740.
The Company remains subject to IRS examination for the 2015 through 2018 tax years. The Company files multiple state and local income tax returns and remains subject to examination in various of these jurisdictions, including California for the 2014 through 2018 tax years, South Carolina for the 2015 through 2018 tax years, and Texas for the 2016 through 2018 tax years.
The Company accounts for uncertainties in income tax in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This accounting standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2018 and 2017, the Company does not have any unrecognized tax benefits.
At December 31, 2018, the Company had federal and state net operating loss carryforwards of approximately $1.3 million and $0.9 million, respectively. The Company had no net operating loss carryforwards at December 31, 2017 as the Company elected to be taxed under the provisions of sub-Chapter S of the Internal Revenue Code. The Company’s federal operating loss carryforwards generated in 2018 does not expire. In 2019, the Company anticipates to utilize a majority of the federal net operating loss carryforwards and all of the state net operating loss carryforwards.
17.   Subsequent Events
The Company evaluates subsequent events in accordance with ASC 855, Subsequent Events. The Company has evaluated subsequent events through April 30, 2019, the date on which the financial statements were available to be issued.
In February 2019, the Company’s Board of Directors adopted the Karat Packaging Inc. Stock Incentive Plan (“the Plan”). A total of 2,000,000 shares of common stock has been authorized and reserved for issuance under the Plan in the form of incentive or nonqualified stock options and stock awards. Subsequent to adopting the Plan, the Board granted 267,000 restrict stock units to 24 employees with a grant date fair value of  $10 per share. On the same date, the Board also granted stock options to purchase 15,000 shares of the Company’s common stock at an exercise price of  $10 per share under the Plan to 3 independent directors of the Company.

5,000,000 Shares
Common Stock
Karat Packaging Inc.

Sole Book-Running Manager
National Securities Corporation
Lead-Manager
Loop Capital Markets LLC

           , 2019

Part II
Information not required in prospectus
Item 13.
Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, and The Nasdaq Global Market listing application fees.
Amount to be Paid
SEC registration fee	$6,060
FINRA filing fee	8,000
The Nasdaq Global Market listing application fees	175,000
Printing and engraving expenses	30,000
Legal fees and expenses	780,000
Accounting fees and expenses	485,000
Transfer agent and registrar fees and expenses	30,000
Miscellaneous fees and expenses	50,000
Total	1,564,060

*
To be completed by amendment

Item 14.
Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company’s certificate of incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, its bylaws require the Company to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or, while a director or officer of the Company, serves or served at any other enterprise as a director, officer, employee or agent at the Company’s request, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred in connection with any such action or proceeding. The Company is not required to advance expenses incurred by its directors and officers in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by the Company’s certification of incorporation and bylaws are not exclusive.
Our policy is to enter into agreements with our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party to or participant in by reason of the fact that such person is or was a director, officer, employee, agent or fiduciary of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
The Company maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.
In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Company and the Company’s officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.
Item 15.
Recent Sales of Unregistered Securities.

In September 2018, we incorporated Karat Packaging Inc. in Delaware, and the Company, Lollicup, and Messrs. Yu and Cheng and the other shareholders of Lollicup (together, the “Lollicup Shareholders”) entered into a share exchange agreement and plan of reorganization whereby the Lollicup Shareholders exchanged their shares of common stock in Lollicup for an equal number of shares of common stock of the Company, resulting in Lollicup becoming a wholly-owned subsidiary of the Company.
From October 31, 2018 through November 14, 2018, we sold to 11 investors an aggregate of 190,000 shares of our common stock for total cash consideration of  $1,900,000.
No underwriters were used in connection with any of the foregoing transactions. Except as otherwise noted, these issuances were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including in some cases, Regulation D and Rule 506 promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to offer or sell, in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.
Item 16.
Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference to exhibits previously filed with the SEC.
Exhibit No.		Description
1	.1***	Form of Underwriting Agreement
3	.1*	Certificate of Incorporation of Karat Packaging Inc.
3	.2*	Bylaws of Karat Packaging Inc.
4	.1*	Form of Common Stock Certificate

Exhibit No.		Description
5	.1**	Opinion of Akerman LLP
10	.1*+	Karat Packaging Inc. 2019 Stock Incentive Plan
10	.2*+	Form of Restricted Stock Unit Award Agreement Pursuant to the Karat Packaging Inc. 2019 Stock Incentive Plan
10	.3*+	Form of Karat Packaging Inc. 2019 Stock Incentive Plan Stock Option Agreement
10	.4*	Amended and Restated Lease Agreement, by and between the Company and Global Wells Investment Group LLC
10	.5*	Standard Industrial/Commercial Single-Tenant Lease-Gross, dated February 6, 2013, by and between First Industrial, LP, a Delaware limited partnership and Lollicup USA Inc.
10	.6*	First Amendment to Standard Industrial/Commercial Single-Tenant Lease-Gross, dated November 14, 2018, by and between First Industrial, LP, a Delaware limited partnership and Lollicup USA Inc.
10	.7*	Share Exchange Agreement and Plan of Reorganization, dated as of September 27, 2018, entered into by the Company, Lollicup USA Inc., and each of Alan Yu, Marvin Cheng, Karat
Global Group, LTD. (now known as Keary Global Group, LTD.) and Plutus Investment
Holding Company
10	.8*+	Services Agreement, by and between the Company and PJ Tech LLP, effective as of June 15, 2018
10	.9*+	Amendment to Services Agreement, by and between the Company and PJ Tech LLP, effective as of January 1, 2019
10	.10*+	Contract Chief Financial Officer Agreement, by and between the Company and PJ Tech LLP, dated as of July 1, 2019
10	.11*	Assignment and Assumption of Grants, by and between Lollicup USA Inc. and Global Wells Investment Group LLC effective as of July 1, 2018
10	.12*	Form of Indemnification Agreement
21	.1*	List of Subsidiaries
23	.1**	Consent of BDO USA, LLP, an independent registered public accounting firm
23	.2**	Consent of Akerman LLP (to be included in Exhibit 5.1)
24	.1*	Power of Attorney (included in signature page to this registration statement)

*
Previously filed

**
Filed herewith

***
To be filed by amendment.

+
Indicates management compensatory agreement

Item 17.
Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)
The undersigned Registrant hereby undertakes that it will:

(1)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chino, State of California, on this 30th day of September, 2019.
KARAT PACKAGING INC.
By:
/s/ Alan Yu

Name: Alan Yu
Title:
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Alan Yu Alan Yu	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 30, 2019
/s/ Peter Lee Peter Lee	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2019
* Marvin Cheng	Vice President — Manufacturing, Secretary and Director	September 30, 2019
* Eve Yen	Director	September 30, 2019
* Paul Y. Chen	Director	September 30, 2019
* Eric Chen	Director	September 30, 2019
*By:	/s/ Alan Yu
Alan Yu Attorney-in-Fact